REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             USA TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                      7359
            (Primary Standard Industrial Classification Code Number)

                                   23-2679963
                     (I.R.S. Employer Identification Number)

                          100 Deerfield Lane, Suite 140
                           Malvern, Pennsylvania 19355
                                 (610) 989-0340
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                              George R. Jensen, Jr.
                             Chief Executive Officer
                             USA Technologies, Inc.
                          100 Deerfield Lane, Suite 140
                           Malvern, Pennsylvania 19355
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Douglas M. Lurio, Esquire
                            Lurio & Associates, P. C.
                               One Commerce Square
                         2005 Market Street, Suite 2340
                           Philadelphia, PA 19103-7015
                                 (215) 665-9300

                    (Approximate date of proposed sale to the
                public) From time to time after this Registration
                          Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


    Title of each                                         Proposed Maximum     Proposed Maximum
 class of Securities                                     Offering Price Per        Aggregate          Amount of
   to be Registered         Amount to be Registered          Unit (11)          Offering Price    Registration Fee
--------------------        -----------------------      ------------------    ----------------   ----------------
Common Stock, no par
value                         40,000,000 shares (1)               $.11               $4,400,000            $470.80
                              36,000,000 shares (2)               $.11               $3,960,000            $423.72
                               5,449,443 shares (3)               $.11                 $599,439             $64.14
                               5,449,443 shares (4)               $.11                 $599,439             $64.14
                               7,700,000 shares (5)               $.11                 $847,000             $90.63
                               7,700,000 shares (6)               $.11                 $847,000             $90.63
                               4,000,000 shares (7)               $.11                 $440,000             $47.08
                               7,142,858 shares (8)               $.16               $1,142,857            $122.29
                              15,507,890 shares (9)               $.16               $2,481,263            $265.50
                              17,550,000 shares(10)               $.18               $3,159,000            $338.01
                            -----------------------                            ----------------   ----------------
                 TOTAL       146,499,634 shares                                     $18,035,998      $1,976.94(12)
                            =======================                            ================   ================

(1) Represents shares issued to Wellington Management Company, LLP, as investment adviser for certain of its clients, pursuant to the December 13, 2005 Stock Purchase Agreement between Wellington and us.

(2) Represents shares issuable by us to Steve Illes under the Common Stock Purchase Agreement between Mr. Illes and us dated April 4, 2005.

(3) Represents 5,449,443 shares underlying senior notes issued as part of our 2005-G private placement.

(4) Represents 5,449,443 shares underlying warrants issued in exchange for purchase rights that had been issued as part of our 2005-G private placement.

(5) Represents 7,700,000 shares underlying senior notes issued as part of our 2006-A private placement.

(6) Represents 7,700,000 shares underlying warrants issued in exchange for purchase rights that had been issued as part of our 2006-A private placement.

(7) Represents 4,000,000 shares issued to Rationalwave On Shore Equity Fund, L.P., pursuant to the January 9, 2006 Stock Purchase Agreement between Rationalwave and us.

(8) This registration statement amends our registration statement on Form S-1, Commission File No. 333-101032, and pursuant to Rule 429 of the Securities Act of 1933, as amended, carries forward 7,142,858 shares issuable to Kazi Management upon exercise of warrants.

(9) This registration statement amends our registration statement on Form S-1, Commission File No. 333-122899, and pursuant to Rule 429 of the Securities Act of 1933, as amended, carries forward 15,507,890 shares issuable upon the conversion of our 2004-B convertible senior notes.

(10) This registration statement amends our registration statement on Form S-1, Commission File No. 333-124078, and pursuant to Rule 429 of the Securities Act of 1933, as amended, carries forward 17,550,000 shares issuable upon the conversion of our 2005-C convertible senior notes.

(11) Pursuant to Rule 457c, the registration fee has been calculated at the average of the bid and ask price within 5 days prior to the date of the filing of the registration statement.

(12) $1,251.14 of the filing fee is being paid at the time of filing of this registration statement. $725.80 of the filing fee was previously paid in connection with and at the time of the filing of the original registration statements relating to the shares which are being carried forward pursuant to Rule 429 of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission ("SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                             USA TECHNOLOGIES, INC.
                       146,499,634 shares of Common Stock

                                  THE OFFERING

The resale of up to 146,499,634 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of the shares by the selling shareholders. However, we will receive proceeds from the sale of shares issuable upon the sale of shares to Steve Illes under the Common Stock Purchase Agreement dated April 4, 2005, and from the sale of shares issuable upon the exercise of warrants by the selling shareholders. Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol "USTT." The closing bid price for the common stock on January 9, 2006, was $.11 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. Please refer to Risk Factors beginning on Page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2006.

                                TABLE OF CONTENTS

                                    Contents                                            Page
--------------------------------------------------------------------------------- ----------
1.     Prospectus Summary ................................................................6
2.     Forward Looking Statements ....................................................... 7
3.     Risk Factors ......................................................................8
4.     Use of Proceeds ..................................................................14
5.     Selected Financial Data ..........................................................15
6.     Quarterly Financial Data .........................................................16
7.     Quantitative and Qualitative Disclosures About Market Risk Managements ...........17
8.     Discussion And Analysis of Financial Condition And Results of Operations .........17
9.     Business..........................................................................33
10.    Management........................................................................48
11.    Principal Shareholders ...........................................................55
12.    Certain Transactions .............................................................59
13.    Selling Shareholders .............................................................60
14.    Market for Common Stock ..........................................................67
15.    Plan of Distribution .............................................................71
16.    Description of Securities ........................................................72
17.    Legal Matters ....................................................................77
18.    Experts ..........................................................................77
19.    Where You Can Find Additional Information ........................................77
20.    Financial Statements .............................................................F-1

                               PROSPECTUS SUMMARY

OUR COMPANY

USA Technologies, Inc. (the "Company", "We" and "Our") was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services. As a result of the acquisition of the assets of Bayview Technology Group, LLC ("Bayview") in July 2003, our Company also manufactures and sells energy management products which reduce the power consumption of various equipment, such as refrigerated vending machines and glass front coolers, thus reducing the energy costs associated with operating this equipment.

OUR BUSINESS

Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, personal computers, copiers, faxes, kiosks and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers alternative cashless payment options.

OUR MARKET

Our customers fall into the following categories; vending machine owners and/or operators, business center operators which include hotels and audio visual companies, commercial laundry operators servicing colleges and universities, brand marketers wishing to provide their products or services via kiosks or vending machines and equipment manufacturers such as consumer electronics, appliances, building control systems, factory equipment and computer peripherals that would like to incorporate the technological features of our networked devices (i.e. remote monitoring, reporting and control as well as cashless payments) into their products. Customers for our energy management products also include energy utility companies and operators of glass front coolers.

RESEARCH AND DEVELOPMENT COSTS

Research and development expenses, which are included in general and administrative and compensation expense in the Consolidated Statements of Operations, were approximately $1,364,000, $688,000, and $1,505,000 for the years ended June 30, 2005, 2004 and 2003, respectively, and $220,000 for the three months ended September 30, 2005.

ABOUT OUR OFFERING

Our selling shareholders are, as of the date of this prospectus, as follows:

*     the holders of 44,000,000 shares;

* holders of senior notes which, if converted, would represent 46,207,333 shares;

* holders of unexercised warrants which, if exercised, would represent 20,293,301 shares (based upon the price of our shares of $.11 on January 9, 2006, 7,142,858 of these warrants are in the money); and

* up to 36,000,000 shares that Steve Illes has agreed to purchase under the Common Stock Purchase Agreement dated April 4, 2005.

Based upon the shares outstanding as of January 9, 2006 of 500,162,015, if all of the senior notes are converted, all of the warrants are exercised and Mr. Illes purchases all of the shares covered by this prospectus, we would have 602,662,649 shares outstanding.

The shares covered by this prospectus would be offered by our selling shareholders at the market price at the time of resale. Our selling shareholders may also sell their shares to other investors in a transaction not on the open market. There is no requirement that our selling shareholders sell their shares pursuant to this prospectus.

We will not receive any of the proceeds raised by the offering. We would receive proceeds from the exercise of the warrants by the selling shareholders and by the purchase by Mr. Illes of the shares referred to above.

                           FORWARD LOOKING STATEMENTS

This prospectus contains certain forward looking statements regarding, among other things, the anticipated financial and operating results of the Company. For this purpose, forward looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, "believes," "expects," "anticipates," or similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause the Company's actual results to differ materially from those projected, include, for example (i) the ability of the Company to generate sufficient sales to generate operating profits, or to sell products at a profit, (ii) the ability of the Company to raise funds in the future through sales of securities, (iii) whether the Company is able to enter into binding agreements with third parties to assist in product or network development, (iv) the ability of the Company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof, (v) the ability of the Company to compete with its competitors to obtain market share, (vi) the ability of the Company to obtain sufficient funds through operations or otherwise to repay its debt obligations including but not limited to Senior Notes, or to fund development and marketing of its products; (vii) the ability of the Company to obtain approval of its pending patent applications, (viii) the ability of the Company to satisfy its trade obligations included in accounts payable and accrued liabilities, and (ix) the ability of the Company to predict or estimate its future quarterly or annual revenues given the developing and unpredictable market for its products and the lack of established revenues. Although the Company believes that the forward looking statements contained herein are reasonable, it can give no assurance that the Company's expectations will be met.

                                  RISK FACTORS

An investment in our common stock is very risky. You should be aware that you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully consider the following risk factors and the other information contained in this prospectus.

1. We have a history of losses since inception and if we continue to incur losses the price of our shares can be expected to fall.

We have experienced losses since inception. We expect to continue to incur losses for the foreseeable future as we expend substantial resources on sales, marketing, and research and development of our products. From our inception through September 30, 2005, our cumulative losses are approximately $116 million. For our fiscal years ended June 30, 2003, 2004 and 2005, and the three-month period ended September 30, 2005, we have incurred net losses of $21,965,499, $21,426,178, $15,499,190, and $3,196,872, respectively. If we continue to incur losses, the price of our common stock can be expected to fall.

2. Our existence is dependent on our ability to raise capital that may not be available.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. There can be no assurances that we will be able to continue to sell additional securities. We expect to raise funds in the future through sales of our debt or equity securities until such time, if ever, as we are able to operate profitably. There can be no assurance given that we will be able to obtain funds in such manner or on terms that are beneficial to us. For the six months ended June 30, 2005, cash used in operating activities was approximately $927,000 per month. Using the second half of the prior fiscal year as a basis for estimating cash requirements for the year ending June 30, 2006 (which assumes a static level of revenues), cash requirements for the fiscal year 2006, including requirements for capital expenditures and repayments of long-term debt, would be approximately $12,600,000. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

3. We received an opinion from our auditor which raises substantial doubt about our ability to continue as a going concern.

Our auditors, Goldstein Golub Kessler LLP, have included an explanatory paragraph in their report on our June 30, 2005 consolidated financial statements indicating that as of June 30, 2005, there is substantial doubt about our ability to continue as a going concern. We will require additional funds in the future, and there can be no assurance that any independent auditors` report on our future financial statements will not include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers, suppliers and potential investors, and therefore could have a material adverse effect on our business, financial condition and results of operations.

4. We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

o     they have specialized knowledge about our company and operations;

o     they have specialized skills that are important to our operations; or

o     they would be particularly difficult to replace.

We have entered into an employment agreement with Mr. Jensen that expires in June 30, 2007. We have also entered into employment agreements with other executive officers, each of which contain non-compete agreements. We have obtained a key man life insurance policy in the amount of $2,000,000 on Mr. Jensen, a key man life insurance policy in the amount of $1,000,000 on our President, Stephen P. Herbert, and a key man life insurance policy in the amount of $1,000,000 on our Vice-President-Research and Development, Haven Brock Kolls, Jr.

We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers. As a result, we are exposed to the costs associated with the death of these key employees.

5. USA's dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

A successful challenge to our ownership of our technology could materially damage our business prospects. Our technology may infringe upon the proprietary rights of others. Our success is dependent in part on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

Through January 9, 2006, we have 25 pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so. In addition, there can be no assurance that we will maintain or prosecute these applications. The United States Government and other countries have granted us 61 patents as of January 9, 2006. There can be no assurance that:

o     any of the remaining patent applications will be granted to us;

o we will develop additional products that are patentable or do not infringe the patents of others;

o any patents issued to us will provide us with any competitive advantages or adequate protection for our products;

o any patents issued to us will not be challenged, invalidated or circumvented by others; or

o     any of our products would not infringe the patents of others.

If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

6. Competition from others with greater resources could prevent USA from increasing revenue and achieving profitability.

Competition from other companies that are well established and have substantially greater resources may reduce our profitability. Many of our competitors have established reputations for success in the development, sale and service of high quality products. We face competition from the following groups:

o companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products;

o companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with USA; and

o businesses which provide access to the Internet and personal computers to hotel guests. Although these services are not credit card activated, such services would compete with USA's Business Express(R).

Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base. To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

7. The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business and delay achievement of our business plan.

We depend on arrangements with third parties for a variety of component parts used in our products. We have contracted with Masterwork Electronics to assist us to develop and manufacture our e-Port(R) products and with various sources to manufacture our energy miser products. For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time. See "Business-Procurement". We have contracted with IBM to host our network in a secure, 24/7 environment to ensure reliability of our network services. If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained. If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

8. We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

The holders of our common stock and series A preferred stock are entitled to receive dividends when, and if, declared by our board of directors. Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends on the common stock or series A preferred stock and there can be no assurance that cash dividends will ever be paid on the common stock.

In addition, our articles of incorporation prohibit the declaration of any dividends on the Common Stock unless and until all unpaid and accumulated dividends on the Series A preferred stock have been declared and paid. Through January 9, 2006, the unpaid and cumulative dividends on the series A preferred stock equal $7,836,030. The unpaid and cumulative dividends on the series A preferred stock are convertible into shares of common stock at the rate of $10.00 per share at the option of the shareholder. Through January 9, 2006, $2,701,764 of unpaid and cumulative dividends on the Series A Preferred Stock were converted into 290,253 shares of common stock. See "Description of Securities-Series A Convertible Preferred Stock."

9. We may fail to gain widespread market acceptance of our products and not generate sufficient revenues or profit margins to become successful.

There can be no assurance that demand for our products will be sufficient to enable us to become profitable. Likewise, no assurance can be given that we will be able to install the TransActs and e-Ports at enough locations or sell equipment utilizing our network or our energy management products to enough locations to achieve significant revenues or that our operations can be conducted profitably. Alternatively, the locations which would utilize the network may not be successful locations and our revenues would be adversely affected. We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitor's locations. In addition, there can be no assurance that our products could evolve or be improved to meet the future needs of the market place.

10. The lack of an established trading market may make it difficult to transfer our stock and you may not be able to sell your shares on our trading market.

Our Common Stock is traded on the OTC Bulletin Board. Although there is limited trading in the Common Stock, there is no established trading market. Until there is an established trading market, holders of the common stock may find it difficult to dispose of, or to obtain accurate quotations for the price of the common stock. See "Description of Securities - Shares Eligible For Future Sale" and "Market For Common Stock."

11. There are rules governing low-priced stocks that may make it more difficult for you to resell your shares.

Our common stock is currently considered a "penny stock" under federal securities laws since its market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to certain investors.

Broker-dealers who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to:

- make a suitability determination prior to selling penny stock to the purchaser;

-     receive the purchaser's written consent to the transaction; and

-     provide certain written disclosures to the purchaser.

These rules may affect the ability of broker-dealers to make a market in or trade our shares. This, in turn, may affect your ability to resell those shares in the public market.

12. The substantial market overhang of our shares and registered resales under this prospectus will tend to depress the market price of our shares.

The substantial number of our shares currently eligible for sale in the open market will tend to depress the market price of our shares. See "Description of Securities-Shares Eligible for Future Sale" and "Market for Securities". As of January 9, 2006, these shares consisted of the following:

-     500,162,015 shares of Common Stock

-     521,642 shares of Preferred Stock

- 783,604 shares issuable upon conversion of the accrued and unpaid dividends on the Series A Preferred Stock

-     23,958,104 shares underlying Common Stock options and warrants

-     80,053,551 shares underlying our Convertible Senior Notes

-     36,000,102 shares issuable under our agreement with Steve Illes; and

-     38,693 shares issuable under our 2004-B Stock Compensation Plan.

13. Sales of shares eligible for future sale from exercise of warrants and options could depress the market price of our common stock.

As of January 9, 2006, we had issued and outstanding options to purchase 2,009,972 shares of our common stock and warrants to purchase 21,948,132 shares. The shares underlying all of these options and warrants have been registered and may be freely sold upon issuance. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

14. We are obligated to make substantial principal and interest payments to the holders of the Senior Notes for which funds may not be available or would use our available working capital.

As of January 9, 2006, we had $320,000 of unsecured senior notes due on June 30, 2006, $1,683,500 of unsecured senior notes due on December 31, 2006, $1,078,827 of unsecured senior notes due on June 30, 2007, $2,975,016 of unsecured senior notes due on December 31, 2007, $2,465,596 of unsecured senior notes due on December 31, 2008, $1,520,000 of unsecured senior notes due on December 31, 2009, and $2,012,000 of unsecured senior notes due on December 31, 2010. These notes accrue cash interest at the rate of twelve percent (12%) per year with the exception of the notes due June 30, 2007, December 31, 2010 and $544,945 of the December 31, 2008 notes, which accrue cash interest at the rate of ten percent (10%) per year. We are required to make quarterly interest payments totaling approximately $344,000 or $1,376,000 each year.

Until the Senior Notes have been paid by us, they will be reflected as a liability on our financial statements, net of the related unamortized discount and other issuance costs.

Our ability to satisfy the debt obligations is dependent on our future performance, the success of our product lines and on our ability to raise capital. Our performance is also subject to financial, business and market factors affecting our business and operations.

We anticipate that the Senior Notes will either be converted into Common Stock or be paid from cash generated from operations, as well as proceeds from securities offerings. However, there can be no assurance that we will meet our obligations to pay quarterly interest on or the principal amount of the senior notes at maturity. The payment of the interest and principal on these notes would utilize our available working capital which would not be available for other purposes.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sales of our Common Stock by the selling shareholders. The selling shareholders entitled to receive the net proceeds from any sales of our common stock begins on page 60 of this prospectus. We will, however, receive proceeds from the exercise of any warrants by the selling shareholders and the purchase by Mr. Illes of shares under the Common Stock Purchase Agreement dated April 4, 2005.

As of the date of this prospectus, we would receive $2,629,890 of proceeds from the exercise of all of the warrants at the stated exercise price of $.20 per share (none of which are in the money as of the date of this prospectus) and $500,000 of proceeds from the exercise of all of the warrants at the stated exercise price of $.07 per share (all of which are in the money as of the date of this prospectus).

Based upon the price of our shares as of January 9, 2006, we would receive $3,600,000 of proceeds from the purchase by Steve Illes of all 36,000,000 shares issuable to him under his agreement with us at $.10 per share. If our share price would be in excess of $.33, when purchases were made by Mr. Illes we would receive $10,800,000 of proceeds from the purchase by Mr. Illes of 36,000,000 shares issuable to him at $.30 per share.

                             SELECTED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2005 are derived from the audited consolidated financial statements of USA Technologies, Inc. The financial data for the three months ended September 30, 2005 and 2004 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which USA Technologies, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2006. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information.

                                                                             Year ended June 30

                                                 2005            2004            2003            2002            2001
                                             ------------    ------------    ------------    ------------    ------------
OPERATIONS DATA

Revenues                                     $  4,677,989    $  5,632,815    $  2,853,068    $  1,682,701    $  1,451,002

Loss before cumulative effect of
  accounting change                          $(15,499,190)   $(21,426,178)   $(21,965,499)   $(17,314,807)   $(10,135,244)

Cumulative effect of accounting change                 --              --              --        (821,000)             --

                                             ------------    ------------    ------------    ------------    ------------
Net loss                                      (15,499,190)    (21,426,178)    (21,965,499)    (17,314,807)    (10,956,244)
Cumulative preferred dividends                   (784,113)       (786,513)       (793,586)       (822,561)       (836,541)
                                             ------------    ------------    ------------    ------------    ------------
Loss applicable to common shares             $(16,283,303)   $(22,212,691)   $(22,759,085)   $(18,137,368)   $(11,792,785)
                                             ============    ============    ============    ============    ============

Loss per common share (basic and diluted)
  Loss before cumulative effect of
    accounting change                        $      (0.04)   $      (0.08)   $      (0.20)   $      (0.50)   $      (0.65)

  Cumulative effect of accounting change               --              --              --           (0.05)             --
                                             ------------    ------------    ------------    ------------    ------------
  Net loss                                   $      (0.04)   $      (0.08)   $      (0.20)   $      (0.50)   $      (0.70)
                                             ============    ============    ============    ============    ============

Cash dividends per common share              $         --    $         --    $         --    $         --    $         --

BALANCE SHEET DATA

Total assets                                 $ 23,391,765    $ 25,880,577    $ 17,892,681    $ 17,056,773    $  6,180,061
Convertible Senior Notes and other
  long-term debt                             $  7,984,493    $  6,630,405    $  8,033,083    $  7,117,453    $  4,289,858

Shareholders' equity (accumulated deficit)   $  9,309,185    $ 14,108,662    $  3,692,083    $  3,395,892    $ (2,400,897)


                                                  Three months ended
                                                     September 31
                                                 2005            2004
                                             ------------    ------------
OPERATIONS DATA

Revenues                                     $  1,363,886    $  1,032,578
Loss before cumulative effect of
  accounting change                          $ (3,196,872)   $ (3,640,637)
Cumulative effect of accounting change                 --              --
                                             ------------    ------------
Net loss                                       (3,196,872)     (3,640,637)
Cumulative preferred dividends                   (392,057)       (392,057)
                                             ------------    ------------
Loss applicable to common shares             $ (3,588,929)   $ (4,032,694)
                                             ============    ============
Loss per common share (basic and diluted)
  Loss before cumulative effect of
    accounting change                        $      (0.01)   $      (0.01)
  Cumulative effect of accounting
    change                                             --              --
                                             ------------    ------------
  Net loss                                   $      (0.01)   $      (0.01)
                                             ============    ============
Cash dividends per common share              $         --    $         --

BALANCE SHEET DATA
Total assets                                 $ 21,767,388    $ 22,936,222
Convertible Senior Notes and other
  long-term debt                             $  8,156,240    $  6,936,958

Shareholders' equity (accumulated deficit)   $  8,119,225    $ 11,086,917

(a) The cumulative effect of an accounting change in fiscal year 2001 reflects a catch up adjustment as required by EITF Issue 00-27, Application of EITF Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments" in connection with $4.6 million of Convertible Senior Notes issued by the Company in 1999.

(b) During fiscal year 2001 the Company recorded an $863,000 loss on a exchange of debt which was originally reported as an extraordinary loss. In accordance with the provisions of SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 62, Amendment of SFAS No. 13, and Technical Corrections," such loss was reclassified to a loss from continuing operations.

(c) In May 2002 the Company acquired Stitch Networks Corporation. In July 2003 the Company acquired substantially all the assets of Bayview Technology Group, LLC. Both acquisitions have been accounted for using the purchase method and, accordingly, are included in the Company's results of operations from their respective dates of acquisition.

                            QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended June 30, 2005 and 2004 and the three months ended September 30, 2005 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information and the Company's quarterly reports on Form 10-QSB for the fiscal years 2004 and 2003 and Form 10-Q for the fiscal year 2005.

                                                First          Second          Third          Fourth
                                               Quarter        Quarter         Quarter         Quarter          Year
                                            ------------    ------------    ------------    ------------    ------------
YEAR ENDED JUNE 30, 2005

Revenues                                    $  1,032,578    $  1,135,449    $  1,122,330    $  1,387,632    $  4,677,989

Gross profit                                $    130,534    $    342,705    $    566,720    $    159,357    $  1,119,316

Net loss                                    $ (3,640,637)   $ (3,805,004)   $ (3,702,049)   $ (4,351,500)   $(15,499,190)

Cumulative preferred dividends              $   (392,057)   $         --    $   (392,056)   $         --    $   (784,113)

Loss applicable to common shares            $ (4,032,694)   $ (3,805,004)   $ (4,094,105)   $ (4,351,500)   $(16,283,303)

Loss per common share (basic and diluted)   $      (0.01)   $      (0.01)   $      (0.01)   $      (0.01)   $      (0.04)


YEAR ENDED JUNE 30, 2004

Revenues                                    $  1,680,608    $  1,914,586    $  1,352,689    $    684,932    $  5,632,815

Gross profit                                $    598,445    $    831,167    $    281,747    $   (408,236)   $  1,303,123

Net loss                                    $ (9,303,084)   $ (3,737,624)   $ (3,383,570)   $ (5,001,900)   $(21,426,178)

Cumulative preferred dividends              $   (393,369)   $         --    $   (393,144)   $         --    $   (786,513)

Loss applicable to common shares            $ (9,696,453)   $ (3,737,624)   $ (3,776,714)   $ (5,001,900)   $(22,212,691)

Loss per common share (basic and diluted)   $      (0.04)   $      (0.01)   $      (0.01)   $      (0.02)   $      (0.08)


THREE MONTHS ENDED SEPTEMBER 30, 2005

Revenues                                    $  1,363,886

Gross profit                                $    314,927

Net loss                                    $ (3,196,872)

Cumulative preferred dividends              $   (392,057)

Loss applicable to common shares            $ (3,588,929)

Loss per common share (basic and diluted)   $      (0.01)

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's exposure to market risks for interest rate changes is not significant. Interest rates on its Senior Notes and long-term debt are generally fixed and its investments in cash equivalents and other securities are not significant. Market risks related to fluctuations of foreign currencies are not significant and the Company has no derivative instruments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

GENERAL

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe the policies and estimates related to revenue recognition, software development costs, impairment of long-lived assets, goodwill and intangible assets, and investments represent our critical accounting policies and estimates. Future results may differ from our estimates under different assumptions or conditions.

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment. Transaction processing revenue is recognized upon the usage of the Company's cashless payment and control network. License fees for access to the Company's devices and network services are recognized on a monthly basis. Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer. The Company estimates an allowance for product returns at the date of sale.

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", after technological feasibility of the software is established and through the product's availability for general release to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Amortization of software development costs commences when the product becomes available for general release to customers. Amortization of software development costs is calculated as the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product. The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.

During May 2000, the Company reached technological feasibility for the development of the multi-media e-Port(TM) product, a previous generation of our product with vending machine advertising capabilities, and related internal network and, accordingly, the Company commenced capitalization of software development costs related to this product and network. Costs capitalized through 2002 were $5.3 million, which included capitalized interest of approximately $493,000 pursuant to SFAS No. 34, "Capitalization of Interest Costs".

During the fourth quarter of fiscal year 2002, the multi-media e-Port(TM) client product and enhanced network became available for general release to the Company's customers. During this quarter, management performed an evaluation of the commercial success and preliminary market acceptance of the multi-media e-Port(TM) and enhanced network and as a result of this evaluation the Company determined that the estimated future revenues less costs to complete and dispose of the multi-media e-Port client product was zero. Therefore, the Company wrote down $2,663,000 of software development costs related to the multi-media e-Port client product. The unamortized balance of the software development costs after the impairment charge was amortized over an estimated useful life of two years and was fully amortized during the year ended June 30, 2004. Accumulated amortization was $5,326,186 at June 30, 2005 and June 30, 2004 and $4,327,526 at
June 30, 2003. Amortization expense was approximately $999,000 and $1,331,000 during the year ended June 30, 2004 and 2003, respectively. Such amortization is reflected in cost of sales in the accompanying consolidated statements of operations.

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144"), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value. In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell. During the fourth quarter of fiscal year 2003, the Company reviewed certain long-lived assets (vending machines) and determined that such assets were impaired. These vending machines were used and intended for use in connection with the Company's program with Kodak to sell disposable cameras and film pursuant to the Kodak Vending Placement Agreement. Management determined that it was more likely than not that these vending machines would be disposed of before the end of their previously estimated useful lives. The estimated undiscounted cash flows for this group of assets was less than the carrying value of the related assets. As a result, the Company recorded a charge of approximately $321,000 representing the difference between the fair value as determined from a quoted market price and the carrying value of the group of assets. Such amount is reflected in depreciation expense in the 2003 Consolidated Statement of Operations.

Effective December 31, 2003, the Kodak agreement was terminated (Note 14). As a result, the carrying value of the vending machines were further impaired and a charge of approximately $367,000 was recorded as a component of the gain on contract settlement in the June 30, 2004 Consolidated Statement of Operations to reflect these assets at their realizable value. The remaining value of these vending machines was then recorded as assets held for sale in the Consolidated Balance Sheets as of June 30, 2004. During the year ended June 30, 2005, the Company wrote off the remaining value of the vending machines that had not been sold during the year as a loss on contract settlement.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment. The Company tests goodwill for impairment using a two-step process. The first step screens for potential impairment, while the second step measures the amount of impairment. The Company uses a discounted cash flow analysis to complete the first step in this process. Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred. The Company has selected April 1 as its annual test date. The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2003, April 2004 and April 1, 2005.

Intangible assets include patents, trademarks and non-compete arrangements purchased in acquisitions. Amortization expense related to these intangible assets was $1,236,600, $1,208,668 and $292,000 during the years ended June 30, 2005, 2004, and 2003, respectively, and $309,150 during the three months ended September 30, 2005.

INVESTMENTS

The Company's accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available for sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity in other comprehensive income (loss). A judgmental aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings. Such evaluation is dependent on the specific facts and circumstances. Factors that are considered by the Company each quarter in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment. In evaluating the factors above for available-for-sale securities, management presumes a decline in value to be other-than-temporary if the quoted market price of the security is below the investment's cost basis for a period of six months or more. However, the presumption of an other-than-temporary decline in these instances may be overcome if there is persuasive evidence indicating that the decline is temporary in nature (e.g., strong operating performance of investee, historical volatility of investee, etc.).

During the year ended June 30, 2003, the Company issued 15,000,000 shares of its Common Stock ($2,850,000) for an investment in 1,870,091 shares in the Jubilee Investment Trust, PLC ("Jubilee"), a United Kingdom Investment Trust whose shares trade on the London Stock Exchange. The Company agreed not to sell the Jubilee shares for a period of 90 days from January 24, 2003 and to sell a maximum of 10% of the Jubilee shares during each month thereafter. Jubilee agreed not to sell the Company's shares of Common Stock for a period of two years from the date of issuance unless agreed to by the Company. As this investment declined in value below its cost basis for a period of six months or more as of June 30, 2003, the Company determined that the decline in the market value of this available for sale investment was "other than temporary" and, accordingly, the Company wrote down the investment to its fair value, realizing an impairment loss of $1,945,951 during fiscal year 2003.

During fiscal year 2004, the Company sold 1,669,091 of the Jubilee shares for net proceeds of $1,471,140 and realized a gain of $603,480, with the cost of the securities calculated by the specific identification method. An unrealized gain of $3,080, and $32,249 on the remaining shares held by the Company is reflected in shareholders' equity as accumulated other comprehensive income at June 30, 2005, and 2004, respectively. An unrealized loss of $5,852 on the remaining shares held by the Company is reflected in shareholders' equity as accumulated other comprehensive income at September 30, 2005. The 70,000 remaining shares are recorded at their fair value of $39,467, $68,636 and $30,535 at June 30, 2005 and 2004 and September 30, 2005, respectively.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2005

Revenues for the three months ended September 30, 2005 were $1,363,886 compared to $1,032,578 for the corresponding three-month period in the previous fiscal year. This $331,308 or 32% increase was primarily due to an increase in equipment sales of approximately $307,000 and license and transaction fees of approximately $24,000. The increase in equipment sales was due to an increase in sales of approximately $64,000 of energy conservation equipment, approximately $149,000 in laundry equipment, and approximately $135,000 in e-Port vending equipment sales, offset by a decrease of approximately $36,000 in sales of business centers.

Cost of sales for the period consisted of equipment costs of approximately $856,000 and network and transaction related costs of $193,000. The increase in cost of sales of $146,915 or 16% over the prior year period was due to an increase in equipment costs of approximately $414,000, offset by a decrease of approximately $267,000 of network and transaction related costs.

Gross profit for the three months ended September 30, 2005 was $314,927, compared to gross profit of $130,534 for the corresponding three-month period in the previous fiscal year. This 141% increase is due to the combined effect of the increase in energy, laundry and vending equipment sales and the decrease in network and transaction related costs.

General and administrative expense of $1,107,503 decreased by $334,675 or 23% primarily due to a reduction in consulting fees of approximately $250,000 and a reduction in public relations fees of approximately $56,000.

Compensation expense of $1,353,596 increased by $53,574 or 4% primarily due to an increase in salaries expense of approximately $40,000 due to an increase in the number of employees and annual salary increases.

The quarter ended September 30, 2005 resulted in a net loss of $3,196,872 (approximately $0.7 million of non-cash charges) compared to a net loss of $3,640,637 (approximately $0.8 million of non-cash charges) for the quarter ended September 30, 2004.

FISCAL YEAR ENDED JUNE 30, 2005

Revenues for the fiscal year ended June 30, 2005 were $4,677,989, a decrease of $954,826 or 17% from the fiscal year ended June 30, 2004. This decrease was primarily attributed to a decrease in sales of our energy management products. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales decreased to $3,535,064 from $4,349,566 in the prior fiscal year, a decrease of $814,502 or 19%. This decrease was primarily attributed to a decrease in sales of our energy management products of approximately $1 million. This was a result of approximately $686,000 in sales from three large customer orders in the current fiscal year as compared to approximately $1,691,000 in sales from five large customer orders during fiscal year 2004.

License and transaction fees: Revenues from license and transaction fees increased $165,274 or 17% from $977,651 to $1,142,925 for the fiscal years ended June 30, 2004 and 2005, respectively. This increase was primarily due to an increase in license and transaction fees from our Intelligent Vending products, which was offset by the decrease in revenues from the termination of the Kodak Vending Placement Agreement in the prior fiscal year.

Product sales and other: Revenues from product sales and other decreased to $0 from $305,598 in the prior fiscal year. This decrease was due to a decrease in camera and film sales from Company owned vending machines of approximately $105,000 as a result of the termination of the Kodak Vending Placement Agreement and a decrease of $200,000 relating to a one-time payment in the prior fiscal year related to the agreement with Unilever.

Cost of sales consisted of equipment, product and labor costs of approximately $2,431,000 and $2,503,000 for the fiscal years ended June 31, 2005 and 2004, respectively, a decrease of $72,000; software development amortization of approximately $0 and $999,000 for the fiscal years ended June 30, 2005 and 2004, respectively; and network and transaction related costs of $1,048,000 and $828,000 for the years ended June 30, 2005 and 2004, respectively, an increase of $220,000. The total decrease of $851,019 or 20% in cost of sales from $4,329,692 to $3,478,673 for the years ended June 30, 2004 and 2005, respectively, was principally attributable to the decrease in equipment sales and the lack of software development costs.

Gross profit for the fiscal year ended June 30, 2005 was $1,119,316, compared to $1,303,123 for fiscal year ended June 30, 2004. The decrease of $183,807 was due to a reduction in sales of our higher margin energy management products.

Total operating expenses for the fiscal year ended June 30, 2005 was $13,589,523, a decrease of $5,180,899 or 28% over the prior fiscal year. The components of operating expenses (General and administrative, Compensation, Depreciation and amortization and Loss on debt modification) and the causes of this decrease are explained in further detail, below:

General and administrative expenses decreased from $6,747,824 for the fiscal year ended June 30, 2004 to $6,429,458 for the fiscal year ended June 30, 2005, a decrease of $318,366 or 5%. The decrease is due to decrease in bad debt expense and consulting fees, which is partially offset by increases in public relations expenses.

Compensation expense decreased from $10,071,354 to $5,559,945 for the fiscal year ended June 30, 2004 and 2005, respectively, a $4,511,409 or 45% decrease over the prior fiscal year. This decrease is primarily due to the one-time issuance of 10,500,000 shares of Common Stock, valued at $4,620,000, to the Company's Chief Executive Officer in connection with the amendment of his employment agreement in the prior fiscal year. Additionally compensation expense increased by approximately $108,000 related to an increase in medical insurance costs.

Depreciation and amortization expense for the fiscal year ended June 30, 2005 was $1,600,120, compared to $1,632,330 for the prior fiscal year, a $32,210 or 2% decrease. This decrease was attributable to assets becoming fully depreciated during the fiscal year ended June 30, 2005.

During the prior fiscal year, the Company incurred a charge of $318,915 related to the modification of debt terms for certain 2003 and 2004 Senior Notes. This charge represents the unamortized debt discount that remained on the Senior Notes that were scheduled to mature in December 2003 and 2004, and whose terms were substantially modified when the note holders agreed to extend the maturity date of their notes in exchange for a reduction in the conversion rate on the note. There was no such comparable charge in the fiscal year ended June 30, 2005.

During the fiscal year ended June 30, 2004, the Company sold 1,669,091 shares of its investment in the Jubilee Investment Trust for net proceeds of $1,471,140, resulting in a gain of $603,480. There were no sales of such investments during the year ended June 30, 2005.

During the fiscal year ended June 30, 2004, a gain of $429,204 was recorded relating to the termination of the Kodak Vending Placement Agreement. This gain is comprised of the payment from Kodak of approximately $675,000 plus the cancellation of Stitch's obligation to the supplier of the vending machines of approximately $124,000 less a write down of the carrying value of vending machines of approximately $367,000 and a net write-off of amounts due to and from Kodak of $3,000. During the year ended June 30, 2005, the Company wrote off the remaining value of the vending machines that had not been sold during the year as a loss on contract settlement totaling $42,300.

Total interest expense decreased from $5,032,351 to $3,127,751 for the fiscal year ended June 30, 2004 and 2005, respectively, a decrease of $1,904,600 or 38%. The decrease is a result of a reduction in the number of conversions of the Senior Notes into shares of the Company's Common Stock by Senior Note Holders. In the prior fiscal year, these conversions resulted in additional interest expense due to the accelerated amortization of debt discount charged to interest expense at the time of the conversion of the Senior Notes.

The fiscal year ended June 30, 2005 resulted in a net loss of $15,499,190 (approximately $3.6 million of non-cash charges) compared to a net loss of $21,426,178 (approximately $10.9 million of non-cash charges) for the prior fiscal year.

FISCAL YEAR ENDED JUNE 30, 2004

Revenues for the fiscal year ended June 30, 2004 were $5,632,815, an increase of $2,779,747 or 97% from the fiscal year ended June 30, 2003. This increase was primarily attributed to sales of the Company's energy management equipment during the fiscal year ended June 30, 2004. Such revenues did not exist in fiscal year ended June 30, 2003 since the acquisition of Bayview occurred in July 2003. The increase was also due to increases in the sale of our networked devices and related services. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales increased to $4,349,566 from $1,034,427 in the prior fiscal year, an increase of $3,315,139 or 320%. This increase is mainly due to sales of approximately $3,025,000 of the Company's energy management equipment for the fiscal year ended June 30, 2004. As noted above, such revenues did not exist in the prior fiscal year. In addition, sales of the Company's cashless technology equipment, which includes e-Port, e-Suds and Kiosk systems, increased to $736,000, approximately $349,000 or 90% over the prior fiscal year. The increases in sales were offset by a decrease in Business Center equipment sales of approximately $59,000.

License and transaction fees: Revenues from license and transaction fees decreased $395,922 or 29% from $1,373,573 to $977,651 for the fiscal years ended June 30, 2003 and 2004, respectively. This decrease was primarily due to a decrease in fees earned from the Kodak Vending Placement Agreement of approximately $387,000, which resulted from the termination of the contract on December 31, 2003.

Product sales and other: Revenues from product sales and other decreased to $305,598 from $445,068, a decrease of $139,470 or 31% from the prior fiscal year. This decrease was due to a decrease in camera and film sales from Company owned vending machines of approximately $340,000 as a result of the termination of the Kodak Vending Placement Agreement. This decrease was offset by $200,000 of revenue relating to the Strategic Alliance Agreement executed in October 2003 between the Company and Conopco, Inc dba Unilever Home & Personal Care North America.

Cost of sales consisted of equipment, product and labor costs of approximately $2,503,000 and $1,085,000 for the fiscal years ended June 31, 2004 and 2003, respectively, an increase of $1,418,000; software development amortization of approximately $999,000 and $1,331,000 for the fiscal years ended June 30, 2004 and 2003, respectively, a decrease of $332,000; and network and transaction related costs of $828,000 and $555,000 for the years ended June 30, 2004 and 2003, respectively, an increase of $273,000. The total increase of $1,358,249 or 46% in cost of sales from $2,971,443 to $4,329,692 for the years ended June 30, 2003 and 2004, respectively, was principally attributable to the increase in equipment sales.

Gross profit for the fiscal year ended June 30, 2004 was $1,303,123, compared to a gross loss of $118,375 for fiscal year ended June 30, 2003. The increase of $1,421,498 was due to increases in hardware sales, particularly the addition of energy management equipment sales, which yield a higher profit margin and were not present in the prior fiscal year, as well as a decrease of approximately $332,000 related to the amortization of software development costs, which were fully amortized as of March 31, 2004.

Total operating expenses for the fiscal year ended June 30, 2004 was $18,770,423, an increase of $3,829,159 or 26% over the prior fiscal year. The components of operating expenses (General and administrative, Compensation, Depreciation and amortization and Loss on debt modification) and the causes of this increase are explained in further detail, below:

General and administrative expenses decreased from $7,194,684 for the fiscal year ended June 30, 2003 to $6,747,824 for the fiscal year ended June 30, 2004, a decrease of $446,860 or 6%. The decrease is due to decreases of $1,717,000 of professional fees, primarily related to business consulting, promotion and public relations and decreases of $134,000 in IT consulting fees, offset by increases in overall general and administrative expenses of approximately $1,184,000 related to the acquired energy management operations, as such expenses did not exist in the prior fiscal year, an increase of $118,000 in expenses related to the recruitment of executive personnel, and an increase of $164,000 in bad debt expense related to an increase in the allowance for uncollectible accounts as a result of the increase in sales and accounts receivable.

Compensation expense increased to $10,071,354 for the fiscal year ended June 30, 2004, a $5,098,144 or 103% increase over the prior fiscal year. This increase is primarily due to the one-time issuance of 10,500,000 shares of Common Stock, valued at $4,620,000, to the Company's Chief Executive Officer in connection with the amendment of his employment agreement. Additionally, approximately $845,000 and $376,000 of this increase relates to additional compensation, including salaries, employee benefits and sales commissions, from the Bayview acquisition in July 2003 and existing operations, respectively. These increases were offset by a $742,000 reduction in compensation expense due to a reduction in bonuses awarded during the fiscal year ended June 30, 2004 as compared to the prior year.

Depreciation and amortization expense for the fiscal year ended June 30, 2004 was $1,632,330, compared to $1,251,716 for the prior fiscal year, a $380,614 or 30% increase. This increase was attributable to amortization of intangible assets of $917,000 and depreciation of property and equipment of $122,000 acquired from Bayview in July 2003, offset by a decrease in depreciation of approximately $337,000 related to existing assets that have reached the end of their estimated useful life. Additionally there was an impairment charge of $321,476 recorded on a group of vending machines during fiscal year 2003. The Company incurred charges during the fiscal year ended June 30, 2004 and 2003 relating to the modification of debt terms for certain of the Senior Notes in the amount of $318,915 and $1,521,654, respectively. This charge reflects the write-off of the unamortized debt discount remaining for Senior Notes scheduled to mature in December 2003 and December 2004, for which the conversion and maturity terms were modified. The Company offered these note modifications to manage short-term cash flows, which resulted in a non-cash charge.

During the fiscal year ended June 30, 2004, the Company sold 1,669,091 shares of its investment in the Jubilee Investment Trust for net proceeds of $1,471,140, resulting in a gain of $603,480. During the fiscal year ended June 30, 2003, the Company determined that the decline in the market value of the investment in the Jubilee Investment Trust was "other than temporary." Accordingly, the Company recorded a loss of $1,945,951 on the investment during fiscal year 2003.

During the fiscal year ended June 30, 2004, a gain of $429,204 was recorded relating to the termination of the Kodak Vending Placement Agreement. This gain is comprised of the payment from Kodak of approximately $675,000 plus the cancellation of Stitch's obligation to the supplier of the vending machines of approximately $124,000 less a write down of the carrying value of vending machines of approximately $367,000 and a net write-off of amounts due to and from Kodak of $3,000.

Total interest expense increased from $4,978,600 to $5,032,351 for the fiscal year ended June 30, 2003 and 2004, respectively, an increase of $53,751 or 1%. Although the average principal balances were lower on the Company's 12% Senior Notes during fiscal year ended June 30, 2004 versus 2003, as the result of conversions of the Senior Notes into shares of the Company's Common Stock by Senior Note Holders, interest expense increased due to the accelerated amortization of debt discount charged to interest expense at the time of the conversion of the Senior Notes.

The fiscal year ended June 30, 2004 resulted in a net loss of $21,426,178 (approximately $10.9 million of non-cash charges) compared to a net loss of $21,965,499 (approximately $12.6 million of non-cash charges) for the prior fiscal year.

FISCAL YEAR ENDED JUNE 30, 2003

Revenues for the fiscal year ended June 30, 2003 were $2,853,068, an increase of $1,170,367 or 70% from the fiscal year ended June 30, 2002. This increase in revenues is primarily due to the inclusion of a full year of product revenues and service and transaction fees relating to Stitch Networks Corporation, which accounted for approximately $1,136,000 of the revenue increase. The remaining increase was due to increased equipment sales of e-Port. Revenues are discussed in more detail as follows:

Equipment sales: Revenues from equipment sales increased to $1,034,427 from $795,938 in the prior fiscal year, an increase of $238,489 or 30%. This increase was directly due to the increase in sales of the Company's e-Port equipment.

License and transaction fees: Revenues from license and transaction fees increased $594,667 or 76% from $778,906 to $1,373,573 for the fiscal year ended June 30, 2002 and 2003, respectively. This increase was due to the inclusion of a full year of service fees earned on Company owned vending machines during fiscal year ended June 30, 2003, as the acquisition of Stitch occurred in May 2002, the fourth quarter of fiscal year ended June 30, 2002.

Product sales and other: Revenues from product sales and other increased to $445,068 from $107,857, an increase of $337,211 or 313% from the prior fiscal year. This increase was due to the inclusion of a full year sales of camera and film from Company owned vending machines during fiscal year ended June 30, 2003, as the acquisition of Stitch occurred in May 2002, the fourth quarter of fiscal year ended June 30, 2002.

Cost of sales consisted of equipment, product and labor costs of approximately $1,085,000 and $695,000 for the fiscal years ended June 30, 2003 and 2002, respectively, an increase of $390,000; software development amortization of approximately $1,331,000 and $2,996,000 for the fiscal years ended June 30, 2003 and 2002, respectively, a decrease of $1,665,000; and network and transaction related costs of $555,000 and $372,000 for the years ended June 30, 2003 and 2002, respectively, an increase of $183,000. The total decrease of $1,091,458 or 27% in cost of sales from $4,062,901 to $2,971,443 for the years ended June 30, 2002 and 2003, respectively, was principally attributable to the decrease in software development amortization, offset by a full year of product costs related to the Kodak Vending Placement Agreement acquired with Stitch.

Total operating expenses for the fiscal year ended June 30, 2003 was $14,941,264 (approximately $11.6 million of non-cash charges), an increase of $1,978,300 or 15% over the prior fiscal year. The components of operating expenses (General and administrative, Compensation, Depreciation and amortization and Loss on debt modification) and the causes of this increase are explained in further detail, below:

General and administrative expenses decreased from $7,868,064 for the fiscal year ended June 30, 2002 to $7,194,684 for the fiscal year ended June 30, 2003, a decrease of $673,380 or 9%. This decrease is due to changes in the following expenses: consulting, advertising, public relations and promotion expense decrease of $1,368,022 for reduced corporate and investor relations services offset by increases in product development and outside services of $926,395 for work on the network.

Compensation expense increased to $4,973,210 for the fiscal year ended June 30, 2003, a $318,548 or 7% increase over the prior fiscal year. This increase is due to the inclusion of salaries of $136,000 related to the Stitch operations as well as an increase of approximately $200,000 in bonus expense during the fiscal year ended June 30, 2003 compared to the fiscal year ended June 30, 2002.

Depreciation and amortization expense for the fiscal year ended June 30, 2003 was $1,251,716, compared to $440,238 for the prior fiscal year, an $811,478 or 184% increase. This increase was attributable to increased depreciation expense resulting from assets acquired in the Stitch acquisition, as well as the impairment loss of $321,476 recorded on a group of vending machines during the fiscal year in accordance with SFAS No. 144.

The Company incurred charges during the fiscal year ended June 30, 2003 relating to the modification of debt terms for certain of the Senior Notes in the amount of $1,521,654. There was no such comparable charge in the prior year. This charge was for the write-off of the unamortized debt discount remaining for Senior Notes scheduled to mature in December 2003 and December 2004 whose conversion and maturity terms were modified. The Company offered these note modifications to the Note holders, and recognized the related non-cash charge to operations in order to manage short-term cash flows.

In June 2003, the Company determined that the decline in the market value of the investment in the Jubilee Investment Trust was "other than temporary." Accordingly, the Company recorded a loss of $1,945,951, which is reflected as a loss on investment. No such comparable loss was recorded in the previous year.

Total interest expense increased by $2,991,166, due to the greater debt carried by the Company to finance its operations. A significant portion of interest expense is the amortization of non-cash debt discount.

The fiscal year ended June 30, 2003 resulted in a net loss of $21,965,499 (approximately $12.6 million of non-cash charges) compared to a net loss of $17,314,807 (approximately $11.0 million of non-cash charges) for the prior fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

For the year ended June 30, 2005, net cash of $11,900,521 was used by operating activities, primarily due to the net loss of $15,499,190 offset by non-cash charges totaling $3,620,842 for transactions involving the issuance of Common Stock (for services), depreciation and amortization of assets, amortization of debt discount, and a loss on contract settlement. In addition to these non-cash charges, the Company's net operating assets increased by $22,173 (primarily an increase in finance receivables and other assets as well as accrued expense reductions, which were offset by an increase in accounts payable).

For the year ended June 30, 2005, net cash used in investing activities was $224,343, comprised of purchases of property and equipment, offset by sales of assets held for sale related to the termination of the Kodak Vending Placement Agreement.

Proceeds from financing activities for the year ended June 30, 2005 provided $11,203,531 of funds, which were necessary to support cash used in operating activities. Net proceeds of $8,004,436 were realized from the issuance of Common Stock to an accredited investor, a private placement offering of Common Stock, the exercise of Common Stock Warrants and the collection of Common Stock subscriptions receivable. Net proceeds of $3,305,790 were realized from the issuance of Senior Notes. These proceeds were reduced by payments of long-term debt and capital leases totaling $262,808 and by the repayment of Senior Notes totaling $143,887.

For the three months ended September 30, 2005, net cash of $2,900,833 was used by operating activities, primarily due to the net loss of $3,196,872 offset by non-cash charges totaling $736,901 for transactions involving the issuance of Common Stock for services, depreciation and amortization of assets, and amortization of debt discount. In addition to these non-cash charges, the Company's net operating assets decreased by $440,862 primarily due to a decrease in accounts payable.

Proceeds from financing activities for the three months ended September 30, 2005 provided $1,797,695 of funds, which were necessary to support cash used in operating and investing activities. Net proceeds of $1,797,695 were realized from the issuance of Common Stock ($1,807,990), the collection of Common Stock subscriptions receivable ($35,723), offset by cash used to repay long-term debt ($34,018) and Senior Notes ($12,000).

The Company has incurred losses since inception. Cumulative losses through September 30, 2005 amounted to approximately $119,000,000. The Company has continued to raise capital through equity and debt offerings to fund operations.

During the year ended June 30, 2005, cash used in operating activities was approximately $992,000 per month. During the second half of fiscal year 2005, the Company made efforts to improve its working capital management. For the six months ended June 30, 2005, cash used in operating activities was approximately $927,000 per month. Using the second half of the prior fiscal year as a basis for estimating cash requirements for the year ending June 30, 2006 (which assumes a static level of revenues), cash requirements for the fiscal year 2006, including requirements for capital expenditures and repayments of long-term debt, would be approximately $12,600,000.

As of September 30, 2005, the Company had approximately $829,000 of cash and cash equivalents on hand.

On April 4, 2005, the Company and Mr. Illes entered into a Common Stock Purchase Agreement ("2005 Common Stock Agreement") that terminates August 11, 2007. From October 1 through December 31, 2005, the Company issued 2,572,998 shares of Common Stock under this agreement for total gross proceeds of $244,700. From April 2005 through December 31, 2005, we received $2,472,690 from Mr. Illes under the agreement, leaving $7,527,310 of future potential sales to him by us thereunder. The 36,000,000 shares covered by this prospectus would yield $3,600,000 of available funds under this agreement based on a share price under the agreement of $0.10.

During October 2005, the Company approved a private placement offering of up to $2,333,333 of principal amount 10% Convertible Senior Notes due June 30, 2008 (the "2005-G Senior Notes") to the holders of the 2005-D Common Stock Warrants. Pursuant to the offering, the Company has sold $544,945 of the 2005-G Senior Notes.

During October 2005, the Company approved a temporary reduction in the exercise price of the 2005-D Common Stock Warrants from $0.15 to $0.10 per share through November 30, 2005. The Company received $368,000 and issued 3,680,000 shares of Common Stock as a result of the exercise of the 2005-D Common Stock Warrants at $.10 per share.

During October 2005, the Company approved a private placement offering of up to $1,000,000 of Notes ("Bridge Notes") due January 6, 2006 with interest payable on the due date at a rate of 10% per annum. The Bridge Notes were automatically exchanged for a like principal amount of new Convertible Senior Notes due December 31, 2010 ("2006-A Senior Notes"). The Company issued $770,000 of the Bridge Notes, and in January 2006, issued $770,000 of 2006-A Senior Notes in exchange for the Bridge Notes.

During December 2005, the Company sold to certain clients of Wellington Management Company, LLC ("Wellington") an aggregate of 40,000,000 shares for $4,000,000.

As of December 31, 2005, funding sources in place to meet the Company's cash requirements for the year ending June 30, 2006 are primarily comprised of approximately $4,000,000 in cash and cash equivalents on hand as of December 31, 2005, and the proceeds that will become available under the 2005 Common Stock Purchase Agreement detailed above ($3,600,000 at $0.10 per share). Susequent to December 31, 2005 and during January 2006, the Company sold an additional 4,000,000 shares to an investor for an aggregate of $400,000. The Company believes these sources should provide sufficient funds through June 30, 2006, including repayment, during January 2006, of approximately $900,000 of Senior Notes that matured on December 31, 2005. Subsequent to June 30, 2006, and assuming that there would be no material increase in revenues, the Company anticipates meeting its liquidity needs through a combination of issuing debt securities or additional equity securities.

If the capital resources described above do not materialize, or if the Company is unsuccessful in meeting its forecasted operating plans, the Company has the alternative of significantly reducing its expenses and operations to remain in business.

COMMITMENTS

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the first quarter of fiscal year 2005.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado to be used for administrative functions, sales activities and product warehousing associated with our energy management products. The lease term extends through May 31, 2009 and provides for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

As of September 30, 2005, the Company had committed to purchase approximately $529,000 of inventory from a third party contract manufacturer through December 31, 2005.

OTHER EVENTS

Pursuant to a Common Stock Purchase Agreement dated April 4, 2005 between Mr. Illes and the Company ("2005 Common Stock Agreement"), Mr. Illes agreed to purchase shares of the Company's Common Stock, with an aggregate purchase price not to exceed $10,000,000. As of the date of this prospectus, Mr. Illes has purchased 19,999,898 shares under the 2005 Common Stock Agreement for an aggregate purchase price of $2,472,690. None of these shares are covered by this prospectus. We have registered 36,000,000 additional shares to be purchased by Mr. Illes under the 2005 Common Stock Agreement, and those shares are covered by this prospectus. Under the 2005 Common Stock Agreement, the Company has the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $0.30 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company can require Mr. Illes to purchase shares only if the shares have been registered by the Company for resale under the Act. During any calendar month, Mr. Illes cannot be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company has the right in the future, if necessary, to register additional shares in order to ensure that a sufficient number of shares are available for purchase by Mr. Illes. During April 2005, the Company issued 500,000 shares of Common Stock to Mr. Illes as a due diligence/commitment fee in connection with the 2005 Common Stock Agreement. The 2005 Common Stock Agreement terminates August 11, 2007. The securities were offered and sold to Mr. Illes under the exemption from registration set forth under Rule 506 promulgated under the Act. Mr. Illes is an existing shareholder and an accredited investor, made appropriate investment representations, was afforded access to all public filings and all other information that the Company could reasonably obtain. There was no general solicitation or advertising. We have agreed to register for resale the shares issuable to Mr. Illes under the 2005 Common Stock Agreement, and to keep the registration statement current and effective, through May 13, 2007.

During October and November 2005, the Company sold $544,945 principal amount of 2005-G Convertible Senior Notes due December 31, 2008 to six investors. These notes earn interest at 10% per annum, payable quarterly, and are convertible into Common Shares at $.10 per share at any time prior to maturity. The offering was made to the holders of the 2005-D Common Stock Warrants. The 2005-D Warrants were exercisable at $.10 per share through November 30, 2005, and at $.15 through December 31, 2005. Each holder of the 2005-D Common Stock Warrants was entitled to purchase the principal amount of the 2005-G Senior Notes equal to the number of 2005-D Warrants held multiplied by $.10. Upon any investment in the offering, the corresponding number of 2005-D Warrants were cancelled. There are 5,449,443 shares underlying these 2005-G senior notes which are covered by this prospectus. For each $10,000 of senior notes purchased, the investor also received a purchase right to purchase up to 100,000 shares at $.20 per share at anytime prior to December 31, 2008. The purchase rights could only be exercised if the shares issuable upon the exercise of the purchase rights are made available through the prepayment by the Company of outstanding convertible senior notes that are convertible at $.20 per share. The Company issued purchase rights to acquire 5,449,443 shares. During January 2006, the holder of each purchase right agreed to exchange the purchase rights for warrants to purchase shares at $.20 at anytime prior to December 31, 2008. Pursuant thereto, warrants were issued for an aggregate of 5,449,443 shares. We have agreed to register the shares underlying the 2005-G Senior Notes and the shares underlying the warrants under the Act for resale, and to keep the registration statement current and effective through November 30, 2006. The offer and sale of the 2005-G Senior Notes and purchase rights was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. All of the investors were accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The issuance by us of the warrants was exempt from registration under
Section 3(a)(9) of the Act. All of the investors were existing holders of the purchase rights. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange.

On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients ("Wellington"). Pursuant thereto, the Company sold to Wellington 40,000,000 shares of Common Stock for $.10 per share for an aggregate of $4,000,000. The offer and sale of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. As investment manager, Wellington has shared dispositive and shared voting power over the shares. All of these clients are accredited investors. We have agreed to register the shares for resale under the Act for a period of one year from the date of this prospectus. All of these shares are covered by this prospectus. The Stock Purchase Agreement provides that if the registration statement is not declared effective by the SEC within 60 days from the date of the Stock Purchase Agreement, then the Company will pay to Wellington as liquidated damages two percent of the purchase price for the shares for each month beyond 60 days that the registration statement is not effective. As a condition of its investment, Wellington required the Company to approve and call a special meeting of its shareholders to consider approval of a 1-to-100 reverse stock split of its Common Stock.

In October and November, 2005, the Company offered for sale up to $1,000,000 of principal amount of 10% Bridge Notes due January 6, 2006. Interest accrued on the Bridge Notes at the rate of 10% per annum from and after the date of issuance with all accrued and unpaid interest paid on January 6, 2006. The Company sold $770,000 Bridge Notes to 8 investors. On January 6, 2006, the Bridge Notes were automatically exchanged for a like principal amount of new 2006-A Convertible Senior Notes due December 31, 2010. The 2006-A Notes bear interest at 10% and are convertible at any time prior to maturity at $.10 per share. For each $10,000 of 2006-A Convertible Senior Notes received in exchange for the Bridge Notes, the Company also issued purchase rights enabling the holder to purchase up to 100,000 shares of Common Stock at $.20 per share at anytime prior to December 31, 2008. The purchase rights could only be exercised if the shares issuable upon the exercise of the purchase rights are made available through the prepayment by the Company of outstanding convertible senior notes that are convertible at $.20 per share. The Company issued purchase rights to acquire 7,700,000 shares. During January 2006, the holder of each purchase right agreed to exchange the purchase right for a warrant to purchase one share at $.20 at anytime prior to December 31, 2008. Pursuant thereto, warrants were issued for an aggregate of 7,770,000 shares. The offer and sale of the Bridge Notes was exempt from registration under Rule 506 promulgated under
Section 4(2) of the Act. All of the investors were accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The issuance by us of the 2006-A Senor Notes and purchase rights in exchange for the Bridge Notes, and the warrants in exchange for the purchase rights was exempt from registration under Section 3(a)(9) of the Act. All investors were existing security holders of the Company. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange. We have agreed to register the shares underlying the 2006-A Senior Notes and the shares underlying the warrants under the Act for resale, and to keep the registration statement current and effective through November 30, 2006.

On January 9, 2006, the Company entered into a Stock Purchase Agreement with Rationalwave On Shore Equity Fund, L.P. ("Rationalwave"), an accredited investor. Pursuant thereto, the Company sold to Rationalwave 4,000,000 shares of Common Stock for $.10 per share for an aggregate of $400,000. The offer and sale of the shares was exempt from registration under Rule 506 promulgated under
Section 4(2) of the Act. We have agreed to register the shares for resale under the Act through January 9, 2007. All of these shares are covered by this prospectus.

From November 3, 2004 through February 14, 2005, the Company sold $1,550,789 of senior notes convertible into Common Stock at $.10 per share and maturing on June 30, 2007 ("2004-B senior note offering"). There are an aggregate of 15,507,890 shares underlying these senior notes. Interest is payable quarterly at a rate of 10% per annum. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under Section 4(2) of the Act. All of the purchasers of the notes were accredited investors, were either pre-existing security holders or business associates and there was no general solicitation or advertising. We have agreed to use our best efforts to have the shares underlying the warrants registered for resale under the Act through June 30, 2007. These shares are covered by this prospectus. As of the date of this prospectus, none of the senior notes have been converted into shares of Common Stock.

During February and March 2005, the Company sold $1,755,000 principal amount of Senior Notes due April 30, 2005. These notes earned interest at 10% per annum and were not convertible into shares. During March 2005 each of the holders of these notes agreed to exchange all these notes for a like principal amount of 2005-C 10% Convertible Senior Notes ("2005-C Senior Notes"). The 2005-C Senior Notes are convertible into Common Stock at $.10 per share and mature December 31, 2010. There are an aggregate of 17,550,000 shares underlying these senior notes which are covered by this prospectus. We have agreed to register the shares underlying the 2005-C Senior Notes under the Act for resale through April 30, 2006. The issuance by us of the 2005-C Senior Notes was exempt from registration under Section 3(a)(9) of the Act. All of the investors are existing security holders. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange. As of the date of this prospectus, none of the senior notes have been converted into shares of Common Stock.

During October 2002, the Company issued to an investor, Kazi Management VI, Inc., 3,571,429 shares of its Common Stock at $.07 per share generating net proceeds of $244,925. This investor also received a warrant to purchase up to 7,142,858 shares of Common Stock of the Company at $.07 per share at any time on or before October 26, 2007, and a warrant to purchase up to 7,142,858 shares of Common Stock at $.07 per share and up to 5,000,000 shares at $.10 per share at any time before December 23, 2004. We have agreed to register for resale the shares underlying the warrants through December 19, 2008. As of the date of this prospectus, Kazi has exercised warrants to purchase 7,142,858 shares at $.07 per share and warrants to purchase 5,000,000 shares at $.10 per share. The 7,142,858 shares underlying the unexercised warrants exercisable at $.07 per share through October 26, 2007 are included in this prospectus.

BUSINESS

The Technology

The Company offers an end-to-end solution for control/access management, remote monitoring, turnkey cashless payment processing and data reporting for distributed assets such as vending machines, office equipment and laundry equipment. This solution consists of a device (thin-client hardware or firmware) that controls the distributed asset, a connectivity medium, and our network that includes server-based software applications for remote monitoring and cashless transaction processing and a central database for web-based reporting of sales, inventory, machine diagnostic and other supply chain data.

The Client Devices

As part of its end-to-end solution, the Company offers its customers several different client devices. These client devices range from software, or dynamic link libraries ("DLLs"), to hardware devices consisting of control boards, magnetic strip card readers, barcode and RFID readers, LCD screen and/or receipt printers. The client device can be embedded inside the host equipment, such as software residing in the central processing unit of a Kiosk; it can be integrated as part of the host equipment, such as our e-Port(R) hardware that can be attached to the door of a vending machine; or it can be a peripheral, stand-alone terminal, such as our TransAct(TM) terminal for Business Express(R).

e-Port(R) is the Company's core client device, which is currently being utilized in vending and commercial laundry applications. Our e-Port(R) product facilitates cashless payments by capturing the payment media and transmitting the information to our network for authorization with the payment authority (e.g. credit card processors). Additional capabilities of our e-Port(R) consist of control/access management by authorized users, collection of audit information (e.g. product or service sold, date and time of sale and sales amount), diagnostic information of the host equipment, and transmission of this data back to our network for web-based reporting.


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TransAct(R) is the Company's original cashless, transaction-enabling device developed for self-service business center equipment such as PC's, fax machines and copiers. Similar to e-Port(R), the TransAct(R) capabilities include control/access management, collection of sales data (e.g. date and time of sale, sales amount and product or service purchased), and transmission back to our network for reporting to customers.

The Network

USALive(R) is the network component of our end-to-end solution to which the Company's devices transmit their cashless payment information for processing as well as the valuable sales and diagnostic data for storage and reporting to our customers. Also, the network, through server-based software applications, provides remote management information and enables control of the networked device's functionality.

USALive(R) is the enabler of turnkey cashless payment processing for our customers. The network is certified with several cashless payment authorities, such as credit card processors and property management systems, facilitating the authorization and settlement of credit cards, debit cards, hotel room keys and student ids. The network can also act as its own payment processing authority for other cashless payment media, such as on-line stored value or employee payroll deduction. The network authorizes transactions, occurring at the host equipment, with the appropriate payment authority and sends approval or decline responses back to the networked device to allow or terminate the transaction for the purchase of the product or service. The network consolidates successfully approved transactions from multiple devices, batches, and then transmits these batched transactions to the payment authority for settlement. By bundling and batching transactions from multiple networked devices and connecting to the appropriate payment authorities through one central dedicated processing medium, it reduces the fees charged by the payment authority.

USALive On-line(TM) is the web based reporting system that customers use to gain access to the valuable business information collected from the networked devices. The website's functionality includes: management of the distributed assets deployed in the field, such as new activations and location redeployments; user-defined reporting for miscellaneous payment types (e.g. cash, credit, etc), date and time product sold, and sales amount; and detailed bank account deposit information, by device, for easier bank reconciliation.

The Connectivity Mediums

Connectivity of our client devices (e-Port(R) and TransAct(R)) to the USALive(R) network is another component of the Company's end-to-end solution. The reliable, cost effective transfer of customer's business critical data is paramount to the services we deliver. Due to the importance of connectivity, and realizing that every customer's connectivity needs may be different (e.g. access, or lack thereof, to phone lines, local area networks ("LANs"), wide area networks ("WANs") and wireless data networks), the Company offers multiple connectivity solutions - phone line, Ethernet and wireless.


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

Increasing wireless connectivity options, coverage and reliability and decreasing costs, over the past few years have allowed us to service a greater number of customer locations, since many of our customer's host equipment, particularly within the vending industry, do not have access to any other communication medium. Additionally, we make it easy for our customers to deploy wireless solutions by being a single point of contact. By aggregating different wireless networks, we ensure our customers have reliable, cost effective nationwide coverage without the hassles of certification and administration of multiple wireless suppliers.

ENERGY MANAGEMENT PRODUCTS

With the acquisition of Bayview in July 2003, our Company offers energy conservation products ("Misers") that reduce the electrical power consumption of various types of existing equipment, such as vending machines, glass front coolers and other "always-on" appliances by allowing the equipment to selectively operate in a power saving mode when the full power mode is not necessary. Each of the Company's Miser products utilizes occupancy sensing technology to determine when the surrounding area is vacant or occupied. The Miser then utilizes occupancy data, room and product temperatures, and an energy saving algorithm to selectively control certain high-energy components (e.g. compressor and fan) to realize electrical power savings over the long-term use of the equipment. Customers of our VendingMiser(R) product benefit from reduced energy consumption and costs of up to 46% per machine, depending on regional energy costs, machine type, and utilization of the machine. Our Misers also reduce the overall stress loads on the equipment, helping to reduce associated maintenance costs.

THE OPPORTUNITY

Everyday devices from vending machines and logistics equipment to refrigerators, security systems, and countless other devices can be better managed by embedding thin-client computing technology with network connectivity into each unit. Using wired and/or wireless networks and centralized, server-based software applications, managers can remotely monitor, control, and optimize a network of devices regardless of where they are located, resulting in a host of benefits including lower maintenance costs, improved inventory and transaction management, and increased operating efficiency.

This market opportunity is known by several different names, including Machine-to-Machine ("M2M") networking, Device Relationship Management ("DRM"), the Pervasive Internet and Device Networking. This industry is the convergence of computer-enabled devices and embedded systems, the Internet or other networking mediums, and centralized enterprise data-management tools. By connecting stand-alone devices into large-scale networks, new opportunities emerge between brand marketers, service providers, and their customers. Networked devices enable remote monitoring, cashless transactions, sales analysis, and optimized machine maintenance - all yielding higher return on investment for operators while increasing consumer satisfaction with improved and expanded services.


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

Brand marketers will be able to provide their products and services to customers wherever and whenever the need arises. They will no longer be limited to existing distribution channels and outlets. Just as beverage vending machines bring bottlers' products beyond the supermarket to the location where and when the customer wants them, a vast range of products and branding opportunities can be made available to customers at the point-of-need. In laundry, makers of detergent and fabric softener can have their products injected directly into a consumer's laundry, again putting their products at the point-of-need.

The market for networked device solutions is projected to be large and growing rapidly and includes a wide variety of segments such as the security and alarm, automated meter reading, fleet and asset management, and consumer telemetry markets. Networked devices will include personal devices (e.g. cell phones, PDAs), vehicles, containers, supply chain assets, medical devices, HVAC units, industrial machinery, home appliances, energy, accelerometers, pressure gauges, flow control indicators, biosensors, and countless other applications. According to an article, "Pervasive Internet", in M2M Magazine (Fall 2003), a minimum of
1.5 billion devices will be connected to the Internet worldwide by 2010. This represents a $700 billion total opportunity including device enabling, monitoring, and providing value-added services made available by the M2M network, according to M2M Magazine.

We believe that an opportunity exists to combine our technology with world-class partners in order to deliver a best-in-class solution and emerge as a leader in the Device Networking industry. Our Company has begun addressing this opportunity by working in several initial verticals, which include vending, commercial laundry, self-service business centers and self-service kiosks. These services share several key attributes, specifically, they are all self-service, cash-based businesses that are distributed across broad geographic areas. We address the extremely broad range of Device Networking opportunities by licensing our technologies to equipment makers throughout a variety of market segments. Equipment makers will be able to merge our technology with their in-depth market expertise.

THE INDUSTRY

Our current customers are primarily in the vending, commercial laundry, business center and kiosk industry sectors. While these industry sectors represent only a small fraction of the total Device Networking market, these are the areas where we have gained the most traction. In addition to being our primary markets, these sectors serve as a proof-of-concept for other Device Networking industry applications.

Vending

Annual worldwide sales in the vending industry sector are estimated to be approximately $143.5 billion, according to Vending Times Census of the Industry 2002. According to this Census, there are an estimated 8 million vending locations in the United States, and 30 million locations worldwide. The market segment that can be addressed by our end-to-end solution consists primarily of vended products retailing for $1 or greater, which represents a Company estimated vended volume of approximately $28 billion. Per census statistics, the overall market growth is 5% to 6% annually, while the addressable market segment for our end-to-end solution is growing more rapidly at 9% annually. Our VendingMiser(R) energy conservation product can serve the entire vending market.


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

Commercial Laundry

The domestic commercial laundry industry is estimated to be $5 billion in annual sales and 3.5 million commercial laundry machines in operation, according to Coin Laundry Association, October 2000 edition. The average annual growth rate for the commercial laundry sector is estimated to be between 10% and 12%. The Company believes the inline sale of additives (i.e. push-button selections for detergent and softener) may lead to a significant increase in this figure due to larger net margins over traditional industry standards. The addressable market is primarily the seven largest laundry operators, as well as several other small operators. These operators own and manage the equipment that is installed in multi-housing and college and university locations. The addressable market excludes those who own single laundromats.

Business Centers

There are currently 52,000 hotels in the United States and 300,000 worldwide, per American Hotel & Lodging Association's website, www.ahma.com. There is demand for business center availability in hotels, with ever-greater percentages of travelers needing and expecting use of computers, printers, fax machines, copiers, and other business services. We believe that there are 5,900 hotels in the primary addressable market - business oriented hotels with over 150 rooms - and 13,900 in the secondary market, hotels with 75 to 150 rooms. The growth rate for the overall market is 5% annually, with the addressable market gaining 8% annually.

Kiosk

According to a report by Frost and Sullivan Consulting, Kiosks represent a $500 million market. Kiosks are becoming increasingly popular as self-service "specialty" shops within larger retail environments. Value-added services, such as photo enlargement and custom imaging are a prominent example, located within many major retailers. Since pricing on these products is generally higher than $1 or $2, cashless payment options are essential.

OUR SUITE OF PRODUCTS AND SERVICES

Intelligent Vending(R)

Developed for the vending industry, Intelligent Vending(R) is our end-to-end vending solution. This system bundles e-Port(R), USALive(R), and its web-based remote monitoring, management, reporting and turnkey payment processing. Our latest improvement to Intelligent Vending(R) is the introduction of our e-Port(R) G-5. This device is smaller due to its one-piece design and costs less to manufacture, as compared to our e-Port(R) G-4 device. These features make it more affordable and easier to install, improving our customers' rate of return.


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

Vending operators purchasing our Intelligent Vending(R) products and services will have the capability: to conduct cashless transactions via credit cards, debit cards and other payment mediums such as employee/student ids and hotel room keys; to offer improved and expanded customer services by utilizing 'real-time', web-based reporting to keep machine inventory at a desirable level and consumer access to our 1-800 help-desk center for customer purchasing inquiries, both providing the end-user a more consistent user experience; to reduce operational costs through utilization of our remote monitoring technology, thereby maximizing the scheduling of service visits and limiting 'out-of-stock' machines; and to reduce theft and vandalism by providing 100% accountability of all sales transactions and reducing the cash reserves inside the machine.

e-Suds(TM)

eSuds(TM) is our end-to-end solution developed for the commercial laundry industry. The eSuds(TM) system bundles e-Port(R) and USALive(R) to offer a cash-free payment option, web-based remote monitoring and management, an e-mail alert system to notify users regarding machine availability, cycle completion, and other events. The Company is also in the process of developing an injectable detergent and fabric softener system which will allow users to inject and pay for detergent and softener directly into their wash cycle, as well as allow laundry operators to benefit from additional revenue through the sale of detergent automatically added to the wash cycle. eSuds(TM) also supports a variety of value-added services such as custom advertising or subscription-based payments.

Laundry operators purchasing our eSuds(TM) system will have the capability: to conduct cashless transactions via credit cards, debit cards and other payment mediums such as student ids; to reduce operational costs through utilization of our remote monitoring technology, thereby maximizing the scheduling of service visits and increasing machine up-time. The system can also increase customer satisfaction through improved maintenance, higher machine availability, specialized services (i.e. email alerts to indicate that laundry cycle is finished) and value-added services such as pay-injection laundry detergent and fabric softener, and the convenience of non-cash transactions. Installations have been completed at Carnegie Mellon University, Cedarville College, and Bluffton College. We are working with distributors to install eSuds(TM) at other colleges and universities based on the positive results of these installations.

Transact(R) And Business Express(R)

TransAct(R), our original payment technology system developed for self-service business center devices, such as PCs, fax machines, and copiers, is a cashless transaction-enabling terminal that permits customers to use office equipment quickly and simply with the swipe of a major credit card. The TransAct(R) device can be sold as a stand-alone unit for customers wishing to integrate it with their own office equipment.

Business Express(R) is a bundled solution comprised of the TransAct(R) payment terminal and a suite of office equipment (i.e. PC, fax and copier). Business Express(R) enables hoteliers and others to offer unmanned business services 24/7/365. In addition, the Company offers the Public PC(TM), the Public Fax(TM) and the Public Copier(TM) to customers wishing to purchase a specific self-service product versus a complete bundled Business Center(R). The Company also provides additional value-added service and revenue generating opportunities with BEXPrint(TM), our proprietary technology that allows users, without access to a printer, to send a document to a secure web-site for storage, and then password retrieval of the document for printing at our Business Center locations, and our Kinko's relationship, which gives our Business Center users access to the nearest, convenient Kinko's center for their more advanced business center needs.


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

Although larger hotels are expected to provide business centers to its guests, operation of the center can be costly. In addition to the cost of operating a supervised business center, operating hours usually are limited due to staff availability. Business Express(R) provides a cost-effective solution.

Kiosk

We provide an end-to-end solution that utilizes e-Port(R) and USALive(R) to offer a cash-free payment option and web-based remote monitoring and management for all kiosk types. Kiosks permit a host of new services to become available at the point-of-demand, such as Sony's self-service, PictureStation kiosks, where consumers can produce prints from their own digital media. Our solution also enables Kiosks to sell a variety of more expensive items.

Sony's PictureStation kiosks, which use our e-Port(R) software solution, have been installed in approximately 60 locations across the United States.

Energy Management Products

The Miser family of energy-control devices, include:

VendingMiser(R) - installs in a cold drink vending machine and can reduce the electrical power consumption of the vending machine by an average of up to 46%.

CoolerMiser(TM) - reduces the electrical energy used by sliding glass or pull open glass-front coolers that contain non-perishable goods.

SnackMiser(TM) - reduces the amount of electricity used by non-refrigerated snack vending machines.

PlugMiser(TM) - reduces the amount of electricity used by all types of plug loads including those found in personal or modular offices (printers, personal heaters, and radios), video arcade games, and more.

VM2IQ(TM) and CM2IQ(TM) - The second generation of the VendingMiser(TM) and CoolerMiser(TM) devices that is installed directly inside the machine and has the capability to control the cooling system and the advertising lights separately.

SALES AND MARKETING

The Company's sales strategy includes both direct sales and channel development, depending on the particular dynamics of each of our markets. Our marketing strategy is diversified and includes media relations, direct mail, conferences and client referrals. As of June 30, 2005, the Company was marketing and selling its products through its full time staff consisting of thirteen people.


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

Direct Sales

We sell directly to the major operators in each of our target markets. Each of our target markets is dominated by a handful of large companies, and these companies comprise our primary customer base. In the vending sector, approximately ten large operators dominate the sector; in the commercial laundry sector, seven operators currently control the majority of the market. We also work directly with hoteliers for our TransAct(TM) and Business Express(R) products.

Within the vending industry, our customers include soft drink bottlers and independent vending operators throughout the United States. On the soft drink bottler side, heavy effort is being put into securing initial distribution agreements. Three of the premier national independent vending operators, the Compass Group (Canteen, Flik, Eurest, Restaurant Associates and other affiliates), ARAMARK and Sodexho, have installed approximately 130 e-Port(R) devices.

Channel Sales

We currently engage in channel sales for our TransAct(TM) and Business Express(R) products. We also work with audio-visual companies that service major hotels.

Marketing

Our marketing strategy consists of building our brand by creating a company and product presence at industry conferences and events, in order to raise visibility within our industry, create opportunity to conduct product demonstrations and consult with potential customers one-on-one; sponsoring of education workshops with trade associations such as National Automated Merchandiser Association ("NAMA"), to educate the industry on the importance and benefits of our solution and establish our position as the industry leader; develop several one-sheet case studies to illustrate the value of our products; the use of direct mail campaigns; advertising in vertically-oriented trade publications such as Vending Times, Automatic Merchandiser and Energy User News; and cultivate a network of State governments and utility companies to provide incentives or underwriting for our energy management products.

STRATEGIC RELATIONSHIPS

IBM Corporation

We are an official "preferred" hardware, software, and services solution provider for IBM Corporation. We market combined information technology solutions to customers in the intelligent vending markets. The proposed combined product offerings include the e-Port(R) terminal and related network, and IBM's products and services, including but not limited to managed network services, systems integration and logistics support and delivery services.


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

ZiLog, Inc.

In October 2002, we signed a strategic alliance with ZiLOG, a leader in the 8-bit microprocessor market to co-develop an e-Port(R) enabled chip, which the Company currently uses in its eSuds(TM) and Intelligent Vending(R) solutions, and to co-market a joint product that combines ZiLOG's Web-enabled microprocessor, the eZ80(R) Webserver, with the benefits of our wireless device networking, cashless transactions processing, and remote control and monitoring capabilities.

During August 2004, the Company and ZiLOG(R) announced the completion of the combination of ZiLOG's ezAcclaim!(TM) Family of Flash microcontrollers and e-Port(R). Although the Company has recognized the benefit of this development effort by incorporating the new microcontroller in our eSuds(TM) solution,, the Company has not yet earned revenues from this agreement as of September 2005.

Mars Electronics Inc. (MEI)

In September 2004, MEI and the Company signed a technology licensing and sales agreement to bring a turnkey cash and credit card payment system to the vending market. Under the agreement, MEI licensed our intellectual property so operators can connect to USALive(R), our network for services and credit card transaction capability. As of September 2005, the Company has not earned material revenues from these agreements.

Cingular Wireless (formerly AT&T Wireless)

In July 2004, we signed an agreement to use AT&T Wireless' digital wireless wide area network for transport of data, including credit card transactions and inventory management data. AT&T Wireless (now Cingular Wireless) is a provider of advanced wireless voice and data services for consumers and businesses, operating one of the largest digital wireless networks in North America and the fastest nationwide wireless data network in the United States.

MANUFACTURING

The Company utilizes independent third party companies for the manufacturing of its products. The Company purchases other components of its business center (computers, printers, fax and copy machines) through various manufacturers and resellers. Our manufacturing process mainly consists of quality assurance of materials and testing of finished goods received from our contract manufacturers. We have not entered into a long-term contract with our contract manufacturers, nor have we agreed to commit to purchase certain quantities of materials or finished goods beyond those submitted under routine purchase orders, typically covering short-term forecasts.

COMPETITION

The cashless vending, remote business service and energy conservation industries are each highly competitive markets. While the Company offers unique products and services within smaller niche markets of these industries, a number of competitors in the broader market may offer products and services within our niche market in the future. In the cashless vending market, we are aware of one direct competitor, Transaction Network Services, Inc. In the cashless laundry market, we are aware of one direct competitor, Mac-Gray Corporation. In the automated business center market, we are aware of three direct competitors. In the energy management market, we are not aware of any direct competitors for our Miser products.


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

The businesses which have developed unattended, credit card activated control systems currently in use in non-vending machine applications (e.g., gasoline dispensing, public telephones, prepaid telephone cards and ticket dispensing machines), might be capable of developing products or utilizing their existing products in direct competition with our e-port control systems targeted to the vending industry. The Company is also aware of several businesses that make available use of the Internet and use of personal computers to hotel guests in their hotel rooms. Such services might compete with the Company's Business Express, and the locations may not order the Business Express, or if ordered, the hotel guest may not use it. Finally, the production of highly efficient vending machines and glass front coolers or alternative energy conservation products may reduce or replace the need for our energy management products.

The Company's key competitive factors include our unique products, our integrated services, product performance and price. Our competitors are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products. Any increase in competition in the future may result in reduced sales and/or lower percentages of gross revenues being retained by the Company in connection with its licensing arrangements, or otherwise may reduce potential profits or result in a loss of some or all of its customer base.

CUSTOMER CONCENTRATIONS

Approximately 36% and 39% of the Company's accounts and finance receivables at June 30, 2005 and 2004, respectively, were concentrated with two customers and 40% as of September 30, 2005 was concentrated with two customers. Approximately 11 and 13% of the Company's revenues for the year ended June 30, 2005 and 2004, respectively, were concentrated with one customer and 35% was concentrated with two customers (12% with one customer and 23% with another customer) for the year ended June 30, 2003. Approximately 32% of the Company's revenues for the three months ended September 30, 2005 were concentrated with two customers. The Company's customers are principally located in the United States.

TRADEMARKS, PROPRIETARY INFORMATION AND PATENTS

The Company received federal registration approval of the following trademarks:
Business Express, Express Solutions, C3X, TransAct, Public PC, PC Express, Copy Express, Credit Card Copy Express, Credit Card Computer Express, Credit Card Printer Express, Credit Card Microfiche Express, Credit Card Debit Express, The Office That Never Sleeps, Intelligent Vending, e-Port, Dial-A-Vend, Dial-A-Snack, Dial-A-Vend.com, USALive and e-Port The Next Generation in Vending. The Company has two trademarks pending registration, VM2IQ and CM2IQ. Through its wholly owned subsidiary, Stitch Networks, the Company has secured three registered trademarks, including eVend.net, eSuds.net, and Stitch Networks, and one trademark, E-ppliance, which is pending registration. In addition, due to the July 2003 acquisition of Bayview, the Company has secured the VendingMiser trademark and the trademark SnackMiser is pending federal registration.


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

Much of the technology developed or to be developed by the Company is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, the Company has entered into confidentiality agreements with its key employees. There can be no assurance that the Company will be successful in maintaining such trade secret protection, that they will be recognized as trade secrets by a court of law, or that others will not capitalize on certain aspects of the Company's technology.

Through January 9, 2006, 57 United States patents and 4 Foreign patents have been issued to the Company (including 7 patents acquired in July 2003 from Bayview), 18 United States patents and 7 Foreign patents are pending (including 5 acquired from Bayview) and 3 patents have received notices of allowance.

The list of issued patents is as follows:

o U.S. Patent No. 5,619,024 entitled "Credit Card and Bank Issued Debit Card Operating System and Method for Controlling and Monitoring Access of Computer and Copy Equipment";

o U.S. Patent No. 5,637,845 entitled "Credit and Bank Issued Debit Card Operating System and Method for Controlling a Prepaid Card
      Encoding/Dispensing Machine";

o     U.S. Patent No. D423,474 entitled "Dataport";

o     U.S. Patent No. D415,742 entitled "Laptop Dataport Enclosure";

o     U.S. Patent No. D418,878 entitled "Sign Holder";

o U.S. Patent No. 6,056,194 entitled "System and Method for Networking and Controlling Vending Machines";

o     U.S. Patent No. D428,047 entitled "Electronic Commerce Terminal
      Enclosure";

o U.S. Patent No. D428,444 entitled "Electronic Commerce Terminal Enclosure for a Vending Machine";

o U.S. Patent No. 6,119,934 entitled "Credit Card, Smart Card and Bank Issued Debit Card Operated System and Method for Processing Electronic Transactions";

o U.S. Patent No. 6,152,365 entitled "Credit and Bank Issued Debit Card Operated System and Method for Controlling a Vending Machine";

o U.S. Patent No. D437,890 entitled "Electronic Commerce Terminal Enclosure with a Hooked Fastening Edge for a Vending Machine";

o U.S. Patent No. D441,401 entitled "Electronic Commerce Terminal Enclosure with Brackets";


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

o U.S. Patent No. 6,321,985 entitled "System and Method for Networking and Controlling Vending Machines";

o U.S. Patent No. 6,505,095 entitled "System for Providing Remote Audit, Cashless Payment, and Interactive Transaction Capabilities in a Vending Machine" (Stitch);

o U.S. Patent No. 6,389,337 entitled "Transacting e-commerce and Conducting e-business Related to Identifying and Procuring Automotive Service and Vehicle Replacement Parts" (Stitch);

o U.S. Patent No. 6,021,626 entitled "Forming, Packaging, Storing, Displaying and Selling Clothing Articles"; and

o U.S. Patent No. 6,152,845 entitled "Credit and Bank Issued Debit Card Operated System and Method for Controlling a Prepaid Card
      Encoding/Dispensing Machine";

o U.S Patent No. 6,622,124 entitled "Method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal operated on a transportation vehicle";

o U.S. Patent No. 6,615,186 entitled "Communicating interactive digital content between vehicles and internet based data processing resources for the purpose of transacting e-commerce or conducting e-business";

o U.S. Patent No. 6,615,183 entitled "Method of warehousing user data entered at an electronic commerce terminal";

o U.S. Patent No. 6,611,810 entitled "Store display window connected to an electronic commerce terminal";

o U.S. Patent No. 6,609,103 entitled "Electronic commerce terminal for facilitating incentive-based purchasing on transportation vehicles";

o U.S. Patent No. 6,609,102 entitled "Universal interactive advertising and payment system for public access electronic commerce and business related products and services";

o     U.S. Patent No. D478,577 entitled "Transceiver base unit";

o U.S. Patent No. 6,606,605 entitled "Method to obtain customer specific data for public access electronic commerce services";

o U.S. Patent No. 6,606,602 entitled "Vending machine control system having access to the internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions";

o U.S. Patent No. 6,604,087 entitled "Vending access to the internet, business application software, e-commerce, and e-business in a hotel room";

o U.S. Patent No. 6,604,086 entitled "Electronic commerce terminal connected to a vending machine operable as a telephone";

o U.S. Patent No. 6,604,085 entitled "Universal interactive advertising and payment system network for public access electronic commerce and business related products and services";

o U.S. Patent No. 6,601,040 entitled "Electronic commerce terminal for wirelessly communicating to a plurality of communication devices";

o U.S. Patent No. 6,601,039 entitled "Gas pump control system having access to the Internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions";

o U.S. Patent No. 6,601,038 entitled "Delivery of goods and services resultant from an electronic commerce transaction by way of a pack and ship type company";

o U.S. Patent No. 6,601,037 entitled "System and method of processing credit card, e-commerce, and e-business transactions without the merchant incurring transaction processing fees or charges worldwide";

o U.S. Patent No. D477,030 entitled "Vending machine cashless payment terminal";

o U.S. Patent No. D476,037 entitled "User interface bracket for a point of sale terminal";

o U.S. Patent No. D476,036 entitled "Printer bracket for point of sale terminal";

o U.S. Patent No. D475,751 entitled "User interface bracket for a point of sale terminal";

o U.S. Patent No. D475,750 entitled "Paper guide for a point of sale terminal";

o U.S. Patent No. D475,414 entitled "Printer bracket for point of sale terminal";

o U.S. Patent No. 5,844,808 entitled "Apparatus and methods for monitoring and communicating with a plurality of networked vending machines";

o U.S. Patent No. 6,581,396 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o U.S. Patent No. 6,389,822 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o U.S. Patent No. 6,243,626 entitled "External power management device with current monitoring precluding shutdown during high current"; and

o U.S. Patent No. 5,477,476 entitled "Power conservation system for computer peripherals";

o U.S. Patent No. 6,629,080 entitled "Transaction processing method of fulfilling an electronic commerce transaction by an electronic commerce terminal system";

o U.S. Patent No. D480,948 entitled "Mounting bracket for mounting a cashless payment terminal to a vending machine";

o U.S. Patent No. 6,643,623 entitled "A method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal using a gas pump";

o U.S. Patent No. 6,684,197 entitled "Method of revaluing a private label card using an electronic commerce terminal (as amended)";

o U.S. Patent No. 6,763,336 entitled "Method of transacting an e-mail, an e-commerce, and an e-business transaction by an electronic commerce terminal using a wirelessly networked plurality of portable devices";

o U.S. Patent No. 6,801,836 entitled "Power-conservation based on indoor/outdoor and ambient-light determinations";

o U.S. Patent No. 6,807,532 entitled "Method of soliciting a user to input survey data at an electronic commerce terminal";

o U.S. Patent No. 6,853,894 entitled "Global network based vehicle safety and security telematics";

o U.S. Patent No. 6,856,820 entitled "An in-vehicle device for wirelessly connecting a vehicle to the internet and for transacting e-commerce and e-business";

o U.S. Patent No. 6,895,310 entitled "Vehicle related wireless scientific instrumentation telematics";

o U.S. Patent No. 6,931,869 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode";

o U.S. Patent No. 6,975,926 entitled "Method and apparatus for power management control of a compressor-based appliance that reduces electrical power consumption on an appliance";

o     Canadian Patent No. D199-1014 entitled "Sign holder";

o     Canadian Patent No. D199-1038 entitled "Laptop data port enclosure";

o Canadian Patent No. 2,291,015 entitled "Universal interactive advertising and payment system for public access electronic commerce and business related products and services"; and

o Australian Patent No. 2001263356 entitled "Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode".

The Company believes that the U.S. patent No. 6,505,095 entitled "System for providing remote audit, cashless payment, and interactive transaction capabilities in a vending machine" is important in protecting its intellectual property used in its e-Port(R) control system targeted to the vending industry. The patent expires in July 2021.

RESEARCH AND DEVELOPMENT

Research and development expenses, which are included in general and administrative and compensation expense in the Consolidated Statements of Operations, were approximately $1,364,000, $688,000, and $1,505,000 for the years ended June 30, 2005, 2004 and 2003, respectively, and $220,000 for the three months ended September 30, 2005.

EMPLOYEES

On December 31, 2005, the Company had 52 employees, all of whom were full-time.

                                    PROPERTY

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the first quarter of fiscal year 2005.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado, to be used for administrative functions, sales activities and product warehousing associated with our energy management products. The lease term extends through May 31, 2009 and provides for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

                                LEGAL PROCEEDINGS

In February 2005, a Complaint was filed against the Company in the State Court of Fulton County, Georgia, captioned Swartz Private Equity, L.L.C. vs. USA Technologies, Inc. (File No. 2005 VS 0777772D). The Complaint alleges that the Company breached various agreements entered into with Swartz Private Equity, LLC in August and September 2000 in connection with the so-called equity line of credit provided by Swartz to the Company. The Complaint requests monetary damages of $4,350,381 representing the alleged value of the warrants currently held by, or claimed to be due to, Swartz, monetary damages of $196,953 representing a termination fee allegedly due in connection with the termination of an agreement, and unspecified monetary damages relating to the alleged breach of certain rights of first refusal.

In June 2005, the Company filed an Answer, Affirmative Defenses and Counterclaims in response to the Swartz Complaint. The Company's response denied any liability to Swartz and sought unspecified money damages and other affirmative relief against Swartz. The Company's filing alleged, among other things, that Swartz should be prohibited from enforcing the various agreements entered into by the parties because Swartz had failed to register as a broker-dealer under applicable Federal and state securities laws as required in order for Swartz to be engaged in the business of providing equity line products. The Company's filing also alleged that Swartz fraudulently induced the Company to enter into the transaction by misrepresenting to the Company that Swartz was a deep pocket investor with significant financial resources, and Swartz would make significant investments in the Company. In September 2005, the Company served various discovery requests upon Swartz that have been partially responded to as of the date of this prospectus.

The Company intends to vigorously defend this action and to prosecute its counterclaims. In particular, the Company believes it has a substantial defense to the complaint because Swartz was not registered as a broker-dealer, and intends to vigorously pursue this defense. At the present time, the Company is unable to estimate the possible range of damages that the Company might incur should this action be resolved against the Company.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and executive officers, on the date of this prospectus, together with their ages and business backgrounds were as follows:

              Name               Age              Position(s) Held
           ---------             ---            -------------------
George R. Jensen, Jr.             56     Chief Executive Officer, Chairman of
                                         the Board of Directors

Stephen P. Herbert                42     Chief Operating Officer and President,
                                         Director

Haven Brock Kolls, Jr.            40     Senior Vice President - Research and
                                         Development

David M. DeMedio                  34     Chief Financial Officer

William W. Sellers (1)(2)         84     Director

William L. Van Alen, Jr. (1)(2)   72     Director

Steven Katz (1)                   57     Director

Douglas M. Lurio (2)              49     Director

(1)   Member of Compensation Committee

(2)   Member of Audit Committee

Each Director holds office until the next Annual Meeting of shareholders and until his successor has been elected and qualified.

George R. Jensen, Jr., has been our Chief Executive Officer and a Director since our inception in January 1992. Mr. Jensen was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. ("AFT") from 1985 until 1992. AFT was in the business of creating color imaged versions of black-and-white films. From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, "A.D.", a $35 million dollar production filmed in Tunisia. Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network. Mr. Jensen was also the Executive Producer for the 1983 special for public television, "A Tribute to Princess Grace". From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham. Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine. Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mr. Jensen is also a Director of The Noah Fund, a publicly traded mutual fund.

Stephen P. Herbert was elected a Director in April 1996, and joined USA on a full-time basis on May 6, 1996. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

Haven Brock Kolls, Jr., joined USA Technologies on a full-time basis in May 1994 and was elected an executive officer in August 1994. From January 1992 to April 1994, Mr. Kolls was Director of Engineering for International Trade Agency, Inc., an engineering firm specializing in the development of control systems and management software packages for use in the vending machine industry. Mr. Kolls was an electrical engineer for Plateau Inc. from 1988 to December 1992. His responsibilities included mechanical and electrical computer-aided engineering, digital electronic hardware design, circuit board design and layout, fabrication of system prototypes and software development. Mr. Kolls is a graduate of the University of Tennessee with a Bachelor of Science Degree in Engineering.

David M. DeMedio joined USA Technologies on a full-time basis in March 1999 as Controller. In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company's turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April, 2004. From April, 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company's Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its' accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

William W. Sellers joined the Board of Directors of USA in May 1993. Mr. Sellers founded The Sellers Company in 1949, which has been nationally recognized as the leader in the design and manufacture of state-of-the-art equipment for the paving industry. Mr. Sellers has been awarded five United States patents and several Canadian patents pertaining to this equipment. The Sellers Company was sold to Mechtron International in 1985. Mr. Sellers is Chairman of the Board of Sellers Process Equipment Company, which sells products and systems to the food and other industries. Mr. Sellers is actively involved in his community. Mr. Sellers received his undergraduate degree from the University of Pennsylvania.

William L. Van Alen, Jr., joined the Board of Directors of USA in May 1993. Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985. Since 1996, Mr. Van Alen has been President and a Director of The Noah Fund, a publicly traded mutual fund. Prior to 1985, Mr. Van Alen practiced law in Pennsylvania for twenty-two years. Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

Steven Katz joined the Board of Directors in May 1999. He is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development for technology and service-based companies in the health care, environmental, telecommunications and Internet markets. Mr. Katz's prior experience includes five years with PriceWaterhouse & Co. in audit, tax and management advisory services; two years of corporate planning with Revlon, Inc.; five years with National Patent Development Corporation (NPDC) in strategic planning, merger and acquisition, technology in-licensing and out-licensing, and corporate turnaround experience as President of three NPDC subsidiaries; and two years as a Vice President and General Manager of a non-banking division of Citicorp, N.A. Mr. Katz is also a Director of Health Systems Solutions Inc., Vivid Learning Systems Inc., Nanoscience Technologies Inc. and Biophan Technologies Inc., all publicly traded companies.

Douglas M. Lurio joined the Board of Directors of USA in June 1999. Mr. Lurio is President of Lurio & Associates, P.C., attorneys-at-law, which he founded in 1991. He specializes in the practice of corporate and securities law. Prior thereto, he was a partner with Dilworth, Paxson LLP. Mr. Lurio received a Bachelor of Arts Degree in Government from Franklin & Marshall College, a Juris Doctor Degree from Villanova Law School, and a Masters in Law (Taxation) Degree from Temple Law School.

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2003, June 30, 2004 and June 30, 2005 to each of the executive officers and employee of the Company named below:

                           SUMMARY COMPENSATION TABLE

                                                         Annual Compensation                  Long Term
                                                         -------------------                  ---------
                                                                                             Compensation
                                                                                             ------------
                                                                         Other Annual   Restricted     Securities
                                  Fiscal                                 Compensation      Stock       Underlying
Name and Principal Position        Year       Salary      Bonus (1)           (2)         Awards($)    Options (#)
---------------------------     ----------   ----------   ----------     ------------   ------------   ----------
George R. Jensen, Jr. Chief          2005   $  250,000           --      $     17,875             --           --
Executive Officer & Chairman         2004   $  217,500   $4,870,000(3)   $     17,875             --           --
of the Board                         2003   $  189,038   $  250,000      $    223,211             --           --

Stephen P. Herbert Chief             2005   $  231,923           --      $     17,875             --           --
Operating Officer President          2004   $  192,692   $  225,000      $     17,875             --           --
                                     2003   $  183,854   $  225,000      $    185,317             --           --

H. Brock Kolls Senior                2005   $  165,000   $  110,000      $     11,917             --           --
Vice-President, Research &           2004   $  156,923   $   60,000      $     63,205             --           --
Development                          2003   $  150,000   $   25,000      $     64,493             --           --

Adele H. Hepburn Director of         2005   $  130,000           --                --             --           --
Investor Relations                   2004   $  130,000   $  167,075                --             --           --
                                     2003   $   91,000   $  282,382                --             --           --

David M. DeMedio Chief               2005   $  131,689   $   11,000      $      7,800             --      300,000
Financial Officer (4)

(1) Fiscal year 2005, includes: a $110,000 cash bonus for Mr. Kolls and cash bonuses totaling $11,000 for Mr. DeMedio. Fiscal year 2004 includes:
      10,500,000 shares valued at $0.44 per share, in connection with the amendment of his employment agreement, and a $250,000 cash bonus for Mr. Jensen; a $225,000 cash bonus for Mr. Herbert; a $60,000 cash bonus for Mr. Kolls; and a cashless exercise of 470,750 warrants into 470,750 shares valued at $0.10 per share and a $120,000 cash bonus for Ms. Hepburn. For fiscal year 2003 includes: a $100,000 Senior Note due 2005, including 2,000,000 shares valued at $0.20, and $150,000 cash bonus for Mr. Jensen; a $100,000 Senior Note due 2005, 200,000 shares valued at $0.20 and a $125,000 cash bonus for Mr. Herbert; a $25,000 cash bonus for Mr. Kolls; and a $100,000 Senior Note due 2005, including 200,000 shares valued at $0.20 a share, $41,095 Senior Note due 2004, and a $100,000 cash bonus for Ms. Hepburn.

(2) Represents cash payments authorized to reimburse certain executive officers for tax payments incurred from the award of a previous bonus as well as car allowance payments.

(3) Prior to July 2003, Mr. Jensen's employment agreement provided that upon the occurrence of a USA Transaction he would receive that number of shares equal to seven percent of all of the then issued and outstanding shares on a fully converted basis. During July 2003, the Company and Mr. Jensen agreed to amend Mr. Jensen's employment agreement so that upon the occurrence of a USA Transaction he would receive only 14,000,000 shares. Under the new amended agreement, the 14,000,000 shares became subject to dilution (i.e., did not increase in order to reflect subsequent issuances by the Company of its shares). Under the prior agreement, the number of shares to be issued to Mr. Jensen was not subject to dilution (i.e., would be increased in order to reflect subsequent issuances by the Company of its shares) and was based upon the actual total number of shares outstanding at the time of a USA Transaction.

      For example, if a USA Transaction occurred while there were 475,000,000 shares then outstanding on a fully converted basis, Mr. Jensen would have received 33,250,000 shares under his prior agreement rather than the fixed number of 14,000,000 shares under his new amended agreement.

      During July 2003, the Company issued to Mr. Jensen an aggregate of 10,500,000 shares of restricted Common Stock, 2,500,000 shares of which were issued as compensation to Mr. Jensen, and 8,000,000 shares of which were issued to Mr. Jensen in connection with the employment agreement amendment described above. In accordance with generally accepted accounting principles, the Company was required to value all of these shares at $.44 per share or an aggregate of $4,620,000.

(4)   Employment as Chief Financial Officer commenced on April 12, 2005.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                               Number of securities     Percent of total options
                                underlying options       granted to employees in     Exercise base
Name                                granted(#)                 fiscal year          price ($/share)   Expiration date
------                            -------------            ------------------          ----------       ----------
David M. DeMedio                   300,000 (1)                    100%                    $.20              (2)

----------
(1) Conditioned upon Mr. DeMedio's employment, the options vest at a rate of 37,500 per three-month period commencing on July 31, 2005 for an aggregate of 300,000 options on April 30, 2007.

(2)   The options expire two years from the date of vesting.

TOTAL OPTIONS EXERCISED IN FISCAL YEAR ENDED JUNE 30, 2005 AND YEAR END VALUES

The following table gives information for options exercised by an executive officer and an employee in fiscal year 2005, and the number of options held by the executive officer and the employee at fiscal year end:

                                                                                              Unexercised
                                                                                             In-the-Money
                                                                Securities Underlying    Options at FY-End($)
                      Shares Acquired                          Unexercised Options at        Exercisable
Name                  On Exercise(#)     Value Realized ($)         FY-End (#)              /Unexercisable
---------------       ---------------    ------------------    ----------------------    --------------------
Adele H. Hepburn            0                    0                    77,000/0                     0

David M. DeMedio            0                    0                   0/300,000                     0


EXECUTIVE EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement with Mr. Jensen that expires June 30, 2007 and is automatically renewed from year to year thereafter, unless canceled by Mr. Jensen or the Company. The agreement provides for an annual base salary of $250,000 effective January 1, 2004. Mr. Jensen is entitled to receive such bonus or bonuses, as may be awarded to him by the Board of Directors. In determining whether to pay such a bonus, the Board would use its subjective discretion. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter.

The agreement also grants to Mr. Jensen in the event a "USA Transaction" (as defined below) occurs after the date thereof an aggregate of 14,000,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). The Jensen Shares have not been reserved for issuance by the Company and are not reflected or included in the number of issued and outstanding shares of the Company on a fully diluted basis in this prospectus. Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen`s employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there are not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transaction so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

The Company has entered into an employment agreement with Mr. Herbert that expires on June 30, 2007 and is automatically renewed from year to year thereafter, unless canceled by Mr. Herbert or the Company. The Agreement provides for an annual base salary of $230,000 per year effective January 1, 2004. Mr. Herbert is entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA.

Mr. Kolls has entered into an employment agreement with the Company that expires on June 30, 2006 and is automatically renewed from year to year thereafter unless canceled by Mr. Kolls or the Company. The agreement provides for an annual base salary of $165,000 per year effective January 1, 2004. Mr. Kolls is entitled to a payment of $5,000 upon each of the following: (i) filing of a new patent application by USA for which he is listed as the inventor; (ii) granting of any such patent application; and (iii) issuance of a patent for any patent application that had been filed prior to April 20, 2004. Mr. Kolls is also entitled to receive such bonus or bonuses, as may be awarded to him by the Board of Directors. The Agreement requires Mr. Kolls to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of his agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Kolls has the right to terminate his agreement upon 30 days notice to USA. During December 2004, Mr. Kolls agreed to extend the expiration date of his employment agreement from June 30, 2005 to June 30, 2006, and in accordance with his employment agreement received an incentive cash payment from USA of $70,000.

Ms. Hepburn has entered into an employment agreement with the Company that expires on June 30, 2006 and is automatically renewed from year to year thereafter unless canceled by Ms. Hepburn or the Company. The agreement provides for an annual base salary of $130,000 per year effective January 1, 2004. Ms. Hepburn is also entitled to receive such bonus or bonuses as the Board of Directors may award to her. The Agreement requires Ms. Hepburn to devote her full time and attention to the business and affairs of the Company, and obligates her not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

Mr. DeMedio has entered into an employment agreement with the Company, which expires on April 30, 2006, and is automatically renewed from year to year thereafter unless cancelled by Mr. DeMedio or the Company. The agreement provides for a base annual salary of $155,000 and discretionary bonuses. Mr. DeMedio was also granted options to purchase up to 300,000 shares of Common Stock of the Company at $.20 per share. The options vest ratably over a two-year period and are exercisable at any time during the two-year period following vesting. The agreement requires Mr. DeMedio to devote his full-time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities that would compete with the Company during the term of his agreement and for a period of one year thereafter.

Effective April 8, 2005, Mary West Young resigned as Senior Vice President and Chief Financial Officer of the Company. Effective April 12, 2005, the Company appointed David M. DeMedio as Chief Financial Officer.

COMPENSATION OF DIRECTORS

Members of the Board of Directors receive cash and equity compensation for serving on the Board of Directors, as determined from time to time by the Compensation Committee with subsequent approval thereof by the Board of Directors.

During fiscal year 2005, we paid each of our four outside Directors $20,000 each for serving as a Director during the fiscal year and $10,000 each for serving on Board Committees.

                             PRINCIPAL SHAREHOLDERS

COMMON STOCK

      The following table sets forth, as of January 9, 2006, the beneficial ownership of the Common Stock of each of the Company's directors, executive officers and other employee named below, as well as by the Company's directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                        Number of Shares of
Name and Address                        Common Stock
Beneficial Owner                        Beneficially Owned (1)        Percent of Class (2)
----------------------------            ----------------------        -----------------
George R. Jensen, Jr.                   10,821,000 shares(3)                    1.79%
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Stephen P. Herbert                      2,736,050 shares(4)                       *
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Haven Brock Kolls, Jr.                  707,325 shares(5)                         *
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Adele H. Hepburn                        3,382,760 shares(6)                       *
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Douglas M. Lurio                        921,463 shares(7)                         *
2005 Market Street, Suite 2340
Philadelphia, Pennsylvania 19103

William W. Sellers                      2,812,486 shares(8)                       *
701 Eagle Road
Wayne, Pennsylvania 19087

Steven Katz                             535,000 shares                            *
440 South Main Street
Milltown, New Jersey 08850

William L. Van Alen, Jr.                4,891,615 shares (9)                      *
P.O. Box 727
Edgemont, Pennsylvania 19028

David M. DeMedio                        357,625 shares  (10)                      *
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Wellington Management Company, LLP      71,000,000 (11)                        11.73%
75 State Street
Boston, MA 02109

All Directors and Executive Officers
As a Group (8 persons)                  23,778,964 shares (12)                  3.93%

----------
* Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Preferred Stock, shares issuable upon the conversion of Convertible Senior Notes, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of January 9, 2006, are deemed to be beneficially owned for purposes hereof.

(2) On January 9, 2006 there were 500,162,015 shares of Common Stock and 521,642 shares of Series A Preferred Stock issued and outstanding. For purposes of computing the percentages under this table, it is assumed that all shares of issued and outstanding Series A Preferred Stock have been converted into 521,642 shares of Common Stock, that all of the options to acquire Common Stock which have been issued and are fully vested as of January 9, 2006 (or within 60-days of January 9, 2006) have been converted into 1,822,472 shares of Common Stock. For purposes of computing such percentages it has also been assumed that all of the remaining Common Stock Warrants have been exercised for 21,948,132 shares of Common Stock; that all of the Convertible Senior Notes have been converted into 80,053,551 shares of Common Stock; and that all of the accrued and unpaid dividends on the Series A Preferred Stock as of January 9, 2006 have been converted into 783,604 shares of Common Stock. Therefore, 605,291,416 shares of Common Stock were treated as issued and outstanding for purposes of computing the percentages under this table. Does not reflect or include the shares issuable to Mr. Jensen upon a "USA Transaction."

(3) Includes 511,000 shares of Common Stock beneficially owned by his spouse. Does not include the right granted to Mr. Jensen under his Employment Agreement to receive Common Stock upon the occurrence of a USA Transaction (as defined therein). Includes 6,000,000 shares owned by George R. Jensen, Jr. Grantor Retained Unitrust dated July 14, 2003 over which Mr. Jensen retains beneficial ownership.

(4) Includes 1,050 shares of Common Stock beneficially owned by his child, 600,000 shares of Common Stock beneficially owned by his spouse and 250,000 shares issuable to Mr. Herbert upon the exercise of warrants.

(5) Includes 12,000 shares of Common Stock owned by Mr. Kolls' spouse, 150,000 shares issuable to his spouse upon conversion of her Senior Note.

(6) Includes 473,044 shares of Common Stock owned by her spouse, 7,875 shares underlying Series A Preferred Stock held by her and her spouse, 2,556,923 shares issuable upon the conversion of her Senior Notes, 58,495 shares issuable upon the conversion of Senior Notes beneficially owned by her spouse, 212,025 shares issuable upon the exercise of her warrants.

(7) Includes 225,000 shares issuable upon conversion of Senior Notes and 13,500 shares issuable upon exercise of warrants.

(8) Includes 17,846 shares of Common Stock owned by the Sellers Pension Plan of which Mr. Sellers is a trustee, 4,952 shares of Common Stock owned by Sellers Process Equipment Company of which he is a Director, 10,423 shares of Common Stock owned by Mr. Seller's wife, 551,700 shares issuable upon conversion of his Senior Notes and 100,000 shares issuable upon the exercise of warrants.

(9) Includes 1,200,717 shares of Common Stock issuable to Mr. Van Alen upon conversion of his Senior Notes, 1,045,830 shares issuable upon the exercise of warrants and 4,000 shares of Common Stock beneficially owned by his spouse.

(10) Includes 81,500 shares of Common Stock issuable to Mr. DeMedio upon conversion of his Senior Notes and 75,000 shares of Common Stock issuable to Mr.DeMedio upon the exercise of his Common Stock Options.

(11) Wellington Management Company, LLP ("Wellington Management"), in its capacity as an investment adviser, may be deemed to have beneficial ownership of 71,000,000 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 45,600,000 shares and shared dispositive power over 71,000,000 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(12) Includes all shares of Common Stock described in footnotes (3) through (5) and (7) through (10) above.

PREFERRED STOCK

      The following table sets forth, as of January 9, 2006 the beneficial ownership of the Series A Preferred Stock by the Company's directors and executive officers, the other employee named below, as well as by the Company's directors and executive officers as a group. The Company is not aware of any beneficial owner of more than five percent of the Series A Preferred Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                        Number of Shares of Series A
Name and Address                        Preferred Stock Beneficially
Beneficial Owner                        Owned                              Percent of Class (1)
-----------------------                 ----------------------------       --------------------
Adele H. Hepburn                        5,150 shares (2)                              *
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

All Directors and                       0 shares                                      *
Executive Officers
As a Group (8 persons)

----------

*     Less than one percent (1%)

(1) There were 521,642 shares of Series A Preferred Stock issued and outstanding as of January 9, 2006.

(2)   Ms. Hepburn is an employee of the Company.

                              CERTAIN TRANSACTIONS

During the fiscal year ended June 30, 2005, the Company incurred charges to Lurio & Associates, P.C., of which Mr. Lurio is President and a shareholder, for professional fees of approximately $284,000 for legal services rendered to the Company by such law firm. Mr. Lurio is a Director of the Company. As of June 30, 2005, the Company had accrued approximately $25,000 for these services. During fiscal year 2005, Mr. Lurio extended $15,000 and $30,000 of his 2005 and 2006 Senior Notes, respectively, into the 2008 and 2009 Senior Notes, respectively.

During the fiscal year ended June 30, 2005, the Company incurred charges of approximately $72,600 in connection with consulting services provided by Steven Katz, a Director of the Company. As of June 30, 2005, the Company had accrued approximately $72,600 for these services.

During fiscal year 2005, William Van Alen, Jr., a Director, purchased 333,333 shares of Common Stock at $.15 per share, or $50,000, as part of the 2005-D Private Placement. Mr. Van Alen also received warrants to purchase 333,333 shares of Common Stock at $.15 per share exercisable at any time prior to December 31, 2005, pursuant to his investment in this offering. No value was assigned to these warrants. Mr. Van Alen also purchased senior notes in the principal amount of $103,405 as part of the 2004-B Senior Note offering and extended $30,000 of his 2006 Senior Notes to 2009 Senior Notes.

During fiscal year 2005, William Sellers, a Director, invested $14,337 as part of the 2004-B Senior Note offering and extended $50,000 of his 2006 Senior Notes to 2009 Senior Notes.

During fiscal year 2005, David DeMedio, Chief Financial Officer, invested $1,900 as part of the 2004-B Senior Note offering.

During November 2005, Mr. Van Alen invested $33,333 as part of the 2005-G Senior Note Offering and $20,000 as part of the bridge note offering that matured on January 6, 2006. At maturity, the bridge notes were automatically exchanged for 2006-A Convertible Senior Notes and purchase rights.

Our Code of Business Conduct and Ethics prohibits us from entering into any related party transaction with an officer or director where such transaction would interfere with the exercise of the independent judgment of such officer or director or materially impair the performance of the responsibilities of any such officer or director.

                              SELLING SHAREHOLDERS

Each of the selling shareholders listed below is, as of the date hereof, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling shareholder's name. The issuance of the common stock to the selling shareholders as well as the issuance of the common stock to the selling shareholders upon exercise of the warrants or conversion of the senior notes, or upon purchase under the Common Stock Purchase Agreement dated April 4, 2005 was or will be a transaction exempt from the registration requirements of the Act and various state securities laws.

We have agreed, at our expense, to register all of the common stock for resale by the selling shareholders under the Act. We expect to incur expenses of approximately $35,000 in connection with the registration statement of which this prospectus is a part.

The number of shares that may be actually sold by the selling shareholders will be determined by the selling shareholders. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. Particular selling shareholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the selling shareholder may sell all, some or none of the shares of common stock that the selling shareholder holds, no estimate can be given as to the number of shares of our common stock that will be held by the selling shareholder upon termination of the offering. Shares of common stock may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest.

The following tables set forth information with respect to each selling shareholder and the respective amounts of common stock that may be offered pursuant to this prospectus. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Except as specifically set forth below, following the offering, and assuming all of the common stock offered hereby has been sold, none of the selling shareholders will beneficially own one percent (1%) or more of the common stock.

                            STEVE ILLES COMMON STOCK

                                                              Beneficial Ownership after
                                     Common Stock                      Offering
     Selling Shareholder            Offered Hereby            Number            Percent
   -----------------------         -----------------        -----------        ----------
Steve Illes                             36,000,000 (1)           7,584,615       1.53%

----------
(1) Represents 36,000,000 shares that Mr. Illes may purchase from us under his Common Stock Purchase Agreement dated April 4, 2005 with the Company through August 11, 2007. USA has the right to require Mr. Illes to purchase Common Stock at the lower of: (i) $.30; or (ii) 90% of the closing bid price per share on the applicable date. We have agreed to register these shares for resale by Mr. Illes at our cost and expense through May 13, 2007. Through January 9, 2006, Mr. Illes has purchased from us an aggregate of 19,999,898 shares under the April 2005 Agreement for an aggregate purchase price of $2,472,690. None of these shares are reflected in the above table.

                           2005-G SENIOR NOTE OFFERING

                                                              Beneficial Ownership after
                                     Common Stock                      Offering
     Selling Shareholder            Offered Hereby(1)         Number            Percent
   -----------------------         -----------------        -----------        ----------
William Recktenwald                      800,000

Crestview Capital Master LLC(2)        6,666,666

Thomas A. Katcher                        360,000

Michael J. O'Brien, Sr.                  600,000

William L. Van Alen, Jr.(3)              666,660              4,224,955             *

Robert Allen Pett                      1,805,560
                                      ----------
                        TOTAL         10,898,886
                                      ==========

----------

*     Less than 1%

(1) During October and November 2005, the Company sold to the above shareholders $544,945 principal amount of Senior Notes due December 31, 2008. These 2005-G Notes are convertible at the rate of $.10 per share at any time prior to maturity. For each $10,000 invested in the offering, the selling shareholder also received purchase rights, which were exchanged for warrants to purchase 100,000 shares of Common Stock at $.20 per share at any time prior to December 31, 2008. We have agreed to register the 5,449,443 shares underlying the notes and the 5,449,443 shares underlying the warrants through November 30, 2006. As of the date of this prospectus, none of the notes have been converted into common stock and none of the warrants have been exercised.

(2) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity is Stewart
      R. Flink.

(3)   Mr. Van Alen is a Director of the Company.

                           2006-A SENIOR NOTE OFFERING

                                                              Beneficial Ownership after
                                     Common Stock                      Offering
     Selling Shareholder            Offered Hereby(1)         Number            Percent
   -----------------------         -----------------        -----------        ----------
The Nutmeg Group LLC(2)                 4,000,000

Daniel E. and JoAnn G. Spealman         2,000,000

Fusion Capital Fund II LLC(3)           4,000,000

Nite Capital LP(4)                      4,000,000

William L. Van Alen, Jr.(5)               400,000              4,491,615             *

Deborah L. and Robert F. Jones            600,000

Lawrence Berk                             200,000

Martin Lipper                             200,000
                                       ----------
                            TOTAL      15,400,000
                                       ==========

----------
*     Less than 1%

(1) During October and November 2005, the Company sold to the above selling shareholders $770,000 principal amount of notes due January 6, 2006. These notes earned interest at 10% per annum and were not convertible into shares. On January 6, 2006, these notes were automatically exchanged for a like principal amount of 2006-A Senior Notes bearing interest at 10% per annum. The 2006-A Senior Notes are convertible at the rate of $.10 per share and mature December 31, 2010. For each $10,000 of 2006-A Notes received, the selling shareholder also received purchase rights, which were exchanged for warrants to purchase up to 100,000 shares at $.20 per share at any time prior to December 31, 2008. We have agreed to register the 7,700,000 shares underlying the Senior Notes and the 7,700,000 shares underlying the warrants through November 30, 2006. As of the date of this prospectus, none of the notes have been converted into common stock and none of the warrants have been exercised.

(2) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity is Randall Goulding.

(3) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the share held of record by the entity is Joshua B. Schienfeld.

(4) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the share held of record by the entity is Keith Goodman.

(5)   Mr. Van Alen is a Director of the Company.

                   WELLINGTON MANAGEMENT COMPANY COMMON STOCK

                                                                                              Beneficial Ownership after
                                                                     Common Stock                      Offering
     Selling Shareholder                                            Offered Hereby(1)          Number            Percent
   -----------------------                                         -----------------        -----------        ----------
British Columbia Investment Management Corporation
(nominee name: Hare & Co.)                                               1,400,000

Government of Singapore Investment Corporation Pte Ltd                   2,000,000
(nominee name: ELL & CO.)

The Retirement Program Plan for Employees of Union Carbide               2,000,000
Corporation (nominee name: KANE & CO.)

The Dow Chemical Employees' Retirement Plan                              2,200,000
(nominee name: KANE & CO.)

The Robert Wood Johnson Foundation                                       2,500,000
(nominee name: Benchworthy & Co.)

Howard Hughes Medical Institute                                          3,000,000
(nominee name: MAC & Co.)

WTC-CIF Emerging Companies Portfolio                                     4,500,000
(nominee name: Finwell & Co.)

WTC-CTF Emerging Companies Portfolio                                     5,000,000
(nominee name: Landwatch & Co.)

Public Sector Pension Investment Board                                   7,400,000
(nominee name: MAC & Co.)

Oregon Investment Council                                               10,000,000
(nominee name: Westcoast & Co.)                                         ----------
                                                      TOTAL             40,000,000
                                                                        ==========

----------

(1) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.Represents 40,000,000 shares issued at $0.10 per share during December 2005. We have agreed to register these shares for resale by the holder thereof at our cost and expense for a period of one year from the date of this prospectus.


                         KAZI MANAGEMENT COMMON STOCK

                                                                       Beneficial Ownership after
                                              Common Stock                      Offering
     Selling Shareholder                     Offered Hereby(1)         Number            Percent
   -----------------------                  -----------------        -----------        ----------

Kazi Management VI, Inc. (2)                        7,142,858


----------
(1) Consists of 7,142,858 shares of Common Stock underlying warrants exercisable at $.07 per share at any time prior to October 26, 2007.

(2) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity, Kazi Management, is Zubair Kazi.

              RATIONALWAVE ON SHORE EQUITY FUND, L.P. COMMON STOCK

                                                                       Beneficial Ownership after
                                              Common Stock                      Offering
     Selling Shareholder                     Offered Hereby            Number            Percent
   -----------------------                  -----------------        -----------        ----------
Rationalwave On Shore Equity Fund, L.P.             4,000,000(1)

----------

(1) Represents 4,000,000 shares issued at $0.10 per share on January 9, 2006. We have agreed to register these shares for resale by the holder thereof at our cost and expense through January 9, 2007. The natural person who exercises dispositive powers and voting discretion with respect to these shares is Mark Rosenblatt.

                           2005-C SENIOR NOTE OFFERING

                                                                       Beneficial Ownership after
                                              Common Stock                      Offering
     Selling Shareholder                     Offered Hereby(4)         Number            Percent
   -----------------------                  -----------------        -----------        ----------
Bonnie Lee Burnett                                 100,000
Marc Cohen                                         150,000
Bentley T Elliott                                1,000,000
Rachel Glicksman(1)                                288,000               215,000             *
Adele H Hepburn(2)                               1,000,000             3,382,760             *
Steve Illes(3)                                   7,500,000            36,084,615            7.3
Gary S. Nash(1)                                     12,000                 6,000             *
Peter Ruben                                        500,000
Richard Schonwald                                  500,000
Pat Smith                                        3,500,000
Daniel E Spealman                                  980,000
Daniel E Spealman Ira                            2,020,000
                                                ==========
                               TOTAL            17,550,000

----------
*        Less than 1%

(1) Rachel Glicksman and Gary S. Nash are principals in the firm of CEOCAST, Inc., which is our public relations consultant.

(2)   Ms. Hepburn is an employee of the Company.

(3) Mr. Illes entered into a Common Stock Purchase Agreement with us in April 2005 and had entered into a common Stock Purchase Agreement with us in August 2004, which has been superceded by the April 2005 agreement.

(4) During February and March 2005, the Company sold to the above selling shareholders $1,755,000 principal amount of Senior Notes due April 30, 2005. These notes earned interest at 10% per annum and were not convertible into shares. During March 2005, each of the above selling shareholders agreed to exchange such selling shareholder's note for a like principal amount of 2005-C Senior Notes bearing interest at 10% per annum. The 2005-C Senior Notes are convertible at the rate of $.10 per share and mature December 31, 2010. We have agreed to register the shares underlying the 2005-C Senior Notes under the Act for resale through April 30, 2006, and these shares are reflected in the above table. As of the date of this prospectus, none of the notes have been converted into common stock.

                           2004-B SENIOR NOTE OFFERING

                                                                            Beneficial Ownership after
                                                   Common Stock                      Offering
     Selling Shareholder                          Offered Hereby(11)         Number            Percent
   -----------------------                        -----------------        -----------        ----------
Charles W. Apple                                           100,000
John P. Ayers                                               10,200
Charles F. Bellavia                                          7,950
Lawrence Berk                                              150,000
Gunter Beyer(10)                                            12,966
Brittain Family Trust (1)                                   11,867
William P. Burks                                            50,000
Gerald E. Clark Jr.                                         13,000
Robert J. Clarke Jr.                                       500,000
Jack W. Criffield                                          350,000
Dudley R. & Janet S. Crow                                       83
Clifton B. Currin Tr Fbo
Clifton B Currin Trust                                      20,000
U/A 3/8/89
David M. Demedio (2)                                        19,000             338,625            *
Louis E. & Rose M. Direnzo                                   5,100
Robert R. Frey                                              30,000
Fusion Capital Fund Ii Llc (3)                             500,000
Margaret R. Geddis                                           5,100
Robert G. Giddens                                          500,000
George W. Gilles                                           250,000
Cary Glickstein                                            100,000
Harriet Glickstein                                         300,000
William M. Goldstein                                        62,500
William R. Hansen                                          100,000
Heald Family Trust (4)                                      16,800
Robert C. Hector Jr.                                       250,000
Michelle P. Hollenshead                                      4,255
Hrubala Associates, A Partnership (5)                       18,117
Christine F. Hughes                                          5,100
Michael Katchur                                             15,300
Thomas A. Katchur                                        1,595,000
Thomas John Katchur                                        400,000

Deborah Kim                                                500,000
Sung J. Kim                                                200,000
Young J. Kim                                               250,000
Gregory S. Kobus                                            15,300
Aaron Lehmann                                              100,000
Martin Lipper                                              175,000
Seymour Lipper                                             100,000
Philip & Randi Lipper Jtwros                               100,000
H Mather Lippincott Jr.                                    100,000
Barry N. Mccabe                                              7,717
John F. Mccormick                                           16,875
Robert H. & Rosemary M. Montgomery                          30,000
Mac G. Morris                                               10,200
George O'connell                                         1,000,000
Peter B. Pakradooni                                         50,000
Palisades Master Fund (6)                                4,000,000
Neil Parker                                                  9,050
Robert Pett                                              1,000,000
Roy T. Pirhala                                             110,000
J. Stephen Powell                                           20,000
John B. Rettew Iii                                          11,500
John S. Rupp                                                 8,196
Edward L. Schoenhut                                         40,800
William F. Schoenhut Jr.                                    44,366
Nicholas Sellers                                            10,200
William W. Sellers (7)                                     143,366           2,669,120            *
Selman Living Trust Morton Selman & Marsha                 100,000
Selman Ttees
Leonard H. Sichel Jr.                                       15,300
Gertrude T. Stevens                                        111,354
Priscilla Stitt                                              7,350
George E. & Marie E. Szychoski                               5,000
Michael W. Szychoski                                           257
William L. Van Alen Jr. (8)                              1,034,050           3,857,565            *
Bernard Wiener                                               2,564
J. Edward Willard                                           66,750
Kenneth B. Wilson                                            8,016
John D. Wright                                              18,050
Frances Young (9)                                          400,000
Donald J. Zelenka                                          250,000
Ruth Zweigbaum                                              34,293
                                                        ==========
                                            TOTAL       15,507,890(11)

----------

*     Less than 1%

(1) The natural person who exercises sole and/or shared voting or dispositive powers with respect to shares held of record by the entity, Brittain Family Trust, is E. Douglas Brittain.

(2)   Mr. Demedio is an officer of the Company.

(3) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity, Fusion Capital, is Joshua B. Scheinfeld.

(4) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity, Heald Family Trust, is Jack Heald.

(5) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity, Hrubala Associates, a partnership, is David R. Molumphy.

(6) The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity, Palisades Master Fund is Andy Ruckless.

(7)   Mr. Sellers is a director of the Company.

(8)   Mr. Van Alen Jr. is a director of the Company.

(9)   Ms. Young is a former employee of the Company.

(10)  Mr. Beyer is a consultant to the Company.

(11) Represents shares into which the selling shareholder's 2004-B Senior Note would be converted at a rate of $.10 per share. We have agreed to register the shares underlying the 2004-B Senior Notes under the Act for resale through June 30, 2007, and these shares are reflected in the above table. As of the date of this prospectus, none of the notes have been converted into common stock.

                             MARKET FOR COMMON STOCK

The Common Stock of the Company is currently traded on the OTC Electronic Bulletin Board under the symbol USTT.

The high and low bid prices on the OTC Electronic Bulletin Board for the Common Stock were as follows. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


Year ended June 30, 2006                                 High            Low
---------------------------                            -------         ------
First Quarter (through September 30, 2005)               $0.17          $0.12
Second Quarter (through December 31, 2005)               $0.13          $0.09

Year ended June 30, 2005
---------------------------

First Quarter (through September 30, 2004)              $ 0.18         $ 0.12
Second Quarter (through December 31, 2004)              $ 0.16         $ 0.10
Third Quarter (through March 31, 2005)                  $ 0.28         $ 0.11
Fourth Quarter (through June 30, 2005)                  $ 0.20         $ 0.13

Year ended June 30, 2004
----------------------------
First Quarter (through September 30, 2003)              $ 0.54         $ 0.34
Second Quarter (through December 31, 2003)              $ 0.42         $ 0.12
Third Quarter (through March 31, 2004)                  $ 0.29         $ 0.15
Fourth Quarter (through June 30, 2004)                  $ 0.34         $ 0.17

On January 9, 2006, there were 1,389 record holders of the Common Stock and 529 record holders of the Preferred Stock.

The holders of the Common Stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare out of funds legally available for payment of dividends. Through the date hereof, no cash dividends have been declared on the Company's Common Stock or Preferred Stock. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Preferred Stock have been paid. As of January 9, 2006, such accumulated unpaid dividends amounted to $7,836,040.

As of June 30, 2005, equity securities authorized for issuance by the Registrant with respect to compensation plans were as follows:

                           Number of securities to be
                            issued upon exercises of       Weighted average exercise      Number of securities
                             outstanding options and         price of outstanding        remaining available for
    Plan Category                   warrants                 options and warrants            future issuance
   ---------------             ------------------          -------------------------     -----------------------
Equity compensation
plans approved by                     None                    Not applicable                    None
security holders

Equity compensation
plans not approved
by security holders               2,009,972(1)                     $0.25                    14,108,693(2)

(1) Represents stock options outstanding as of June 30, 2005 for the purchase of shares of Common Stock of the Company expiring at various times from February 2006 through April 2009. Of such options, 544,167 were granted to employees of the Company and 1,465,805 to former option holders of Stitch Networks Corporation. Exercise prices for all the options outstanding were at prices that were either equal to or greater than the market price of the Company's Common Stock on the dates the options were granted.

(2) Represents 14,000,000 shares of Common Stock issuable to the Company's Chief Executive Officer under the terms of his employment agreement plus 108,693 shares of Common Stock issuable under the Company's 2004-B Stock Compensation Plan.

In July 2003 the Company and the Company's Chief Executive Officer (CEO) amended the terms of his employment agreement (expiring June 2007). Under the terms of the previous Executive Employment Agreement, the CEO would have been granted seven percent (non-dilutive) of all the then issued and outstanding shares of the Company's Common Stock in the event a "USA Transaction" (as defined) occurs, which among other events includes a change in control of the Company. The amended terms of the Executive Employment Agreement, eliminated the seven percent (non-dilutive) right to receive Common Stock upon a "USA Transaction", and granted the CEO an aggregate of 14,000,000 shares of Common Stock in the event a "USA Transaction" occurs. In exchange for the amendment of these terms, the Company issued an aggregate of 10,500,000 shares of its Common Stock to the CEO. In connection with this amendment, the CEO also entered into a lock-up agreement pursuant to which he shall not sell 2,500,000 of these shares for a one-year period and 8,000,000 of these shares for a two-year period. The CEO will not be required to pay any additional consideration for these shares of Common Stock. At the time of a "USA Transaction", all of the 14,000,000 shares to be issued to the CEO in connection with this amendment are automatically deemed to be issued and outstanding, and will be entitled to be treated as any other issued and outstanding shares of Common Stock. The right to receive the shares is irrevocable and fully vested, and the rights have no expiration date and will not be affected by the termination of the CEO's employment with the Company for any reason whatsoever. The shares issuable to Mr. Jensen have not been reserved for issuance by the Company and are not reflected or included in the number of issued and outstanding shares of the Company on a fully diluted basis in this prospectus.

The Company's Board of Directors established and authorized the 2004-B Stock Compensation Plan in October 2004 for use in compensating employees, directors and consultants through the issuance of shares of Common Stock of the Company. There were 500,000 shares authorized under the Plan. The underlying shares for the Plan have been registered with the Securities and Exchange Commission as an employee benefit plan under Form S-8. As of January 9, 2006 there were 38,693 shares available for future issuance under the Plan.

As of January 9, 2006, shares of Common Stock reserved for future issuance were as follows:

      2,009,972 shares issuable upon the exercise of stock options at exercise prices ranging from $.165 to $2.00 per share

      21,948,132 shares issuable upon the exercise of common stock warrants at exercise prices ranging from $.07 to $1.25 per share

      521,642 shares issuable upon the conversion of outstanding Preferred Stock

      80,053,551 shares issuable upon the conversion of Senior Notes having an aggregate face value of $12,054,939

      36,000,102 shares issuable under our agreement with Steve Illes

      38,693 shares issuable the 2004-B Stock Compensation Plan

Reverse Stock Split

      On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients ("Wellington"). Pursuant thereto, the Company sold to Wellington 40,000,000 shares of Common Stock for $.10 per share for an aggregate of $4,000,000. As a condition of the investment by Wellington, prior to entering into the Stock Purchase Agreement, the Company was required by Wellington to approve and call for a special meeting of its shareholders to consider a proposal to effectuate a 1-to-100 reverse split of its Common Stock (the "Reverse Split"). Pursuant thereto, on December 13, 2005, the Board of Directors unanimously approved and called for a special meeting of shareholders on February 7, 2006, to consider the Reverse Split.

      If the Reverse Split is approved by the shareholders, on the effective date of the Reverse Split, (i) each 100 shares of outstanding Common Stock would be reduced to one share of Common Stock; (ii) the number of shares of Common Stock into which each outstanding warrant, or option is exercisable would be proportionately reduced on a 100-to-1 basis; (iii) the exercise price of each outstanding warrant or option would be proportionately increased on a 1-to-100 basis; (iv) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible would be reduced from 1 share to one-hundredth of a share, and each share would be entitled to one-hundredth of a vote rather than one vote per share as currently provided; (v) the conversion rate of the accrued and unpaid dividends on the Series A Preferred Stock would be increased from $10.00 to $1,000.00 per share of Common Stock; (vi) the conversion price of each convertible senior note would be proportionately increased on a 1-to-100 basis, and the number of shares into which each convertible senior note would be convertible would be decreased on a 100-to-1 basis; and (vii) the number of shares issuable under the 2004-B Stock Compensation Plan would be reduced from 38,693 to 386 shares. Any fractional share resulting from the Reverse Split will be converted into a right to receive cash.

      The effect of the Reverse Split on the aggregate number of authorized and outstanding shares of Common Stock and Preferred Stock as of January 9, 2006 is as follows:

                                                             Number Of Shares
                                                       Prior to            After
                                                    Reverse Split      Reverse Split
                                                   --------------     ---------------
|_| Common Stock
                                    Authorized        640,000,000         640,000,000
                                   Outstanding        500,162,015           5,001,620
|_| Series Preferred Stock
                                    Authorized          1,800,000           1,800,000
                                   Outstanding            521,642             521,642
     o  Series A Preferred Stock
                                    Authorized            900,000             900,000
                                   Outstanding            521,642             521,642

The foregoing does not reflect any adjustment that may result from the repurchase of fractional shares of Common Stock as a result of the Reverse Split.

      The effect of the Reverse Split on the aggregate number of shares of Common Stock issuable by the Company as of January 9, 2006 in connection with the exercise or conversion of outstanding warrants, options, convertible senior notes, Series A Preferred Stock, and accrued and unpaid dividends thereon, is as follows:

                                                       Number Of Shares
                                                 Prior to            After
                                              Reverse Split      Reverse Split
                                             --------------      -------------

Series A Preferred Stock                            521,642              5,216
Accrued Dividends on Series A
 Preferred Stock                                    783,604              7,836
Warrants                                         21,948,132            219,481
Options                                           2,009,972             20,099
Convertible Senior Notes                         80,053,551            800,536
                                                -----------          ---------
                                   Total        105,316,901          1,053,169
                                                ===========          =========

      Therefore, as shown above, on a fully converted basis, after the Reverse Split there would be 6,054,789 shares of Common Stock issued and outstanding, compared to 605,478,916 shares issued and outstanding as of January 9, 2006. The number of authorized shares of Common Stock would remain the same at 640,000,000, leaving 633,945,211 shares available for issuance by the Company.

                              PLAN OF DISTRIBUTION

The selling shareholders are free to offer and sell the common shares at such times, in such manner and at such prices as the selling shareholders may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling shareholders may effect such transactions by selling common stock directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Steve Illes is an "underwriter" within the meaning of the Act in connection with the sale of shares purchased from us under his agreement with us. The ten-percent discount received by him in connection with his purchase of shares from us will be an underwriting discount. The other selling shareholders and any broker-dealers or agents that are involved in selling the shares may also be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and profit on the resale of the shares purchased by them may be deemed to be underwriting discounts under the Act.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Act, provided they meet the criteria and conform to the requirements of such Rule. We have agreed to bear all the expenses (other than selling commissions) in connection with the registration and sale of the common stock covered by this prospectus. In some circumstances, we have agreed to indemnify the selling shareholders against certain losses and liabilities, including liabilities under the Act.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

                           DESCRIPTION OF SECURITIES

GENERAL

We are authorized to issue up to 640,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock. As of the date hereof, 900,000 preferred shares have been designated as series A convertible preferred stock, no par value. As of January 9, 2006, there were 500,162,015 shares of common stock issued and outstanding and 521,642 shares of series A preferred stock issued and outstanding which are convertible into 521,642 shares of common stock. Through January 9, 2006, a total of 589,508 shares of preferred stock have been converted into 665,952 shares of Common Stock and $2,701,764 of accrued and unpaid dividends thereon have been converted into 290,253 shares of Common Stock.

COMMON STOCK

The holder of each share of common stock:

o is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;

o does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and

o is entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A preferred stock have been paid. Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A preferred stock of $10.00 per share and any unpaid and accumulated dividends on the series A preferred stock.

SERIES A CONVERTIBLE PREFERRED STOCK

The holders of shares of Series A preferred stock:

o have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., 1 share of series A preferred stock equals 1 vote);

o are entitled to vote on all matters submitted to the vote of the shareholders of USA, including the election of directors; and

o are entitled to an annual cumulative cash dividend of $1.50 per annum, payable when, as and if declared by the Board of Directors.

The record dates for payment of dividends on the Series A Preferred Stock are February 1 ($0.75) and August 1 ($0.75) of each year. Any and all accumulated and unpaid cash dividends on the Series A Preferred Stock must be declared and paid prior to the declaration and payment of any dividends on the Common Stock. Any unpaid and accumulated dividends will not bear interest. As of January 9, 2006 the accumulated and unpaid dividends were $7,836,030.

Each share of Series A Preferred Stock is convertible at any time into 1 share of fully issued and non-assessable Common Stock. Accrued and unpaid dividends earned on shares of Series A Preferred Stock being converted into Common Stock are also convertible into Common Stock at the rate $10.00 per share of Common Stock at the time of conversion and whether or not such dividends have then been declared by USA. As of January 9, 2006 a total of 589,508 shares of series A Preferred Stock have been converted into common stock and accrued and unpaid dividends thereon have been converted into 290,253 shares of Common Stock. The conversion rate of the Series A Preferred Stock (and any accrued and unpaid dividends thereon) will be equitably adjusted for stock splits, stock combinations, recapitalizations, and in connection with certain other issuances of common stock by USA. Upon any liquidation, dissolution, or winding-up of USA, the holders of Series A Preferred Stock are entitled to receive a distribution in preference to the Common Stock in the amount of $10.00 per share plus any accumulated and unpaid dividends.

We have the right, at any time, to redeem all or any part of the issued and outstanding series A preferred stock for the sum of $11.00 per share plus any and all unpaid and accumulated dividends thereon. Upon notice by USA of such call, the holders of the series A preferred stock so called will have the opportunity to convert their shares and any unpaid and accumulated dividends thereon into shares of common stock. The $11.00 per share figure was the redemption price approved by the Directors and shareholders of USA at the time the series A preferred stock was created and first issued. We currently have no plans to redeem the preferred stock.

SENIOR NOTES

As of January 9, 2006, we had $320,000 of unsecured senior notes due on June 30, 2006, $1,683,500 of unsecured senior notes due on December 31, 2006, $1,078,827 of unsecured senior notes due on June 30, 2007, $2,975,016 of unsecured senior notes due on December 31, 2007, $2,465,596 of unsecured senior notes due on December 31, 2008, $1,520,000 of unsecured senior notes due one December 31, 2009, and $2,012,000 of unsecured senior notes due on December 31, 2010. The principal amount of each senior note which is not voluntarily converted shall be payable on the maturity date thereof, at which time any unpaid and accrued interest shall also become due. Interest shall accrue at the rate of 12% per annum from and after the date of issuance and shall be payable quarterly in arrears on December 31, March 31, June 30, and September 30 of each year until maturity, with the exception of the Senior Notes due June 30, 2007 and December 31, 2010 and $544,945 of the December 31, 2008 notes, which accrue interest at the rate of 10% per annum. The senior notes are senior to all existing equity securities of USA, including the series A preferred stock.

The principal amount of each Senior Note due June 30, 2006 is convertible at any time into shares of Common Stock at the rate of $.10 per share. The principal amount of each Senior Note due December 31, 2006 is convertible at any time into shares of Common Stock at the rate of $.20 per share. The principal amount of each Senior Note due June 30, 2007 is convertible at any time at into shares of Common Stock at the rate of $.10 per share. The principal amount of each Senior Note due December 31, 2007 is convertible at any time into shares of Common Stock at the rate of $.20 per share. $544,945 of the Senior Notes due December 31, 2008 are convertible at anytime into shares of Common Stock at a rate of $.10 per share and the remaining $1,920,651 principal amount of each Senior Note due December 31, 2008 is convertible at anytime into shares of Common Stock at the rate of $.20 per share. The principal amount of each Senior Note due December 31, 2009 is convertible at anytime into shares of Common Stock at the rate of $.20 per share. The principal amount of each Senior Note due December 31, 2010 is convertible at anytime into shares of Common Stock at the rate of $.10 per share.

The indebtedness evidenced in the Senior Note is subordinated to the prior payment when due of the principal of, premium, if any, and interest on all "Senior Indebtedness", as defined herein, of USA as follows: Upon any distribution of its assets in a liquidation or dissolution of USA, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to USA, the Lender shall not be entitled to receive payment until the holders of Senior Indebtedness are paid in full. Until a payment default occurs with respect to any Senior Indebtedness, all payments of principal and interest due to Lender under the senior note shall be made in accordance with this senior note. Upon the occurrence of any payment default with respect to any Senior Indebtedness then, upon written notice thereof to USA and Lender by any holder of such Senior Indebtedness or its representative, no payments of principal or interest on the senior note shall be made by USA until such payment default has been cured to the satisfaction of the holder of such Senior Indebtedness or waived by such holder, provided, however, that if during the 180 day period following such default, the holder of Senior Indebtedness has not accelerated its loan, commenced foreclosure proceedings or otherwise undertaken to act on such default, then USA shall be required to continue making payments under the senior note, including any which had not been paid during such 180 day period. In the event that any institutional lender to USA at any time so requires, the Lender shall execute, upon request of USA, any intercreditor or subordination agreement(s) with any such institutional lender on terms not materially more adverse to the Lender then the subordination terms contained in this senior note.

The term "Senior Indebtedness" shall mean (a) all direct or indirect, contingent or certain indebtedness of any type, kind or nature (present or future) created, incurred or assumed by USA with respect to any future bank or other financial institutional indebtedness of USA or (b) any indebtedness created, incurred, or assumed, by USA secured by a lien on any of our assets.

Notwithstanding anything herein to the contrary, Senior Indebtedness does not include:

o unsecured accounts payable to trade creditors of USA incurred in the ordinary course of business;

o     any debt owed by USA to any officer, director or stockholder of USA;

o any obligation of Borrower issued or contracted for as payment in consideration of the purchase by USA of the capital stock or substantially all of the assets of another person or in consideration for the merger or consolidation with respect to which USA was a party;

o     any operating lease obligations of USA;

o any other indebtedness which by its terms is subordinated to the senior note; or

o any "other indebtedness" which is subordinated to all indebtedness to which the senior note is subordinated in substantially like terms as the senior note; which such "other indebtedness" shall be treated as equal with the indebtedness evidenced by the senior note.

COMMON STOCK PURCHASE WARRANTS

As of January 9, 2006, there were outstanding warrants to purchase 7,142,858 shares at $.07 per share, warrants to purchase 1,200,000 shares at $.91 per share, warrants to purchase 377,927 shares at $1.00 per share, warrants to purchase 2,901 shares at $1.03 per share, warrants to purchase 75,000 shares at $1.25 per share, and warrants to purchase up to 13,149,446 shares at $.20 per share.

The exercise price of the warrants and the number of shares of Common Stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA. Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

SHARES ELIGIBLE FOR FUTURE SALE

Of the 500,162,015 shares of common stock issued and outstanding on January 9, 2006, all are freely transferable without further registration under the Act (other than shares held by "affiliates" of the Company). As of January 9, 2006, there were 521,642 shares of preferred stock issued and outstanding, all of which are freely transferable without further registration under the Act (other than shares held by "affiliates" of USA).

The shares of preferred stock issued and outstanding as of January 9, 2006 are convertible into 521,642 shares of common stock all of which would be fully transferable without further registration under the Act (other than shares held by "affiliates" of USA).

Shares of our common stock which are not freely tradeable under the Act are known as "restricted securities" and cannot be resold without registration under the Act or pursuant to Rule 144 promulgated thereunder.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of USA, who beneficially owns "restricted securities" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of the same class of shares, or
(ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the SEC. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about USA. In addition, any person (or persons whose shares must be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the USA, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or the volume limitations described above.

LIMITATION OF LIABILITY; INDEMNIFICATION

As permitted by the Pennsylvania Business Corporation Law of 1988 ("BCL"), our By-laws provide that Directors will not be personally liable, as such, for monetary damages for any action taken unless the Director has breached or failed to perform the duties of a Director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law. The By-laws also include provisions for indemnification of our Directors and officers to the fullest extent permitted by the BCL. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

                                     EXPERTS

The consolidated financial statements and schedule of USA Technologies, Inc. at June 30, 2005, and for the year ended June 30, 2005 appearing in this Prospectus and Registration Statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of USA Technologies, Inc. at June 30, 2004, and for each of the two years in the period ended June 30, 2004 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

We will furnish record holders of our securities with annual reports containing financial statements audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as we may determine to be appropriate or as may be required by law.

You can find additional information concerning us on our website http://wwwusatech.com. Information on our website is not and should not be considered a part of this prospectus.

               PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock, other than underwriting discounts and commissions.

Securities and Exchange Commission - Registration Fee               $ 1,251.14
Printing and Engraving Expenses                                     $ 3,748.86
Accounting Fees and Expenses                                        $15,000.00
Legal Fees and Expenses                                             $15,000.00
                                                                    ----------
                                                        Total       $35,000.00
                                                                    ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our By-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. Our By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by USA without registration under the Securities Act of 1933, as amended ("Act"):

PRIVATE PLACEMENTS

During the 2003 fiscal year and through August 7, 2003, the Company issued an aggregate of 85,601,130 shares to 398 accredited investors at $.10 per share for an aggregate of $8,560,113. Of the $8,560,130, $8,345,674 were for cash proceeds and $214,439 were for services rendered or to be rendered. The offer and sales of the shares was exempt from registration under Rule 506 promulgated under
Section 4(2) of the Act. All of the investors were either pre-existing security holders or business associates. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. In connection with the offering, we paid $64,000 to Sloan Securities, Inc., a broker-dealer, in connection with the 8,000,000 shares sold by Sloan on our behalf. We have agreed to use our best efforts to register all of these shares for resale under the Act for a period of one year.


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

In February, 2003, Jubilee Investment Trust, PLC ("Jubilee"), a United Kingdom investment trust made an equity investment in USA Technologies at U.S.$0.20 per share. Jubilee is a newly established investment trust set up to invest in securities traded on a range of public markets, primarily in the United Kingdom. USA Technologies issued to Jubilee 15,000,000 shares of Common Stock of USA Technologies at a price per share of U.S.$0.20 with an aggregate value of U.S.$2,850,000. In full payment for the shares of USA Technologies, Jubilee issued to USA Technologies an equivalent of their shares (1,870,091 shares of Jubilee at a price per share valued at One British Pound which was the initial public offering price per share for the Jubilee shares). The exchange rate used by the parties for the transaction was One British Pound equals U.S.$1.6042. The shares to be issued to Jubilee by USA Technologies will not be registered under the Securities Act of 1933, as amended. Jubilee has agreed not to sell USA Technologies` shares for a period of two (2) years from the date of issuance unless USA Technologies agrees otherwise. The shares were issued to Jubilee by USA pursuant to the exemption from registration set forth in Section 4(2) of the Act.

In March 2003, we issued a warrant to La Jolla Cove Investors, Inc. to purchase up to 9,000,000 shares at $.10 per share. The warrants expire as follows:
3,000,000 on the three month anniversary of the date of this prospectus; 3,000,000 on the 6 month anniversary of the date of this prospectus; and 3,000,000 on the 9 month anniversary of the date of this prospectus. The warrants may not be exercised without our consent on any date on which the closing price of our shares is less than $.40. We have agreed to register the shares underlying the warrants for resale under the Act for a period of one year. The warrants were offered and sold to La Jolla pursuant to the exemption from registration set forth in Section 4(2) of the Act. During October 2003, these warrants were rescinded and cancelled by agreement of USA and La Jolla.

In April 2003, we issued 530,818 shares and warrants to purchase up to 530,818 shares to the holders of our senior notes who elected to receive these securities in lieu of the cash interest payment due for the quarter ended March 31, 2003. The shares were purchased at the rate of $.20 per share and the warrants are exercisable at $.20 per share at any time through June 30, 2004. We have agreed to register the shares and the shares underlying the warrants under the Act for resale for a period of 2 years. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. All of the noteholders are accredited investors and existing security holders of USA and there was no general solicitation or advertising.

During April 2003, we agreed to issue to Steve Illes, an existing shareholder, an aggregate of 1,000,000 shares for $.10 per share and agreed to issue to him warrants to purchase up to 4,000,000 shares at $.10 per share at any time through August 31, 2003. The offer and sale of the shares and warrants was exempt from registration under Section 4(2) of the Act. Mr. Illes is an accredited investor, made appropriate investment representations, was afforded access to all public filings and all other information that USA could reasonably obtain, and the securities contained appropriate restrictive legends under the Act. We have agreed to register the shares and the shares underlying the warrants for resale under the Act for a period of one year.

During May 2003, we issued to Providence Investment Management, an accredited investor, an aggregate of 2,500,000 shares for $.10 per share. The offer and sale of the shares was exempt from registration under Section 4(2) of the Act. Providence Investment Management is an accredited investor, made appropriate investment representations, was afforded access to all public filings and all other information that USA could reasonably obtain, and the securities contained appropriate restrictive legends under the Act. Providence approached us about the investment and we did not solicit Providence. We have agreed to register the shares for resale under the Act for a period of one year.

During July 2003, we issued an aggregate of 10,500,000 shares to George R. Jensen, Jr., our Chairman and Chief Executive Officer, as part of the amendment to his employment agreement. The offer and sale of the shares was exempt from registration under Section 4(2) of the Act. Mr. Jensen is an accredited investor, made appropriate investment representations, was afforded access to all public filings and all other information that USA could reasonably obtain, and the securities contained appropriate restrictive legends under the Act. Mr. Jensen has entered into a lock up agreement pursuant to which he shall not sell 2,500,000 of the shares for a one year period and 8,000,000 of the shares for a two year period.

In July 2003, we issued 661,224 shares and warrants to purchase up to 661,224 shares to the holders of our senior notes who elected to receive these securities in lieu of the cash interest payment due for the quarter ended June 30, 2003. The shares were purchased at the rate of $.20 per share and the warrants are exercisable at $.20 per share at any time through June 30, 2004. We have agreed to register the shares and the shares underlying the warrants under the Act for resale for a period of 2 years. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. All of the noteholders are accredited investors and existing security holders of USA, and there was no general solicitation or advertising.

On July 11, 2003, we issued 20,000,000 shares to Bayview, as part of our purchase of substantially all of the assets of Bayview. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. Bayview was introduced to us through our consultant Robert McGarrah, and there was no general solicitation or advertising. Bayview has agreed not to sell any of the shares until July 11, 2004, at which time Bayview shall be permitted to sell during each calendar month thereafter (on a non-cumulative basis) the greater of (i) 250,000 shares of the Stock, or (ii) that number of shares of the Stock equal to five percent (5%) of the immediately prior calendar month's trading volume of the shares of Common Stock of USA. USA has agreed to use its best efforts to register all of the shares for resale by Bayview under the Securities Act of 1933, as amended, for a period of one year (from July 11, 2004 through July 11, 2005).


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

During September 2003, we issued to Wellington Management Company, LLP, on behalf of several of its clients, an aggregate of 18,000,000 shares for $.25 per share. The offer and sale of the shares was exempt from registration under
Section 4(2) of the Act. All of these clients are accredited investors. This investor approached us regarding this investment and we did not solicit this investor. We have agreed to register the shares for resale under the Act for a period of one year.

During September 2003, we issued to George O'Connell, an accredited investor and existing shareholder, an aggregate of 1,000,000 shares for $.25 per share. The offer and sale of the shares was exempt from registration under Section 4(2) of the Act. We have agreed to register the shares for resale under the Act for a period of one year.

During September 2003, we issued to Prophecy Asset Management, an accredited investor, an aggregate of 750,000 shares for $.25 per share. The offer and sale of the shares was exempt from registration under Section 4(2) of the Act. This investor approached us regarding this investment and we did not solicit this investor. We have agreed to register the shares for resale under the Act for a period of one year.

During September 2003, we issued to Fulcrum Global Partners, LLC, an accredited investor, an aggregate of 260,000 shares for $.25 per share. The offer and sale of the shares was exempt from registration under Section 4(2) of the Act. This investor approached us regarding this investment and we did not solicit this investor. We have agreed to register the shares for resale under the Act for a period of one year.

In October 2003, we issued 577,457 shares and 577,457 warrants to purchase up to shares to the holders of our senior notes who elected to receive these securities in lieu of the cash interest payment due for the quarter ended September 30, 2003. The shares were purchased at the rate of $.20 per share and the warrants are exercisable at $.20 per share at any time through June 30, 2004. We have agreed to register the shares and the shares underlying the warrants under the Act for resale for a period of 2 years. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. All of the noteholders are accredited investors and existing security holders, and there was no general solicitation or advertising.

In October 2003, we issued to Alpha Capital Atkiengesellschaft, a current shareholder, an aggregate of 500,000 shares due to Alpha as a result of the occurrence of a Non-Registration Event as defined under our agreement with Alpha because we failed to register within 120 days of issuance the securities issued to Alpha in November 2002. The securities were sold to an accredited investor and the offer and sale thereof did not involve any general advertising or solicitation and the offer and sale was therefore exempt from registration under
Section 4(2) under the Act.

During the quarter ended June 30, 2003, the Company issued an aggregate of 8,497,819 shares to 464 holders of warrants at $0.10 per share for an aggregate of $849,783. The offer and sales of the shares was exempt from the registration requirements of the Act under Rule 506 promulgated thereunder. In this regard, the offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The Company agreed to use its best efforts to register the shares for resale under the Act.

During the quarter ended June 30, 2003, the Company issued an aggregate of 4,462,918 shares to 13 holders of its Convertible Senior Notes at the rate of $0.20 per share for aggregate conversions of $892,584. The offer and sales of the shares was exempt from the registration requirements of the Act under Rule 506 promulgated thereunder. In this regard, the offer and sale thereof was to existing security holders and did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

During the quarter ended June 30, 2003, 50 holders of $2,196,000 principal amount of the Senior Notes maturing in December 2003 elected to extend these notes until December 31, 2006 and to have the conversion rate reduced from $1.25 per share to $0.20 per share. The note exchange was exempt from the registration requirements of the Act pursuant to Section 3(a)(9) thereof.

During the quarter ended June 30, 2003, 56 holders of $1,296,397 principal amount of the Senior Notes maturing in December 2004 elected to extend these notes until December 31, 2007 and to have the conversion rate reduced from $0.40 per share to $0.20 per share. The shares were issued solely in exchange for our securities and we paid no commissions in connection with the transaction. The note exchange was exempt from the registration requirements of the Act pursuant to Section 3(a)(9) thereof.

During the quarter ended June 30, 2003, the Company issued 3,340 shares of Common Stock upon the conversion of 3,340 shares of Series A Preferred Stock and issued 4,008 shares of Common Stock upon the conversion of $40,080 of cumulative dividends accrued and unpaid on these shares of Preferred Stock. The shares were issued solely in exchange for our securities and we paid no commissions in connection with the transaction. The shares of Common Stock were issued pursuant to the exemption from registration set forth in Section 3(a)(9) of the Act.

During the quarter ended September 30, 2003, the Company issued an aggregate of 535,258 shares of Common Stock to 7 holders of warrants at $0.10 per share for an aggregate of $53,526. The Company issued 105,000 shares for consulting services rendered or to be rendered to the Company, to the following warrants holders upon exercise of their warrants: Rachel Glicksman- 72,000 shares; Charlotte Given-30,000 shares; and Gary Nash- 3,000 shares. These warrants were exercised at $.10 per share and no cash payment was required in connection with their exercise. The shares issued for services were recorded at the market price on the date of grant. The offer and sales of the shares was exempt from the registration requirements of the Act under Rule 506 promulgated thereunder. In this regard, the offer and sale thereof was to existing security holders and did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The Company agreed to use its best efforts to register the shares for resale under the Act.

During the quarter ended September 30, 2003, the Company issued an aggregate of 7,500,834 shares of Common Stock to 31 holders of its Convertible Senior Notes upon their conversion at the rate of $0.20 per share for an aggregate of $1,500,167. The offer and sales of the shares was exempt from the registration requirements of the Act under Rule 506 promulgated thereunder. In this regard, the offer and sale thereof was to existing security holders and did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.


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

During the quarter ended September 30, 2003, 54 holders of $1,116,000 principal amount of the Senior Notes maturing in December 2003 elected to extend these notes until December 31, 2006 and to have the conversion rate reduced from $1.25 per share to $0.20 per share. The note exchange was exempt from the registration requirements of the Act pursuant to Section 3(a)(9) thereof.

During the quarter ended September 30, 2003, 23 holders of $708,096 principal amount of the Senior Notes maturing in December 2004 elected to extend these notes until December 31, 2007 and to have the conversion rate reduced from $0.40 per share to $0.20 per share. The note exchange was exempt form the registration requirements of the Act pursuant to Section 3(a)(9) thereof.

From February through June 2004, the Company sold 28,290,833 shares of Common Stock to 34 accredited investors at $.15 per share for an aggregate of $4,243,625. During June 2004, the Company granted to each investor in the offering a warrant to purchase one-half of a share for each share subscribed for by such investor in the offering. The Company issued warrants to purchase a total of 14,145,417 shares. The warrants were originally exercisable at $.20 per share at any time through December 31, 2004. The exercise price was subsequently reduced to $.10 per share. We have agreed to register the shares and the shares underlying the warrants under the Act for resale for a period of two years. The offer and sales of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. All of the investors were either pre-existing security holders or business associates. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

In January 2004, we issued 542,592 shares and 542,592 warrants to purchase up to shares to the holders of our senior notes who elected to receive these securities in lieu of the cash interest payment due for the quarter ended December 31, 2003. The shares were purchased at the rate of $.20 per share and the warrants are exercisable at $.20 per share at any time through June 30, 2004. We have agreed to register the shares and the shares underlying the warrants under the Act for resale for a period of 2 years. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. All of the noteholders are accredited investors and existing security holders, and there was no general solicitation or advertising.

In June 2004, we issued warrants to purchase up to 3,716,496 shares of Common Stock to the holders of our senior notes who elected to receive warrants in lieu of the cash interest payment due for the quarters ended June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003
and December 31, 2003. The warrants are exercisable at $.20 per share at any time through December 31, 2004 and were later reduced in price to $.10 per share. We have agreed to register the shares underlying the warrants under the Act for resale for a period of 2 years. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under the Act. All of the noteholders are accredited investors and existing security holders of USA, and there was no general solicitation or advertising.


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

In January 2004, we issued to CEOCAST, Inc. a total of 150,000 shares for services to be rendered to the Company. The offer and sale of the shares were exempt from registration under Section 4(2) of the Act. The Company agreed to use its best efforts to register the shares for resale under the Act.

On June 18, 2004, we entered into a Common Stock Purchase Agreement with Steve Illes. During the one year period following the effectiveness of a registration statement covering the shares, Mr. Illes has agreed to purchase from USA shares of Common Stock, provided that the aggregate purchase price can not exceed $7,500,000. Under the Agreement, Mr. Illes is permitted to purchase Common Stock from USA at any time at the price per share of $.30. In addition, USA has the right at any time to require Mr. Illes to purchase Common Stock from USA at the lower of: (i) $.30; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by USA to Mr. Illes of notice of his obligation to purchase. USA can require Mr. Illes to purchase shares under the Agreement only if the shares have been registered by the Company for resale by Mr. Illes under the Act. During any calendar month, Mr. Illes is not permitted to purchase and can not be required by USA to purchase Common Stock for an aggregate purchase price in excess of $700,000. We have agreed to register for resale the shares purchased by Mr. Illes under the Agreement for a period of one year from the date of the effectiveness of the initial registration statement covering the shares to be purchased by Mr. Illes. We have agreed to pay to Mr. Illes a due diligence fee of $45,000. The securities were offered and sold to Mr. Illes under the exemption from registration set forth under Rule 506 promulgated under the Act. Mr. Illes is an existing shareholder and an accredited investor, and there was no general solicitation or advertising.

In July 2004, the Staff of the Securities and Exchange Commission indicated that because of the discretion given to Mr. Illes under the Agreement to purchase the shares at any time for $.30 per share, it was not appropriate to register the shares unless this discretion was eliminated. On August 6, 2004 the Company and Mr. Illes entered into a subsequent agreement which superceded the prior agreement and gave the Company the right to require Mr. Illes to purchase the shares but did not give Mr. Illes any discretion to purchase shares. During the one year period following the date of effectiveness of a registration statement covering the shares, Mr. Illes has agreed to purchase from USA shares of Common Stock, provided that the aggregate purchase price can not exceed $7,500,000. Under the Agreement, USA has the right at any time to require Mr. Illes to purchase Common Stock from USA at the lower of: (i) $.30; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by USA to Mr. Illes of notice of his obligation to purchase. USA can require Mr. Illes to purchase shares under the Agreement only if the shares have been registered by the Company for resale by Mr. Illes under the Act. During any calendar month, Mr. Illes is not permitted to purchase and can not be required by USA to purchase Common Stock for an aggregate purchase price in excess of $700,000.

From November 3, 2004 through February 14, 2005, the Company sold $1,550,789 of senior notes convertible into Common Shares at $.10 per share and maturing on June 30, 2007. Interest is payable quarterly at a rate of 10% per annum. The securities were offered and sold under the exemption from registration set forth in Rule 506 promulgated under Section 4(2) of the Act. All of the purchasers of the notes were accredited investors, were either pre-existing security holders or business associates and there was no general solicitation or advertising. We have agreed to use our best efforts to have the shares underlying the senior notes registered for resale under the Act through June 30, 2007.

In March 2005, the Company exchanged $1,755,000 of principal amount 2005-B 10% Senior Notes for a like principal amount of 2005-C 10% Convertible Senior Notes ("2010 Senior Notes"). The 2010 Senior Notes are convertible into Common Shares at $.10 per share and due December 31, 2010. There are an aggregate of 17,550,000 shares underlying these senior notes. Interest is payable quarterly at a rate of 10% per annum. We have agreed to register the shares underlying the 2010 Senior Notes under the Act for resale through April 30, 2006. The exchange of the shares was exempt from registration under Section 3(a)(9) of the Act. All of the investors receiving 2010 Senior Notes are existing security holders. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange.

During March and April 2005, the Company sold 23,333,334 shares of Common Stock at $.15 per share for an aggregate of $3,500,000 ("2005-D Private Placement Offering"). For each share purchased, the Company granted a warrant to purchase one share of Common Stock exercisable at $.15 per share at anytime prior to December 31, 2005. The Company issued warrants to purchase a total of 23,333,334 shares. To date, none of the warrants have been exercised. We have agreed to register the shares and the shares underlying the warrants under the Act for resale through December 31, 2006. The offer and sales of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. All of the investors were accredited investors and either pre-existing security holders or business associates. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act.

On April 4, 2005, the Company and Steve Illes entered into a new Common Stock Purchase Agreement ("2005 Commmon Stock Ageement"). Pursuant to the 2005 Common Stock Agreement, Mr. Illes agreed to purchase shares of the Company's Common Stock, provided that the aggregate purchase price does not exceed $10,000,000. Under the 2005 Common Stock Agreement, the Company has the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $0.30 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company can require Mr. Illes to purchase shares under the Common Stock Agreement only if the shares have been registered by the Company for resale under the Act. During any calendar month, Mr. Illes cannot be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company issued 500,000 shares of Common Stock to Mr. Illes as a due diligence/commitment fee in connection with the 2005 Common Stock Agreement. The 2005 Common Stock Agreement terminates August 11, 2007. We have agreed to register for resale the shares purchased by Mr. Illes under the agreement until May 13, 2007. The securities offered and to be sold to Mr. Illes are exempt from registration as set forth under Rule 506 promulgated under the Act. Mr. Illes is an existing shareholder and an accredited investor, and there was no general solicitation or advertising.

During October and November 2005, the Company sold $544,945 principal amount of 2005-G Convertible Senior Notes due December 31, 2008 to six investors. These notes earn interest at 10% per annum, payable quarterly, and are convertible into Common Shares at $.10 per share at any time prior to maturity. The offering was made to the holders of the 2005-D Common Stock Warrants. The 2005-D Warrants were exercisable at $.10 per share through November 30, 2005, and at $.15 through December 31, 2005. Each holder of the 2005-D Common Stock Warrants was entitled to purchase the principal amount of the 2005-G Senior Notes equal to the number of 2005-D Warrants held multiplied by $.10. Upon any investment in the offering, the corresponding number of 2005-D Warrants were cancelled. There are 5,449,443 shares underlying these 2005-G senior notes. For each $10,000 of senior notes purchased, the investor also received a purchase right to purchase up to 100,000 shares at $.20 per share at anytime prior to December 31, 2008. The purchase rights could only be exercised if the shares issuable upon the exercise of the purchase rights are made available through the prepayment by the Company of outstanding convertible senior notes that are convertible at $.20 per share. The Company issued purchase rights to acquire 5,449,443 shares. During January 2006, the holder of each purchase right agreed to exchange the purchase rights for warrants to purchase shares at $.20 at anytime prior to December 31, 2008. Pursuant thereto, warrants were issued for an aggregate of 5,449,443 shares. We have agreed to register the shares underlying the 2005-G Senior Notes and the shares underlying the warrants under the Act for resale, and to keep the registration statement current and effective through November 30, 2006. The offer and sale of the 2005-G Senior Notes and purchase rights was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. All of the investors were accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The issuance by us of the warrants was exempt from registration under Section 3(a)(9) of the Act. All of the investors were existing holders of the purchase rights. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange.

On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients ("Wellington"). Pursuant thereto, the Company sold to Wellington 40,000,000 shares of Common Stock for $.10 per share for an aggregate of $4,000,000. The offer and sale of the shares was exempt from registration under Rule 506 promulgated under Section 4(2) of the Act. As investment manager, Wellington has shared dispositive and shared voting power over the shares. All of these clients are accredited investors. We have agreed to register the shares for resale under the Act for a period of one year. The Stock Purchase Agreement provides that if the registration statement is not declared effective by the SEC within 60 days from the date of the Stock Purchase Agreement, then the Company will pay to Wellington as liquidated damages two percent of the purchase price for the shares for each month beyond 60 days that the registration statement is not effective. As a condition of its investment, Wellington required the Company to approve and call a special meeting of its shareholders to consider approval of a 1-to-100 reverse stock split of its Common Stock.


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

In October and November, 2005, the Company offered for sale up to $1,000,000 of principal amount of 10% Bridge Notes due January 6, 2006. Interest accrued on the Bridge Notes at the rate of 10% per annum from and after the date of issuance with all accrued and unpaid interest paid on January 6, 2006. The Company sold $770,000 Bridge Notes to 8 investors. On January 6, 2006, the Bridge Notes were automatically exchanged for a like principal amount of new 2006-A Convertible Senior Notes due December 31, 2010. The 2006-A Notes bear interest at 10% and are convertible at any time prior to maturity at $.10 per share. For each $10,000 of 2006-A Convertible Senior Notes received in exchange for the Bridge Notes, the Company also issued purchase rights enabling the holder to purchase up to 100,000 shares of Common Stock at $.20 per share at anytime prior to December 31, 2008. The purchase rights could only be exercised if the shares issuable upon the exercise of the purchase rights are made available through the prepayment by the Company of outstanding convertible senior notes that are convertible at $.20 per share. The Company issued purchase rights to acquire 7,700,000 shares. During January 2006, the holder of each purchase right agreed to exchange the purchase right for a warrant to purchase one share at $.20 at anytime prior to December 31, 2008. Pursuant thereto, warrants were issued for an aggregate of 7,770,000 shares. The offer and sale of the Bridge Notes was exempt from registration under Rule 506 promulgated under
Section 4(2) of the Act. All of the investors were accredited investors. The offer and sale thereof did not involve any general advertising or solicitation and the securities contained appropriate restrictive legends under the Act. The issuance by us of the 2006-A Senor Notes and purchase rights in exchange for the Bridge Notes, and the warrants in exchange for the purchase rights was exempt from registration under Section 3(a)(9) of the Act. All investors were existing security holders of the Company. No commission or remuneration was paid or given directly or indirectly for soliciting the exchange. We have agreed to register the shares underlying the 2006-A Senior Notes and the shares underlying the warrants under the Act for resale, and to keep the registration statement current and effective through November 30, 2006.

On January 9, 2006, the Company entered into a Stock Purchase Agreement with Rationalwave On Shore Equity Fund, L.P. ("Rationalwave"), an accredited investor. Pursuant thereto, the Company sold to Rationalwave 4,000,000 shares of Common Stock for $.10 per share for an aggregate of $400,000. The offer and sale of the shares was exempt from registration under Rule 506 promulgated under
Section 4(2) of the Act. We have agreed to register the shares for resale under the Act through January 9, 2007.

STOCK OPTIONS

On April 28, 2004 the Company issued to Mary West Young options to purchase 300,000 shares of Common Stock for $.30 per share which vest ratably over a two year period.

On April 12, 2005 the Company issued to David DeMedio options to purchase 300,000 shares of Common Stock for $.20 per share which vest ratably over a two year period.

The issuance of all of the foregoing options was made in reliance upon the exemption provided by Section 4(2) of the Act as all of the options were issued to officers, directors, employees or consultants of USA, each of such issuances were separate transactions not part of any plan, and none of the issuances involved any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

Exhibit
Number   Description
--------------------------------------------------------------------------------

2.1 Asset Purchase Agreement dated July 11, 2003 by and between USA and Bayview Technology Group LLC (Incorporated by reference to Exhibit 2.1 to Form 8-K filed July 14, 2003)

3.1 Amended and Restated Articles of Incorporation of USA filed January 26, 2004 (Incorporated by reference to Exhibit 3.1.19 to Form 10-QSB filed on February 12, 2004).

3.1.1 First Amendment to Amended and Restated Articles of Incorporation of USA filed on March 17, 2005 (Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078).

**3.1.2 Second Amendment to Amended and Restated Articles of Incorporation of USA filed on December 13, 2005.

3.2 By-Laws of USA (Incorporated by reference to Exhibit 3.2 to Form SB-2 Registration Statement No. 33-70992).

4.1 Form of 12% Senior Note (Incorporated by reference to Exhibit 4.6 to Form SB-2 Registration Statement No. 333-81591).

4.2 Stock Purchase Agreement dated October 26, 2002 by and between the Company and Kazi Management VI, Inc. (Incorporated by reference to
         Exhibit 4.17 to Form SB-2 Registration Statement No. 333-101032).

4.3 Warrant Certificate (no. 189) dated October 26, 2002 in favor of Kazi Management VI, Inc. (Incorporated by reference to Exhibit 4.18 to Form SB-2 Registration Statement No. 333-101032).

4.4 Registration Rights Agreement dated October 26, 2002 by and between the Company and Kazi Management VI, Inc. (Incorporated by reference to
         Exhibit 4.19 to Form SB-2 Registration Statement No. 333-101032).

4.5 Warrant Certificate (no. 190) dated October 26, 2002 in favor of Kazi Management VI, Inc. (Incorporated by reference to Exhibit 4.20 to Form SB-2 Registration Statement No. 333-101032).

4.6 Form of 2004 Senior Note (Incorporated by reference to Exhibit 4.24 to Form SB-2 Registration Statement No. 333-101032).

4.7 Form of 2005 Senior Note (Incorporated by reference to Exhibit 4.25 to Form SB-2 Registration Statement No. 333-101032).

4.8      Addendum to 2006 Senior Note. (Incorporated by reference to Exhibit
         4.30 to Form 10-KSB filed on September 28, 2004).

4.9      Addendum to 2007 Senior Note. (Incorporated by reference to Exhibit
         4.30 to Form 10-KSB filed on September 28, 2003).

4.10 Form of Subscription Agreement for 2004-A Offering. (Incorporated by reference to Exhibit 4.3 to Form 10-QSB filed on May 17, 2004).

4.11     Form of 2004-A Warrant Certificate. (Incorporated by reference to
         Exhibit 4.34 to Form SB-2 Registration Statement No. 333-116977).

4.12 Common Stock Purchase Agreement between the Company and Steve Illes dated April 4, 2005 (Incorporated by reference to Exhibit 4.13.1 to Form S-1 Registration Statement No. 333-124078).

4.13 Form of 2004-B Note (Incorporated by reference to Exhibit 4.28 to Form S-1 Registration Statement No. 333-119951).

4.14 Form of 2005-C Note (Incorporated by reference to Exhibit 4.15 to Form S-1 Registration Statement No. 333-124078).

4.15 Form of Subscription Agreement for 2005-D Offering (Incorporated by reference to Exhibit 4.16 to Form S-1Registration Statement No. 333-124078).

4.16 Subscription Agreement between the Company and Ashford Capital Management, Inc. dated March 28, 2005 (Incorporated by reference to
         Exhibit 4.17 to Form S-1 Registration Statement No. 333-124078).

4.17 Subscription Agreement between the Company and Anvil Investment Associates, LP dated March 28, 2005(Incorporated by reference to
         Exhibit 4.18 to Form S-1 Registration Statement No. 333-124078).

4.18 Stock Purchase Agreement dated December 13, 2005 by and between the Company and certain clients of Wellington Management Company, LLC (Incorporated by reference to Exhibit to Form 8-K filed December 19,
         2005).

**4.19 Stock Purchase Agreement dated January 9, 2006, by and between the Company and Rationalwave On Shore Equity Fund, L.P.

**4.20   Form of 2006-A 10% Convertible Senior Note due December 31, 2010

**4.21   Form of 2006-A Warrant

**4.22   Form of 2005-G Warrant

**5.1    Opinion of Lurio & Associates, P.C.

10.1 Employment and Non-Competition Agreement between USA and Adele Hepburn dated as of January 1, 1993 (Incorporated by reference to Exhibit 10.7 to Form SB-2 Registration Statement No. 33-70992).

10.1.1 First Amendment to Employment and Non-Competition Agreement between USA and Adele Hepburn dated as of February 4, 2004. (Incorporated by reference to Exhibit 10.1.1 to Form 10-QSB filed on February 12, 2004).

10.2 Certificate of Appointment of American Stock Transfer & Trust Company as Transfer Agent and Registrar dated October 8, 1993 (Incorporated by reference to Exhibit 10.23 to Form SB-2 Registration Statement No. 33-70992).

10.3 Employment and Non-Competition Agreement between USA and H. Brock Kolls dated as of May 1, 1994 (Incorporated by reference to Exhibit 10.32 to Form SB-2 Registration Statement No. 33-70992).

10.3.1 First Amendment to Employment and Non-Competition Agreement between USA and H. Brock Kolls dated as of May 1, 1994 (Incorporated by reference to Exhibit 10.13.1 to Form SB-2 Registration Statement No. 333-09465).

10.3.2 Third Amendment to Employment and Non-Competition Agreement between USA and H. Brock Kolls dated February 22, 2000 (Incorporated by reference to Exhibit 10.3 to Form S-8 Registration Statement No. 333-341006).

10.3.3 Fourth Amendment to Employment and Non-Competition Agreement between USA and H. Brock Kolls dated April 15, 2002. (Incorporated by reference to Exhibit 10.4.3 to Form 10-QSB filed on February 12, 2004).

10.3.4 Fifth Amendment to Employment and Non-Competition Agreement between USA and H. Brock Kolls dated April 20, 2004 (Incorporated by reference to
         Exhibit 10.4 to Form SB-2 Registration Statement No. 333-116977).

10.4 Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated April 4, 1996 (Incorporated by reference to Exhibit 10.30 to Form SB-2 Registration Statement No. 333-09465).

10.4.1 First Amendment to Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated February 22, 2000 (Incorporated by reference to Exhibit 10.2 to Form S-8 Registration Statement No. 333-34106).

10.4.2 Second Amendment to Employment and Non-Competition Agreement between Stephen P. Herbert and the Company dated April 15, 2002 (Incorporated by reference to Exhibit 10.9.2 to Form SB-2 Registration Statement No. 333-101032).

10.4.3 Third Amendment to Employment and Non-Competition Agreement between Stephen P. Herbert and USA dated July 25, 2003 (Incorporated by reference to Exhibit 10.9.3 to Form SB-2 Registration Statement No. 333-101032).

10.4.4 Fourth Amendment to Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated February 4, 2004. (Incorporated by reference to Exhibit 10.9.4 to Form 10-QSB filed on February 12, 2004).

10.4.5 Fifth Amendment to Employment and Non-Competition Agreement between USA and Stephen P. Herbert dated February 28, 2005 (Incorporated by reference to Exhibit 10.4 5 to Form S-1 Registration Statement No. 333-124078).

10.5 Employment and Non-competition Agreement between USA and George R. Jensen, Jr. dated November 20, 1997 (Incorporated by reference to
         Exhibit 10.1 to Form 8-K filed on November 26, 1997).

10.5.1 First Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr., dated as of June 17, 1999. (Incorporated by reference to Exhibit 4.21.1 to Form SB-2 Registration Statement No. 333-94917)

10.5.2 Second Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr. dated February 22, 2000 (Incorporated by reference to Exhibit 10.1 to Form S-8 Registration Statement No. 333-34106).

10.5.3 Third Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr. dated January 16, 2002 (Incorporated by reference to Exhibit 10.21.3 to Form SB-2 Registration Statement No. 333-101032).

10.5.4 Fourth Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr., dated April 15, 2002 (Incorporated by reference to Exhibit 10.21.4 to Form SB-2 Registration Statement No. 333-101032).

10.5.5 Fifth Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr., dated July 16, 2003 (Incorporated by reference to Exhibit 10.21.5 to Form SB-2 Registration Statement No. 333-101032).

10.5.6 Sixth Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr. dated February 4, 2004. (Incorporated by reference to Exhibit 10.21.6 to Form 10-QSB filed on February 12,
         2004).

10.5.7 Letter agreement between USA and George R. Jensen, Jr. dated July 16, 2003 (Incorporated by reference to Exhibit 10.21.7 to Form 10-QSB filed on November 19, 2003).

10.5.8 Lock-Up Agreement dated July 16, 2003 by George R. Jensen, Jr. in favor of USA (Incorporated by reference to Exhibit 10.21.6 to Form SB-2 Registration Statement No. 333-101032).

10.5.9 Seventh Amendment to Employment and Non-Competition Agreement between USA and George R. Jensen, Jr. dated February 28, 2005 (Incorporated by reference to Exhibit 10.5.9 to Form S-1 Registration Statement No. 333-124078).

10.6 Investment Agreement between USA and Swartz Private Equity, LLC dated September 15, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K dated September 21, 2000).

10.7 Commitment Warrant issued to Swartz Private Equity LLC dated August 23, 2000 (incorporated by reference to Exhibit 10.2 to Form 8-K dated September 21, 2000).

10.8 Warrant Anti-Dilution Agreement between USA and Swartz Private Equity, LLC dated September 15, 2000 (incorporated by reference to Exhibit 10.3 to Form 8-K dated September 21, 2000).

10.9 Registration Rights Agreement between USA and Swartz Private Equity dated September 15, 2000 (incorporated by reference to Exhibit 10.4 to Form 8-K dated September 21, 2000).

10.10 Agreement and Plan of Merger dated April 10, 2002, by and among the Company, USA Acquisition, Inc., Stitch Networks Corporation, David H. Goodman, Pennsylvania Early Stage Partners, L.P., and Maytag Holdings, Inc. (Incorporated by reference to Exhibit 2.1 to Form 10-QSB for the quarter ended March 31, 2002).

10.11 Strategic Alliance Agreement between USA and ZiLOG Corporation dated October 15, 2002 (Incorporated by reference to Exhibit 10.39 to Form SB-2 Registration Statement No. 333-101032).

10.12 Vending Placement, Supply and Distribution Agreement between Stitch Networks Corporation, Eastman Kodak Company, Maytag Corporation and Dixie-Narco, Inc. dated December 2000 (Incorporated by reference to
         Exhibit 10.40 to Form SB-2 Registration Statement No. 333-101032).

10.13 Design and Manufacturing Agreement between USA and RadiSys dated June 27, 2000 (Incorporated by reference to Exhibit 10.41 to Form SB-2 Registration Statement No. 333-101032).

10.14 Loan Agreement between Stitch Networks Corporation and US Bancorp dated May 22, 2001 (Incorporated by reference to Exhibit 10.42 to Form SB-2 Registration Statement No. 333-101032).

10.15 Termination Agreement dated December 31, 2003 by and between Eastman Kodak Company, Maytag Corporation, Dixie-Narco, Inc. and Stitch Networks Corporation. (Incorporated by reference to Exhibit 10.6 to Form 10-QSB filed on February 12, 2004).

10.16 Option Certificate (No. 198) dated April 28, 2004 in favor of Mary West Young. (Incorporated by reference to Exhibit 10.45 to Form SB-2 Registration Statement No. 333-116977)

10.17 Agreement of Lease between Pennswood Spring Mill Associates, as landlord, and the Company, as tenant, dated September 2002, and the Rider thereto (Incorporated by reference to Exhibit 10.21 to Form 10-KSB filed on September 28, 2004).

10.18 Agreement of Lease between Deerfield Corporate Center 1 Associates LP, as landlord, and the Company, as tenant, dated March 2003 (Incorporated by reference to Exhibit 10.22 to Form 10-KSB filed on September 28,
         2004).

10.19 Amendment to Office Space Lease dated as of April 1, 2005 by and between the Company and Deerfield Corporate Center Associates, LP. (Incorporated by reference to Exhibit 10.19.1 to Form S-1 Registration Statement No. 333-124078)

10.20 Adele Hepburn Common Stock Options dated as of July 1, 1993 (Incorporated by reference to Exhibit 10.12 to Form SB-2 Registration Statement No. 33-70992).

10.21 Co-Marketing Agreement between Honeywell D.M.C. Services, LLC and the Company dated July 13, 2004 (Incorporated by reference to Exhibit 99.1 to Form 8-K filed on September 29, 2004).

10.22 Employment and Non-Competition Agreement between USA and David M. DeMedio dated April 12, 2005 (Incorporated by reference to Exhibit
         10.22 to Form S-1 Registration Statement No. 333-124078).

10.23 Option Certificate (No. 200) dated April 12, 2005 in favor of David M. DeMedio (Incorporated by reference to Exhibit 10.23 to Form S-1 Registration Statement No. 333-124078).

10.24 Agreement dated December 28, 2004 between USA Technologies and PepsiCo, Inc. (Incorporated by reference to Exhibit 10.01 of Form 8-K filed July 27, 2005)

14.1     Code of Business Conduct and Ethics. (Incorporated by reference to
         Exhibit 14.1 to Form 10-KSB filed on September 28, 2004).

**23.1 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

**23.2 Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.

------------

**       Filed herewith

ITEM 16(b). FINANCIAL STATEMENT SCHEDULES

                                   SCHEDULE II

                             USA TECHNOLOGIES, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 2005, 2004 AND 2003

--------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE                               Deductions
                                 Additions       uncollectible
                   Balance at   (reductions)      receivables         Balance
                  beginning of   charged to     written off, net       at end
                     period       earnings       of recoveries       of period
--------------------------------------------------------------------------------
June 30, 2005       $240,000      (23,000)           20,000          $196,000
--------------------------------------------------------------------------------
June 30, 2004       $ 65,000      194,000            19,000          $240,000
--------------------------------------------------------------------------------
June 30, 2003       $ 37,000       30,000             2,000          $ 65,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INVENTORY          Balance at    Additions        Deductions          Balance
                  beginning of  charged to      shrinkage and          at end
                     period      earnings       obsolescence         of period
--------------------------------------------------------------------------------
June 30, 2005       $229,000      286,000           194,000          $321,000
--------------------------------------------------------------------------------
June 30, 2004       $ 63,000      190,000            24,000          $229,000
--------------------------------------------------------------------------------
June 30, 2003       $244,000       76,000           257,000          $ 63,000
--------------------------------------------------------------------------------

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on January 12, 2006.

                             USA TECHNOLOGIES, INC.

                                   By:  /s/ George R. Jensen, Jr.
                                        --------------------------------
                                        George R. Jensen, Jr., Chairman
                                        and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Jensen, Jr. and Stephen P. Herbert, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed below by the following persons in the capacities and dates indicated.

SIGNATURES                    TITLE                                  DATE
-----------                   -----                                  ----
/s/ George R. Jensen, Jr.     Chairman of the Board of Directors,    January 12, 2006
-------------------------     Chief Executive Officer
George R. Jensen, Jr.         (Principal Executive Officer)


/s/ David M. DeMedio          Chief Financial Officer (Principal     January 12, 2006
--------------------------    Accounting Officer)
David M. DeMedio


/s/ William W. Sellers        Director                               January 12, 2006
--------------------------
William W. Sellers


/s/ Stephen P. Herbert        Director                               January 12, 2006
--------------------------
Stephen P. Herbert


/s/ William L. Van Alen, Jr.  Director                               January 12, 2006
----------------------------
William L. Van Alen, Jr.


/s/ Douglas M. Lurio          Director                               January 12, 2006
--------------------------
Douglas M. Lurio


/s/ Steven Katz               Director                               January 12, 2006
--------------------------
Steven Katz

Exhibit Index


Exhibit
Number   Description
-----------------------------------------------------------------------------

3.1.2 Second Amendment to Amended and Restated Articles of Incorporation of USA filed on December 13, 2005

4.19 Stock Purchase Agreement dated January 9, 2006 by and between the Company and Rationalwave On Shore Equity Fund L.P.

4.20     Form of 2006-A 10% Convertible Senior Note due December 31, 2010

4.21     Form of 2006-A Warrant

4.22     Form of 2005-G Warrant

5.1      Opinion of Lurio & Associates, P.C.

23.1     Consent of Ernst & Young LLP

23.2     Consent of Goldstein Golub Kessler LLP

FINANCIAL STATEMENTS

                             USA TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Financial Statements:

Reports of Independent Registered Public Accounting Firms.................F-1
Consolidated Balance Sheets...............................................F-3
Consolidated Statements of Operations.....................................F-4
Consolidated Statements of Shareholders' Equity...........................F-5
Consolidated Statements of Cash Flows.....................................F-9
Notes to Consolidated Financial Statements...............................F-11

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Board of Directors and Shareholders of
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2005 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended. Our audit also included the June 30, 2005 balances in the financial statement schedule listed in Item 16(b). These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Technologies, Inc. at June 30, 2005 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related June 30, 2005 balances in the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Goldstein Golub Kessler LLP

New York, NY
September 2, 2005

Board of Directors and Shareholders of
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2004 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2004. Our audits also included the June 30, 2004 and 2003 balances in the financial statement schedule listed in Item 16(b). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Technologies, Inc. at June 30, 2004 and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the June 30, 2004 and 2003 balances in the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that USA Technologies, Inc. will continue as a going concern. As more fully described in
Note 2 to the financial statements, the Company has an accumulated deficit and has incurred recurring operating losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 10, 2004

                             USA Technologies, Inc.

                           Consolidated Balance Sheets


                                                             June 30
                                                   -----------------------------   September 30,
                                                        2005          2004             2005
                                                   -------------   -------------   -------------
                                                                                    (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                        $   2,097,881   $   3,019,214   $     829,248
  Accounts receivable, less allowance for
    uncollectible accounts of $196,000,
    $240,000, and $210,000 (unaudited) as of
    June 30, 2005 and 2004 and September 30,
    2005, respectively                                   744,041         771,722         879,048
  Finance receivables                                    255,595         162,874         253,757
  Inventory                                            1,697,236       1,707,684       1,566,731
  Prepaid expenses and other current assets              240,324         234,448         189,003
  Subscriptions receivable                                35,723         300,000              --
  Investment                                              39,467          68,636          30,535
  Assets held for sale                                        --          46,200              --
                                                   -------------   -------------   -------------
Total current assets                                   5,110,267       6,310,778       3,748,322

Finance receivables, less current portion                269,722         141,262         251,588
Property and equipment, net                              684,927         602,953         749,779
Intangibles, net                                       9,595,232      10,831,832       9,286,082
Goodwill                                               7,663,208       7,985,208       7,663,208
Other assets                                              68,409           8,544          68,409
                                                   -------------   -------------   -------------
Total assets                                       $  23,391,765   $  25,880,577   $  21,767,388
                                                   =============   =============   =============

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                 $   3,265,928   $   2,929,491   $   2,794,381
  Accrued expenses                                     1,479,352       1,569,368       1,443,246
  Current obligations under long-term debt               100,646         240,764          89,460
  Convertible Senior Notes                             1,252,161         401,887       1,164,836
                                                   -------------   -------------   -------------
Total current liabilities                              6,098,087       5,141,510       5,491,923

Convertible Senior Notes, less current portion         7,897,314       6,617,987       8,091,894
Long-term debt, less current portion                      87,179          12,418          64,346
                                                   -------------   -------------   -------------
Total liabilities                                     14,082,580      11,771,915      13,648,163

Commitments and contingencies (Note 16)

Shareholders' equity:
  Preferred Stock, no par value:
    Authorized shares- 1,800,000
    Series A Convertible Preferred-
     Authorized shares- 900,000
     Issued and outstanding shares- 522,742
      as of June 30, 2005 and 2004 and 521,642
      (unaudited) as of September 30, 2005
      (liquidation preference of $12,688,713,
      $11,904,600 and $13,052,450 as of 2005 and
      2004 and September 30, 2005, respectively)       3,702,856        3,702,856        3,695,068
  Common Stock, no par value:
    Authorized shares- 560,000,000 as of
     September 30 and June 30, 2005 and
     475,000 as of June 30, 2004
    Issued and outstanding shares- 433,567,931
     351,654,131, and 449,233,378 as of
     June 30, 2005 and 2004 and September 30,
     2005, respectively                              121,598,475      110,635,743      123,693,427
  Subscriptions receivable                              (233,850)              --         (233,850)
  Accumulated other comprehensive income (loss)            3,080           32,249           (5,852)
  Accumulated deficit                               (115,761,376)    (100,262,186)    (118,975,568)
                                                   -------------    -------------    -------------
Total shareholders' equity                             9,309,185       14,108,662        8,119,225
                                                   -------------    -------------    -------------
Total liabilities and shareholders' equity         $  23,391,765    $  25,880,577    $  21,767,388
                                                   =============    =============    =============

See accompanying notes.

                             USA Technologies, Inc.

                      Consolidated Statements of Operations


                                                                                         Three months ended
                                               Year ended June 30                           September 30
                                -----------------------------------------------    ------------------------------
                                    2005             2004              2003             2005            2004
                                -------------    -------------    -------------    -------------    -------------
                                                                                             (unaudited)
Revenues:
Equipment sales                 $   3,535,064    $   4,349,566    $   1,034,427    $   1,072,370    $     765,346
License and transaction fees        1,142,925          977,651        1,373,573          291,516          267,232
Product sales and other                    --          305,598          445,068               --               --
                                -------------    -------------    -------------    -------------    -------------
Total revenues                      4,677,989        5,632,815        2,853,068        1,363,886        1,032,578
Cost of sales (including
 amortization of software
 development costs Note 2)          3,478,673        4,329,692        2,971,443        1,048,959          902,044
                                -------------    -------------    -------------    -------------    -------------
Gross profit (loss)                 1,199,316        1,303,123         (118,375)         314,927          130,534

Operating expenses:
General and administrative          6,429,458        6,747,824        7,194,684        1,107,503        1,442,178
Compensation                        5,559,945       10,071,354        4,973,210        1,353,596        1,300,022
Depreciation and amortization       1,600,120        1,632,330        1,251,716          409,793          396,178
Loss on debt modification                  --          318,915        1,521,654               --               --
                                -------------    -------------    -------------    -------------    -------------
Total operating expenses           13,589,523       18,770,423       14,941,264        2,870,892        3,138,378
                                -------------    -------------    -------------    -------------    -------------
Operating loss                    (12,390,207)     (17,467,300)     (15,059,639)      (2,555,965)      (3,007,844)

Other income (expense):
Interest income                        61,068           40,789           18,691           20,492           10,537
Gain (loss) on investment                  --          603,480       (1,945,951)              --               --
Gain (loss) on contract
 settlement                           (42,300)         429,204               --               --               --
Interest expense:
Coupon or stated rate              (1,256,999)      (1,179,322)      (1,163,192)        (345,002)        (296,591)
Non-cash interest and
 amortization of debt
 discount                          (1,870,752)      (3,853,029)      (3,815,408)        (316,397)        (346,739)
                                -------------    -------------    -------------    -------------    -------------
Total interest expense             (3,127,751)      (5,032,351)      (4,978,600)        (661,399)        (643,330)
Total other income (expense)       (3,108,983)      (3,958,878)      (6,905,860)        (640,907)        (632,793)
                                -------------    -------------    -------------    -------------    -------------
Net loss                          (15,499,190)     (21,426,178)     (21,965,499)      (3,196,872)      (3,640,637)
Cumulative preferred
 dividends                           (784,113)        (786,513)        (793,586)        (392,057)        (392,057)
                                -------------    -------------    -------------    -------------    -------------
Loss applicable to common
 shares                         $ (16,283,303)   $ (22,212,691)   $ (22,759,085)   $  (3,588,929)   $  (4,032,694)
                                =============    =============    =============    =============    =============
Loss per common share (basic
 and diluted)                   $       (0.04)   $       (0.08)   $       (0.20)   $       (0.01)   $       (0.01)
                                =============    =============    =============    =============    =============
Weighted average number of
 common shares outstanding
 (basic and diluted)              389,420,433      288,476,158      111,790,358      402,765,774      355,719,640
                                =============    =============    =============    =============    =============

See accompanying notes.

                             USA Technologies, Inc.

                 Consolidated Statements of Shareholders' Equity


                                               SERIES A
                                              CONVERTIBLE          COMMON      SUBSCRIPTIONS   ACCUMULATED
                                            PREFERRED STOCK        STOCK        RECEIVABLE        DEFICIT          TOTAL
                                            ---------------    -------------   -------------   -------------    -------------
Balance, June 30, 2002                      $     3,749,158    $  56,588,503   $    (149,750)   $ (56,792,019)   $   3,395,892

Conversion of 4,790 shares of
   Preferred Stock to 4,790
   shares of Common                         $       (33,912)   $      33,912   $          --    $          --    $          --
Conversion of $56,050 of
   cumulative preferred dividends
   into 5,605 shares of  Common
   Stock at $10.00 per share                             --           56,050              --          (56,050)              --
Issuance of 5,749,442 shares of
   Common Stock for professional
   services                                              --        1,245,631         149,750               --        1,395,381
Exercise of 17,686,489 Common
   Stock Warrants at $0.10 per share                     --        1,768,650              --               --        1,768,650
Issuance of 5,727,383 shares of
   Common Stock from the conversion
   of 12% Senior Notes                                   --        1,145,442              --               --        1,145,442
Issuance of  2,467,225 shares of
   Common Stock from the conversion
   of $243,000 of 9-3/4% debentures,
   and the related exercise of
   Common Stock Warrants at
   varying prices per share to
   purchase 7,206,893 shares of
   Common Stock, net of offering costs                   --          873,000              --               --          873,000
Issuance of 89,207,511 shares of Common
   Stock in connection with various
   Private Placement Offering at
   varying prices per share                              --        8,750,058              --               --        8,750,058
Issuance of 2,315,000 shares of
   Common Stock in lieu of cash
   payments for interest on the
   convertible Senior Notes and
   the issuance of 2,315,000
   Common Stock Warrants                                 --          860,250              --               --          860,250
Debt Discount relating to beneficial
   conversion feature on the various
   12% Senior Notes                                      --        2,947,130              --               --        2,947,130
Issuance of 8,031,516 shares of
   Common Stock in connection with
   the issuance of 12% Senior Notes                      --        1,664,819              --               --        1,664,819
Issuance of 15,000,000 shares of
   Common Stock for the
   investment in Jubilee                                 --        2,850,000              --               --        2,850,000
Other                                                    --            6,960              --               --            6,960
Net loss and total comprehensive loss                    --               --              --      (21,965,499)     (21,965,499)
                                            ---------------    -------------   -------------    -------------    -------------
Balance, June 30, 2003                      $     3,715,246    $  78,790,405   $          --    $ (78,813,568)   $   3,692,083
                                            ---------------    -------------   -------------    -------------    -------------


See accompanying notes.

                             USA Technologies, Inc.

                                               SERIES A
                                              CONVERTIBLE          COMMON      SUBSCRIPTIONS   ACCUMULATED
                                            PREFERRED STOCK        STOCK        RECEIVABLE        DEFICIT          TOTAL
                                            ---------------    -------------   -------------   -------------    -------------
Issuance of 1,750 shares of Common Stock
   from the conversion of 1,750 shares
   of Preferred Stock                       $       (12,390)   $      12,390   $          --   $          --    $          --
Stock from the conversion of cumulative
   preferred dividends at $10.00 per
   share                                                 --           22,440              --         (22,440)              --
Exercise of 32,179,321 Common Stock
   Warrants and Options                                  --        2,800,472              --              --        2,800,472
Issuance of 14,204,894 shares of Common
   Stock from the conversion of 12%
   Senior Notes                                          --        2,840,978              --              --        2,840,978
Issuance of 1,615,727 shares of Common
   Stock in exchange for salaries and
   professional services                                 --          422,092              --              --          422,092
Issuance of 10,500,000 shares of Common
   Stock to executive in connection with
   employment agreement                                  --        4,620,000              --              --        4,620,000
Issuance of 53,177,869 shares of Common
   Stock from various private placement
   offerings at varying prices per
   share, less issuance costs of $253,071                --        9,389,263              --              --        9,389,263
Issuance of 1,061,284 shares of Common
   Stock and related common Stock
   Warrants in lieu of cash payment for
   interest on the 12% senior Notes                      --          478,496              --              --          478,496
Debt discount relating to beneficial
   conversion feature on 12% Senior Notes                --        1,981,007              --              --        1,981,007
Issuance of 20,170,000 shares of Common
   Stock in connection with the Bayview
   acquisition                                           --        9,278,200              --              --        9,278,200
Comprehensive Loss:
   Net loss                                              --               --              --     (21,426,178)     (21,426,178)
   Unrealized gain on investment                         --               --          32,249              --           32,249
                                                                                                                -------------
Total comprehensive loss                                                                                          (21,393,929)
                                            ---------------    -------------   -------------   -------------    -------------
Balance, June 30, 2004                      $     3,702,856    $ 110,635,743   $      32,249   $(100,262,186)   $  14,108,662
                                            ---------------    -------------   -------------   -------------    -------------


See accompanying notes.

                             USA Technologies, Inc.

                                          SERIES A                                    CCUMULATED
                                         CONVERTIBLE                                    OTHER
                                          PREFERRED       COMMON      SUBSCRIPTIONS  COMPREHENSIVE  ACCUMULATED
                                           STOCK           STOCK       RECEIVABLE       INCOME        DEFICIT          TOTAL
                                         ------------  -------------    ---------      --------    -------------    ------------
Exercise of 10,994,244 Common Stock
  Warrants at $0.10 per share, net       $         --  $   1,094,658    $      --      $     --    $          --    $  1,094,658
Issuance of 9,035,173 shares of Common
  Stock from the conversion of 12%
  Senior Notes                                     --        931,208           --            --               --         931,208
Issuance of 800,580 shares of Common
  Stock for employee compensation                  --        107,670           --            --               --         107,670
Issuance of 38,450,470 shares of Common
  Stock to an accredited investor at
  varying prices per share, less
  issuance costs of $291,166                       --      3,779,454           --            --               --       3,779,454
Issuance of 23,333,333 shares of Common
  Stock from a private placement at
  varying prices per share, less
  issuance costs of $73,103                        --      3,426,897     (233,850)           --               --       3,193,047
Cancellation of 700,000 shares of Common
  Stock in connection with the Bayview
  acquisition                                      --       (322,000)          --            --               --        (322,000)
Debt discount related to the beneficial
  conversion feature on various Senior
  Notes issued                                     --      1,944,845           --            --               --       1,944,845
Comprehensive loss:
  Net loss                                         --             --           --            --      (15,499,190)    (15,499,190)
  Unrealized loss on investment                    --             --           --       (29,169)              --         (29,169)
                                                                                                                    ------------
Total comprehensive loss                                                                                            (15,528,359)
                                         ------------  -------------    ---------      --------    -------------    ------------
Balance, June 30, 2005                   $  3,702,856  $ 121,598,475    $(233,850)     $  3,080    $(115,761,376)   $  9,309,185
                                         ============  =============    =========      ========    =============    ============



See accompanying notes.

                             USA Technologies, Inc.

                                   (Unaudited)


                                           SERIES A                                  ACCUMULATED
                                         CONVERTIBLE                                   OTHER
                                          PREFERRED     COMMON      SUBSCRIPTIONS   COMPREHENSIVE  ACCUMULATED
                                            STOCK       STOCK        RECEIVABLE        INCOME        DEFICIT          TOTAL
                                        -----------  ------------  --------------      -------    -------------    -----------
Issuance of 14,426,900 shares of Common
  Stock to an accredited investor at
  varying prices per share                       --     1,807,990              --           --               --      1,870,990
Conversion of 1,100 shares of Preferred
  Stock to 1,100 shares of Common Stock      (7,788)        7,788              --           --               --             --
Conversion of $17,320 of cumulative
  preferred dividends into 1,732 shares
  of Common Stock at $10.00 per share            --        17,320              --           --               --             --
Issuance of 1,185,715 shares of Common
  Stock from the conversion of
  Senior Notes                                   --       197,143              --           --               --        197,143
Issuance of 50,000 shares of Common
  Stock for employee compensation                --         7,200              --           --               --          7,200
Stock option compensation charges                --         3,511              --           --               --          3,511
Comprehensive loss:
  Net loss                                       --            --              --           --       (3,196,872)    (3,196,872)
  Unrealized loss on investment                  --            --              --       (8,932)              --         (8,932)
                                                                                                                   -----------
Total comprehensive loss                                                                                            (3,205,804)
                                        -----------  ------------  --------------      -------    -------------    -----------
Balance, September 30, 2005             $ 3,695,068  $123,639,427  $     (233,850)     $(5,852)   $(118,975,568)   $ 8,119,225
                                        ===========  ============  ==============      =======    =============    ===========

                             USA Technologies, Inc.

                      Consolidated Statements of Cash Flows


                                                                                             Three months ended
                                                     Year ended June 30                         September 30
                                        --------------------------------------------    ----------------------------
                                            2005            2004            2003            2005            2004
                                        ------------    ------------    ------------    ------------    ------------
                                                                                                (unaudited)
OPERATING ACTIVITIES:
Net loss                                $(15,499,190)   $(21,426,178)   $(21,965,499)   $ (3,196,872)   $ (3,640,637)
Adjustment to reconcile net loss
  to net cash used in operating
  activities:
   Charges incurred in
     connection with the
     issuance of Common Stock,
     Common Stock Warrants and
     Senior Notes                            107,670       5,042,092       2,573,301           7,200           8,500
   Charges incurred in connection
     with stock option compensation                                                            3,511              --
   Interest expense on the
     Senior Notes paid through
     the issuance of Common Stock                 --         478,496         860,250              --              --
   Interest amortization related
     to Senior Notes and
     Convertible Debentures                1,870,752       3,374,533       2,955,158         316,397         346,739
   Depreciation                              363,520         469,418       1,119,536         100,643          87,028
   Amortization                            1,236,600       2,207,329       1,623,547         309,150         309,150
   Loss (gain) on sale of
     investment                                   --        (603,478)      1,945,951              --              --
   Loss (gain) on contract settlement         42,300        (429,204)             --              --              --
   Loss on debt modification                      --         318,915       1,521,654              --              --

   Changes in operating assets
     and liabilities:
     Accounts receivable                      27,680        (711,848)        116,948        (135,007)       (112,474)
     Finance receivables                    (221,181)        (73,353)       (191,451)         19,972         (56,965)
     Inventory                                10,448      (1,249,784)        419,914         130,505        (188,922)
     Prepaid expenses, deposits
     and other assets                        (85,541)         (1,732)        (38,325)         51,321         (48,852)
     Accounts payable                        336,437         843,680        (759,337)       (471,547)          5,496
     Accrued expenses                        (90,016)       (796,342)        589,454         (36,106)       (154,567)
                                        ------------    ------------    ------------    ------------    ------------
Net cash used in operating
     activities                          (11,900,521)    (12,557,456)     (9,228,899)     (2,900,833)     (3,445,504)

INVESTING ACTIVITIES
Purchase of property and
   equipment                                (248,043)       (358,033)       (186,895)       (165,495)        (93,904)
Cash paid in connection with
   Bayview acquisition                            --        (727,970)             --              --              --
Cash received from the sale of
   investment                                     --       1,471,140              --              --              --
Cash received from contract
   settlement                                     --         674,649              --              --              --
Cash received from the sale of
   assets held for sale                       23,700          41,400              --              --          23,700
                                        ------------    ------------    ------------    ------------    ------------
Net cash provided by (used in)
   investing activities                     (224,343)      1,101,186        (186,895)       (165,495)        (70,204)


See accompanying notes.

                              USA Technologies, Inc.

                                                                                             Three months ended
                                                     Year ended June 30                         September 30
                                        --------------------------------------------    ----------------------------
                                            2005            2004            2003            2005            2004
                                        ------------    ------------    ------------    ------------    ------------
                                                                                                (unaudited)
FINANCING ACTIVITIES:
Net proceeds from the issuance
   of Common Stock and the
   exercise of Common Stock
   Purchase Warrants and Options        $  8,004,436    $ 11,889,735    $  9,930,879    $  1,807,990    $    933,411
Collection of subscriptions
   receivable                                300,000       1,013,400          35,000          35,723         300,000
Net proceeds from the issuance
   of Senior Notes                         3,305,790              --       1,833,841              --              --
Repayment of long-term debt and
   Senior Notes                             (406,695)       (812,106)       (557,441)        (46,018)       (110,278)
                                        ------------    ------------    ------------    ------------    ------------
Net cash provided by financing
   activities                             11,203,531      12,091,029      11,242,279       1,797,695       1,123,133
                                        ------------    ------------    ------------    ------------    ------------
Net increase (decrease) in cash
   and cash equivalents                     (921,333)        634,759       1,826,485      (1,268,633)     (2,392,575)
Cash and cash equivalents at
   beginning of year                       3,019,214       2,384,455         557,970       2,097,881       3,019,214
                                        ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents at end
   of year                              $  2,097,881    $  3,019,214    $  2,384,455    $    829,248    $    626,639
                                        ============    ============    ============    ============    ============

Supplemental disclosures of
   cash flow information:

Cash paid for interest                  $  1,187,833    $  1,098,727    $  1,479,984    $    355,039    $    299,848
                                        ============    ============    ============    ============    ============
Purchases of equipment with
 long-term debt                         $    197,450    $         --    $         --    $         --    $         --
                                        ============    ============    ============    ============    ============
Conversion of Convertible
  Preferred Stock to Common Stock       $         --    $     12,390    $     33,912    $      7,788    $         --
                                        ============    ============    ============    ============    ============
Conversion of Cumulative
  Preferred Dividends to Common
  Stock                                 $         --    $     22,440    $     56,050    $     17,320    $         --
                                        ============    ============    ============    ============    ============

Subscriptions receivable                $     35,723    $    300,000    $  1,013,400    $         --    $         --
                                        ============    ============    ============    ============    ============
Conversion of Senior Notes and
  Debenture to Common Stock             $    931,208    $  2,840,978    $  1,388,442    $    197,143    $     10,000
                                        ============    ============    ============    ============    ============
Issuance (cancellation) of
  Common Stock in connection
  with Bayview acquisition              $   (322,000)   $  9,278,200    $         --    $         --    $   (322,000)
                                        ============    ============    ============    ============    ============
Beneficial conversion feature
  related to Senior Notes               $  1,944,845    $  1,981,007    $  2,947,130    $         --    $         --
                                        ============    ============    ============    ============    ============
Purchase of investment through
  the issuance of Common Stock          $         --    $         --    $  2,850,000    $         --    $         --
                                        ============    ============    ============    ============    ============
Issuance of Common Stock in
  connection with Senior Note
  Conversions                           $         --    $         --    $  1,664,819    $         --    $         --
                                        ============    ============    ============    ============    ============


See accompanying notes

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005
1. BUSINESS

USA Technologies, Inc. (the "Company") was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services, as well as energy management products. Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, personal computers, copiers, faxes, kiosks and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers alternative cashless payment options. As a result of the acquisition of the assets of Bayview Technology Group, LLC ("Bayview") in July 2003 (Note 4), our Company also manufactures and sells energy management products which reduce the electrical power consumption of various existing equipment, such as refrigerated vending machines and glass front coolers, thus reducing the electrical energy costs associated with operating this equipment.

2. ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments to recorded asset values that might be necessary should the Company be unable to continue in existence. The Company has incurred recurring operating losses of $15.5 million, $21.4 million and $22.0 million during the fiscal years ended June 30, 2005, 2004 and 2003, respectively and a loss of $3.2 million (unaudited) during the three months ended September 30, 2005. Cumulative losses from its inception through June 30, 2005 amounted to approximately $112.9 million. Cumulative losses through September 30, 2005 amounted to approximately $116.1 million (unaudited). Losses have continued through December 2005 and are expected to continue during fiscal year 2006. The Company's ability to meet its future obligations is dependent upon the success of its products and services in the marketplace. Until the Company's products and services can generate sufficient operating revenues, the Company will be required to raise capital to meet its cash flow requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently being taken will allow for the Company to continue as a going concern. Such actions include the generation of revenues from operations, the issuance of Common Stock (Note 12), the exercise of outstanding Common Stock warrants (Note 13), the issuance of debt (Note 10) and raising funds in the capital markets, as needed.

INTERIM FINANCIAL INFORMATION

The consolidated financial statements and disclosures included herein for the three months ended September 30, 2005 and 2004 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2006.

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Stitch Networks Corporation ("Stitch"). All significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATION

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

2. ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

Cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of certificates of deposit and a money market fund. The Company maintains its cash in bank deposit accounts, which may exceed federally insured limits at times.

FINANCE RECEIVABLES

The Company offers extended payment terms to certain customers for equipment sales. Finance receivables are reported net of an allowance for credit losses. The Company does not require collateral or other security to support credit sales, but provides an allowance for credit losses and discontinues the accrual of interest, if necessary, based on historical experience and specifically identified risks. Finance receivables are carried at fair value and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts. The Company recognizes a portion of the loan payments as interest income based on the effective interest rate method in the accompanying Consolidated Statement of Operations.

INVENTORY

Inventory, which principally consists of finished goods and packaging materials, is stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Property and equipment are depreciated on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line basis over the lesser of the estimated useful life of the asset or the respective lease term.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment. The Company tests goodwill for impairment using a two-step process. The first step screens for potential impairment, while the second step measures the amount of impairment. The Company uses a discounted cash flow analysis to complete the first step in this process. Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred. The Company has selected April 1 as its annual test date. The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2003, April 2004 and April 1, 2005.

Patents, trademarks and the non-compete agreement are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated economic life. The Company reviews intangible for impairment whenever events or changes in circumstances indicate that they carrying amount may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

2. ACCOUNTING POLICIES (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", after technological feasibility of the software is established and through the product's availability for general release to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Amortization of software development costs commences when the product becomes available for general release to customers. Amortization of software development costs is calculated as the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product. The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.

During May 2000, the Company reached technological feasibility for the development of the multi-media e-Port(TM) product and related internal network and, accordingly, the Company commenced capitalization of software development costs related to this product and network. Costs capitalized through 2002 were $5.3 million, which included capitalized interest of approximately $493,000 pursuant to SFAS No. 34, "Capitalization of Interest Costs".

During the fourth quarter of fiscal year 2002, the multi-media e-Port(TM) client product and enhanced network became available for general release to the Company's customers. During this quarter, management performed an evaluation of the commercial success and preliminary market acceptance of the multi-media e-Port(TM) and enhanced network and as a result of this evaluation the Company determined that the estimated future revenues less costs to complete and dispose of the multi-media e-Port client product was zero. Therefore, the Company wrote down $2,663,000 of software development costs related to the multi-media e-Port client product. The unamortized balance of the software development costs after the impairment charge was amortized over an estimated useful life of two years and was fully amortized during the year ended June 30, 2004. Accumulated amortization was $5,326,186 at September 30 and June 30, 2005 and June 30, 2004 and $4,327,526 at June 30, 2003. Amortization expense was approximately $999,000 and $1,331,000 during the year ended June 30, 2004 and 2003, respectively. Such amortization is reflected in cost of sales in the accompanying consolidated statements of operations.

INVESTMENT

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income (loss). If the investment sustains an other-than-temporary decline in fair value, the investment is written down to its fair value by a charge to earnings.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

2. ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144"), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value. In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell. During the fourth quarter of fiscal year 2003, the Company reviewed certain long-lived assets (vending machines) and determined that such assets were impaired. These vending machines were used and intended for use in connection with the Company's program with Kodak to sell disposable cameras and film pursuant to the Kodak Vending Placement Agreement. Management determined that it was more likely than not that these vending machines would be disposed of before the end of their previously estimated useful lives. The estimated undiscounted cash flows for this group of assets was less than the carrying value of the related assets. As a result, the Company recorded a charge of approximately $321,000 representing the difference between the fair value as determined from a quoted market price and the carrying value of the group of assets. Such amount is reflected in depreciation expense in the 2003 Consolidated Statement of Operations.

Effective December 31, 2003, the Kodak agreement was terminated (Note 14). As a result, the carrying value of the vending machines were further impaired and a charge of approximately $367,000 was recorded as a component of the gain on contract settlement in the June 30, 2004 Consolidated Statement of Operations to reflect these assets at their realizable value. The remaining value of these vending machines was then recorded as assets held for sale in the Consolidated Balance Sheets as of June 30, 2004. During the year ended June 30, 2005, the Company wrote off the remaining value of the vending machines that had not been sold during the year as a loss on contract settlement.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts receivable, finance receivables-current portion, other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities. The fair value of the Company's long-term Finance Receivables and Long-Term Debt approximates book value as such instruments are at market rates currently available to the Company. The fair value of the Senior Notes approximates the principal amount as such instruments are at market rates currently available to the Company.

CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts and finance receivables. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions, and the Company's policy is designed to limit exposure to any one institution. The Company's accounts and finance receivables are net of an allowance for uncollectible accounts. The Company does not require collateral or other security to support credit sales, but provides an allowance for uncollectible accounts based on historical experience and specifically identified risks. Accounts and finance receivables are carried at fair value and charged off against the allowance for uncollectible accounts when management determines that recovery is unlikely and the Company ceases collection efforts. Approximately 36% and 39% of the Company's accounts and finance receivables at June 30, 2005 and 2004, respectively, were concentrated with two customers and 40% (unaudited) as of September 30, 2005 was concentrated with two customers. Approximately 11% and 13% of the Company's revenues for the year ended June 30, 2005 and 2004, respectively, were concentrated with one customer and 35% was concentrated with two customers (12% with one customer and 23% with another customer) for the year ended June 30, 2003. Approximately 32% (unaudited) of the Company's revenues for the three months ended September 30, 2005 were concentrated with two customers (16% with one customer and 16% with another customer). The Company's customers are principally located in the United States.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2005

2. ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment. Transaction processing revenue is recognized upon the usage of the Company's cashless payment and control network. License fees for access to the Company's devices and network services are recognized on a monthly basis. Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer. In all cases, revenue is only recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. The Company estimates an allowance for product returns at the date of sale.

WARRANTY COSTS

The Company generally warrants its products for one to three years. Warranty costs are estimated and recorded at the time of sale based on historical warranty experience, if available.

SHIPPING AND HANDLING

Shipping and handling fees billed to our customers in connection with sales are recorded as revenue. The costs incurred for shipping and handling of our product are recorded as cost of sales.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed as incurred. Research and development expenses, which are included in general and administrative and compensation expense in the consolidated statements of operations, were approximately $1,364,000, $688,000, and $1,505,000 for the years ended June 30, 2005, 2004 and 2003, respectively, and $220,000 (unaudited) and $129,000
(unaudited) for the three months ended September 30, 2005 and 2004, respectively.

ACCOUNTING FOR STOCK OPTIONS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("FAS 123(R)"), which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

On July 1, 2006, the Company adopted FAS123(R) using the Modified Prospective Application method. For outstanding nonvested share-based awards as of July 1, 2006, compensation expense for the portion of the award for which the requisite services have not been rendered will be recognized in the Statement of Operations as the services are rendered. Compensation expense will be recognized based on the grant-date fair value of the share-based award as previously calculated under FAS 123 at the time of the grant, however, the Company is required to adjust the compensation expense for expected forfeitures. Awards granted subsequent to July 1, 2005 will be based on the guidance provided by FAS 123(R).

Due to the adoption of FAS 123(R), the Company has recognized $3,511 (unaudited) of compensation expense related to a single grant of 300,000 common stock options during the prior fiscal year for which were not fully vested as of the date of adoption. The remainder of the outstanding common stock options were fully vested as of the date of adoption. The effect of the adoption on the Company's operating loss and net loss for the quarter ended September 30, 2005 was $3,511 (unaudited). There was no impact on cash flows or basic and diluted earnings per share.

There were no stock options granted during the quarter ended September 30, 2005 and 2004. The pro-forma disclosures required by FAS 123(R) have not been included as the pro-forma compensation expense related to the vesting of options during the quarter ended September 30, 2004 was not considered to be material.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

2. ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING FOR STOCK OPTIONS (CONTINUED)

The pro-forma disclosures required by FAS 123 have not been included for the years ended June 30, 2005 and 2004 as the fair value of the options granted were not considered to be material.

As there were no stock options granted during the year ended June 30, 2003 and all options granted through June 30, 2002 were vested as of that date, pro-forma net loss and pro-forma net loss per common share under FAS 123 for the year ended June 30, 2003 would be the same as reported by the Company under APB 25.

LOSS PER COMMON SHARE

Basic earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period plus the dilutive effect (unless such effect is anti-dilutive) of potential common shares (approximately 125,000,000 shares as of June 30, 2005). No exercise of stock options, purchase rights, stock purchase warrants, or the conversion of senior notes, debentures, preferred stock, or cumulative preferred dividends was assumed during the three fiscal years ended June 30, 2005 or the three months ended September 30, 2005 and 2004 because the assumed exercise of these securities would be anti-dilutive.

RECENT ACCOUNTING PRONOUCEMENTS

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections-a replacement of APB No.20 and FAS No.3" ("FAS 154"). FAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. The standard also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that implementing FAS 154 should not have a material impact on its financial position and results of operations.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that the term "conditional asset retirement obligation" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company believes that implementing FIN 47 should not have a material impact on its financial position and results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS 151"). FAS 151 clarifies the accounting for abnormal amounts of idle facilities, freight, handling costs and spoilage and requires these items be recognized as current period expenses. Also, FAS 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. FAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company believes that implementing FAS 151 should not have a material impact on its financial position and results of operations.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

3. INVESTMENT IN JUBILEE INVESTMENT TRUST, PLC

During the year ended June 30, 2003, the Company issued 15,000,000 shares of its Common Stock ($2,850,000) for an investment in 1,870,091 shares in the Jubilee Investment Trust, PLC ("Jubilee"), a United Kingdom Investment Trust whose shares trade on the London Stock Exchange. The Company agreed not to sell the Jubilee shares for a period of 90 days from January 24, 2003 and to sell a maximum of 10% of the Jubilee shares during each month thereafter. Jubilee agreed not to sell the Company's shares of Common Stock for a period of two years from the date of issuance unless agreed to by the Company. As this investment declined in value below its cost basis for a period of six months or more as of June 30, 2003, the Company determined that the decline in the market value of this available for sale investment was "other than temporary" and, accordingly, the Company wrote down the investment to its fair value, realizing an impairment loss of $1,945,951 during fiscal year 2003.

During fiscal year 2004, the Company sold 1,669,091 of the Jubilee shares for net proceeds of $1,471,140 and realized a gain of $603,480, with the cost of the securities calculated by the specific identification method. An unrealized gain of $3,080, $32,249, and $21,230 (unaudited) on the remaining shares held by the Company is reflected in shareholders' equity as accumulated other comprehensive income at June 30, 2005 and 2004 and September 30, 2004, respectively. An unrealized loss of $5,852 (unaudited) on the remaining shares held by the Company is reflected in shareholders' equity as accumulated other comprehensive income at September 30, 2005. The 70,000 remaining shares are recorded at their fair value of $39,467, $68,636 and $30,535 (unaudited) at June 30, 2005 and 2004 and September 30, 2005, respectively.

4. ACQUISITIONS

BAYVIEW TECHNOLOGY GROUP, LLC

On July 11, 2003, the Company acquired substantially all of the assets of Bayview. Under the terms of the asset purchase agreement, the Company issued to Bayview 20,000,000 shares of its restricted Common Stock and cash of $631,247 to settle an obligation of Bayview. The definitive agreement also provided for the Company to assume certain obligations under a royalty agreement expiring May 31, 2006. Approximately $112,000 and $169,000 of royalty expense was recorded during the year ended June 30, 2005 and 2004, respectively, in connection with this agreement. In connection with this transaction, the Company also agreed to issue 170,000 shares of its restricted Common Stock to a consultant who provided certain services to the Company in connection with this acquisition.

The acquisition allows the Company to offer energy conservation products that reduce the power consumption of various types of equipment, such as vending machines, glass front coolers and other "always-on" appliances by allowing the equipment to operate in power saving mode when the full power mode is not necessary.

The acquisition cost of Bayview was $10,030,894, which principally was comprised of the issuance of 20,000,000 shares of restricted Common Stock valued at $9,200,000 and a cash payment of $631,247. The value of the 20,000,000 shares of Common Stock was determined based on the average market price of the Company's Common Stock over the two-day period before and after the definitive agreement date of July 11, 2003. The purchase price also included acquisition related costs of $199,647.

The following table summarizes the final purchase price allocation to reflect the fair values of the assets acquired and liabilities assumed at the date of acquisition.


Current assets                              $      7,628
Property and equipment                           244,704
Intangible assets                              9,449,000
Goodwill                                         329,562
                                            ------------
Total assets acquired                       $ 10,030,894
                                            ============

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

4. ACQUISITIONS (CONTINUED)

BAYVIEW TECHNOLOGY GROUP, LLC (CONTINUED)

Of the $9,449,000 of Bayview acquired intangible assets, $7,424,000 was assigned to patents that are subject to amortization over a 10-year period, $1,011,000 was assigned to a non-compete agreement that is subject to amortization over a 5-year period and $1,014,000 was assigned to trademarks and trade names that are not subject to amortization.

Of the 20,000,000 shares issued to Bayview, 700,000 shares were placed into an escrow account to be issued to one owner of Bayview if certain Bayview stock options were exercised. This agreement called for these shares to be returned to the Company if the Bayview stock options were not exercised. During the three months ended September 30, 2004, the Company determined that the Bayview stock options would not be exercised and the shares previously issued into escrow would be cancelled. Therefore, the Company decreased the purchase price by $322,000 due to the return and cancellation of the 700,000 shares held in escrow. The decrease in the purchase price resulted in a reduction of goodwill and shareholders' equity of $322,000 in the three months ended September 30, 2004.

The acquisition was accounted for using the purchase method and, accordingly, the results of operations of Bayview have been included in the accompanying consolidated statements of operations since the date of acquisition. Results of operations of the Company for year ended June 30, 2004 would not have been significantly different than reported had the acquisition taken place July 1, 2003 as the acquisition occurred on July 11, 2003. Pro-forma combined results for the year ended June 30, 2003 would have been as follows had the acquisition taken place July 1, 2002 - revenues of $8,487,190; net loss of $22,478,740; loss applicable to common shares of $23,272,326; loss per common share (basic and diluted) of $0.18.

STITCH NETWORKS CORPORATION

On May 14, 2002, USA Acquisition Corp., a wholly owned subsidiary of the Company acquired Stitch pursuant to an Agreement and Plan of Merger by and among the Company, USA Acquisition Corp., Stitch and the stockholders of Stitch. Additionally, on May 14, 2002, the Company's shareholders voted to increase the number of authorized shares of Common Stock to 150,000,000. The Company acquired Stitch to strengthen its position as a leading provider of wireless remote monitoring and cashless and mobile commerce solutions and to increase the Company's revenue base. These revenues would include product revenues and monthly service and transaction fees. Additionally, the acquisition of the Stitch technology enhanced the Company's existing technology and complemented the revenue and transaction processing revenue of the Company's existing products. Certain Stitch personnel were believed to possess some key strengths in several disciplines that the Company believed to be of great value in its plans for growth.

The acquisition was accounted for using the purchase method and, accordingly, the results of the operations of Stitch have been included in the accompanying consolidated statements of operations since the acquisition date. The purchase price consisted of the issuance of 22,762,341 shares of the Company's Common Stock in exchange for the outstanding shares of Stitch, and the issuance of warrants to purchase up to 7,587,447 shares of the Company's Common Stock at $.40 per share at any time through June 30, 2002. The purchase price also included the assumption of outstanding Stitch stock options that were converted into options to purchase an aggregate of 2,475,318 shares of the Company's Common Stock at $.165 per share at any time prior to May 14, 2007, warrants to purchase up to 412,553 shares of the Company's Common Stock at $.40 per share at any time through June 30, 2002 and other acquisition related expenses. None of the warrants issued in connection with the acquisition were exercised. A total of 4,800,000 shares of the Common Stock issued to the former stockholders of Stitch were held in escrow to secure the former stockholder's indemnification obligations under the Agreement and Plan of Merger. Such shares are subject to cancellation if there is a breach of the indemnification (as defined). The value of the marketable equity securities issued in connection with this acquisition was determined based on the average market price of the Company's Common Stock over a two-day period before and after April 10, 2002, the date the definitive agreement to acquire Stitch was entered into. Such valuation was in accordance with EITF 99-12: "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination".

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

4. ACQUISITIONS (CONTINUED)

STITCH NETWORKS CORPORATION (CONTINUED)

The following table summarizes the final purchase price allocation of the fair value of the assets and liabilities assumed at the date of acquisition:

Current assets                               $ 2,710,000
Property and equipment                         1,700,000
Goodwill                                       7,946,000
Intangibles                                    2,920,000
Current liabilities                           (1,554,000)
Long-term debt (Note 9)                       (3,976,000)
                                             -----------
                                             $ 9,746,000
                                             ===========

In connection with the acquisition, the Company determined that it would vacate office space previously occupied by Stitch. Accordingly, in connection with this acquisition, the Company accrued the remaining lease exit costs relating to the lease in the amount of approximately $354,000 as part of the cost of purchasing Stitch. In November 2003, Stitch and the lessor of the office space reached an agreement that required Stitch to pay the lessor $55,000 as consideration to release Stitch from any further obligations under the lease. In addition, a security deposit of approximately $9,000 was retained by the lessor. Accordingly, the difference between estimated lease exit costs recorded in conjunction with the acquisition and actual consideration paid was recorded as a reduction of goodwill in the amount of $290,000 during the year ended June 30, 2004.

INTANGIBLE ASSETS

Amortization expense relating to all acquired intangible assets was $1,236,600, $1,208,668, and $292,000 during the years ended June 30, 2005, 2004 and 2003, respectively, and $309,150 (unaudited) and $309,150 (unaudited) for the three months ended September 30, 2005 and 2004, respectively. The intangible asset balance and related accumulated amortization consisted of the following:

                                        SEPTEMBER 30, 2005
                                           (UNAUDITED)
                          ---------------------------------------------
                          GROSS CARRYING    ACCUMULATED    NET CARRYING
                              AMOUNT       AMORTIZATION       VALUE
                          --------------   ------------    ------------
Intangible assets:
  Trademarks              $    2,064,000   $   (354,375)   $  1,709,625
  Patents                      9,294,000     (2,279,572)      7,014,428
  Non-Compete agreement        1,011,000       (448,971)        562,029
                          --------------   ------------    ------------
    Total                 $   12,369,000   $ (2,082,918)   $  9,286,082
                          ==============   ============    ============


                                          JUNE 30, 2005
                          ---------------------------------------------
                          GROSS CARRYING    ACCUMULATED    NET CARRYING
                              AMOUNT       AMORTIZATION       VALUE
                          --------------   ------------    ------------
Intangible assets:
  Trademarks              $    2,064,000   $   (328,125)   $  1,735,875
  Patents                      9,294,000     (2,047,222)      7,246,778
  Non-Compete agreement        1,011,000       (398,421)        612,579
                          --------------   ------------    ------------

    Total                 $   12,369,000   $ (2,773,768)   $  9,595,232
                          ==============   ============    ============

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

4. ACQUISITIONS (CONTINUED)

INTANGIBLE ASSETS (CONTINUED)


                                            JUNE 30, 2004
                          ---------------------------------------------
                          GROSS CARRYING    ACCUMULATED    NET CARRYING
                              AMOUNT       AMORTIZATION       VALUE
                          --------------   ------------    ------------
Intangible assets:
  Trademarks              $    2,064,000   $   (223,125)   $  1,840,875
  Patents                      9,294,000     (1,117,822)      8,176,178
  Non-Compete agreement        1,011,000       (196,221)        814,779
                          --------------   ------------    ------------

    Total                 $   12,369,000   $ (1,537,168)   $ 10,831,832
                          ==============   ============    ============

At September 30 and June 30, 2005 and June 30, 2004, the expected amortization of the intangible assets is as follows: $1,200,000 per year in fiscal year 2006 through fiscal year 2008, $1,000,000 per year in fiscal year 2009 through fiscal year 2012, $740,000 in fiscal year 2013 and $22,000 in fiscal year 2014. The weighted average useful life of these intangible assets is 9.55 years at September 30 and June 30, 2005 and June 30, 2004.

5. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

                                              SEPTEMBER 30
                                    USEFUL       2005                   JUNE 30
                                     LIVES    (UNAUDITED)       2005           2004
                                   -------    -----------    ---------------------------
Computer equipment and
  purchased software                3 years   $ 2,670,947    $ 2,536,990    $ 2,206,759
Vending machines and
  related components                7 years         4,427          4,427          4,427
Control systems                     3 years       479,530        479,530        479,530
Furniture and equipment           5-7 years       835,278        816,537        745,341
Leasehold improvements           Lease term        80,158         74,576         59,575
Vehicles                            5 years        29,066         29,066             --
                                              -----------    -----------    -----------
                                                4,099,406      3,941,126      3,495,632
Less accumulated depreciation                  (3,349,627)    (3,256,199)    (2,892,679)
                                              -----------    -----------    -----------
                                              $   749,779    $   684,927    $   602,953
                                              ===========    ===========    ===========

Assets under capital lease totaled approximately $6,000, $113,000, and $180,000 as of June 30, 2005, 2004 and 2003, respectively and $6,000 (unaudited) and $86,000 (unaudited) as of September 30, 2005 and 2004. Capital lease amortization of approximately $2,000, $20,000, $46,000, $1,000 (unaudited) and $1,000 (unaudited) included in depreciation expense for the years ended June 30, 2005, 2004 and 2003, and for the three months ended September 30, 2005 and 2004, respectively.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

6. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                   SEPTEMBER 30
                                      2005                JUNE 30
                                   (UNAUDITED)       2005         2004
                                   ------------   -----------------------
Accrued compensation and related
 sales commissions                 $    367,207   $  404,485   $  444,302
Accrued interest                        435,459      445,495      376,350
Accrued professional fees                94,551      151,220      192,633
Accrued taxes and filing fees           100,461       97,860      108,362
Accrued consulting fees                  60,000      122,500      104,438
Accrued rent                                 --           --       66,662
Advanced customer billings               82,325       65,385       58,811
Accrued other                           303,243      192,407      217,810
                                   ------------   ----------   ----------
                                   $  1,443,246   $1,479,352   $1,569,368
                                   ============   ==========   ==========

7. RELATED PARTY TRANSACTIONS

During the years ended June 30, 2005, 2004, and 2003 and the three months ended September 30, 2005 and 2004, the Company incurred approximately $284,000, $391,000, $305,000, $54,000 (unaudited), and $65,000 (unaudited), respectively, in connection with legal services provided by a member of the Company's Board of Directors. At June 30, 2005 and 2004 and September 30, 2005, approximately $25,000, $32,000, and $20,000 (unaudited), respectively, of the Company's accounts payable and accrued expenses were due to this Board member. During the year ended June 30, 2005, the Company incurred approximately $72,600 in connection with consulting services provided by another member of the Company's Board of Directors. At September 30 and June 30, 2005, approximately $53,000 (unaudited) and $73,000 of the Company's accrued expenses were due to this Board member. During the years ended June 30, 2005, 2004 and 2003, certain Board members and executives participated in various debt or equity offerings of the Company for total investments of approximately $244,642, $266,250, and $661,500, respectively. There was no participation by Board members in debt or equity offerings during the three months ended September 30, 2005 and 2004.

8. LONG-TERM DEBT

Long-term debt consists of the following:

                                   SEPTEMBER 30
                                       2005              JUNE 30
                                   (UNAUDITED)       2005         2004
                                   ------------   ----------   ----------
Bank facility                      $         --   $       --   $  170,987
Working capital loans                        --           --       46,765
Software licensing and other            153,806      186,768       28,881
Capital lease obligations                    --        1,057        6,549
                                   ------------   ----------   ----------
                                        153,806      187,825      253,182
Less current portion                     89,460      100,646      240,764
                                   ------------   ----------   ----------
                                   $     64,346   $   87,179   $   12,418
                                   ============   ==========   ==========

The bank facility (the "Facility") was assumed as part of the fiscal year 2002 acquisition of Stitch and was used to fund the purchase of vending machines placed at locations where Kodak film products were sold. Borrowings were made from time to time under the Facility, with repayment schedules set at the time of each borrowing, including equal monthly payments over 36 months and an interest rate based upon 495 basis points over the three year U.S. Treasury Notes. The Company granted the bank a security interest in the vending machines. Repayment of principal was insured by a Surety Bond issued by a third-party insurer in exchange for an initial fee paid by the Company. The Facility matures during the year ending June 30, 2005, due to the termination of the vending placement agreement and the sale of the vending machines (Note 14).

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

8. LONG-TERM DEBT (CONTINUED)

The Company also assumed working capital loans in connection with of the Stitch acquisition. These loans were collaterized by certain assets of Stitch and had an interest rate of 6.75% per annum. The working capital loans were payable on July 8, 2002, however, during fiscal year 2003, the bank extended the due date on these loans on several occasions under forbearance agreements. On November 6, 2003, the Company reached an agreement with the bank to repay these loans in monthly installments through October 2004. The Company repaid these loans during fiscal year 2005.

During fiscal year 2005, the Company entered into a loan agreement in connection with software licensing for approximately $170,000, due in eight equal quarterly payments of $21,229 through March 2007 at an interest rate of 5.32%.

9. INCOME TAXES

At June 30, 2005 and 2004, the Company had net operating loss carryforwards of approximately $98,428,000 and $84,097,000, respectively, to offset future taxable income expiring through approximately 2025. In addition, the Company had a capital loss carryforward of approximately $1,264,000 as of June 30, 2005 and 2004 that expires in 2009. At June 30, 2005 and 2004, the Company recorded a net deferred tax asset of approximately $39,143,000 and $34,365,000, respectively, which was reduced by a valuation allowance of the same amount as the realization of the deferred tax asset is not likely, principally due to the lack of earnings history.

The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations. Stitch had net operating loss carryforwards of approximately $11,800,000 at the acquisition date. Such net operating loss carryforwards are limited under the same provisions as to the amount available to offset future taxable income and to the extent used in any given year, will result in decreases to goodwill as opposed to income tax expense.

The deferred tax assets arose primarily from the use of different accounting methods for financial statement and income tax reporting purposes as follows:


                                                    JUNE 30
                                              2005            2004
                                          ------------    ------------
Deferred tax assets:
Net operating loss and capital loss
  carryforwards                           $ 37,508,000    $ 32,447,000
Deferred research and development costs        373,000         548,000
Software development costs                   1,297,000       1,513,000
Other                                          780,000         790,000
                                          ------------    ------------
                                            39,958,000      35,298,000
Deferred tax liabilities:
Intangibles                                   (815,000)       (933,000)
                                          ------------    ------------
                                            39,143,000      34,365,000
Valuation allowance                        (39,143,000)    (34,365,000)
                                          ------------    ------------
Deferred tax assets, net                  $         --    $         --
                                          ============    ============

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES

The Company has issued six series of Senior Notes each with an annual interest rate of 12% and are convertible into shares of the Company's Common Stock for which there were outstanding obligations during the years ended June 30, 2005 and 2004. These Senior Notes were scheduled to mature on December 31, 2004 ("2004 Senior Notes"), December 31, 2005 ("2005 Senior Notes"), December 31, 2006 ("2006 Senior Notes"), December 31, 2007 ("2007 Senior Notes"), December 31, 2008 ("2008 Senior Notes"), and December 31, 2009 ("2009 Senior Notes"). The Company has also issued two series of Senior Notes each with an annual interest rate of 10% and are convertible into shares of the Company's Common Stock for which there were outstanding obligations during the year ended June 30, 2005. These Senior Notes were scheduled to mature on June 30, 2007 ("2004-B Senior Notes") and December 31, 2010 ("2010 Senior Notes").

The 2004 Senior Notes were issued pursuant to a private placement offering authorized during the year ended June 30, 2002. The 2004 Senior Notes are convertible into shares of Common Stock at $.40 per share at any time through December 31, 2004. Certain shareholders of the Company who held warrants to purchase shares of Common Stock exercisable at $.50 per share were offered the opportunity to cancel those warrants and receive an equivalent number of new warrants exercisable at $.10 per share if they invested in the 2004 Senior Note offering. The fair value of the new warrants issued and the intrinsic value of the beneficial conversion feature associated with the 2004 Senior Notes created debt discount that was allocated to equity and is being amortized to interest expense through December 31, 2004. During January 2005, the Company repaid $131,152 of these Senior Notes and agreed with the holders of the remaining $320,000 of these notes to extend the maturity date to March 31, 2005. In exchange for extending the maturity date, the Company authorized a reduction of the conversion price to $0.10 resulting in the recording of $32,000 as debt discount related to the intrinsic value of this beneficial conversion feature, which was amortized through March 31, 2005. The maturity date was further extended to June 30, 2006 in April 2005, with no other terms being modified.

The 2005 Senior Notes were issued pursuant to a private placement offering authorized during the year ended June 30, 2002 that included the issuance of 20,000 shares of Common Stock for each $10,000 of face amount of notes issued. The 2005 Senior Notes are convertible into shares of Common Stock at $.20 per share at any time through December 31, 2005. The fair value of the Common Stock issued and the intrinsic value of beneficial conversion feature associated with the 2005 Senior Notes created debt discount that was allocated to equity and is being amortized to interest expense through December 31, 2005. During the years ended June 30, 2005, 2004 and 2003 and three months ended September 30, 2005, $21,000, $514,359, $489,608, and $147,143 (unaudited), respectively, of the 2005
Senior Notes were converted into 105,000, 2,571,797, 2,448,215 and 735,715
(unaudited) shares of Common Stock, respectively.

In March 2003, the Company granted to the holders of Senior Notes due December 31, 2003 ("2003 Senior Notes") and the 2004 Senior Notes the right to extend the maturity date of these Senior Notes to December 31, 2006 and December 31, 2007, respectively, in exchange for reducing the conversion rates from $1.25 to $0.20 per share for the 2003 Senior Notes and from $0.40 to $0.20 per share for the 2004 Senior Notes. This offer expired on December 31, 2003. During the years ended June 30, 2004 and 2003, Senior Note holders agreed to exchange an aggregate of $2,303,953 and $6,911,397, respectively, of 2003 Senior Notes and 2004 Senior Notes for new notes maturing in 2006 and 2007. The exchange of the 2003 Senior Notes and 2004 Senior Notes to the 2006 Senior Notes and 2007 Senior Notes was deemed a significant modification of the terms of the Senior Notes and, accordingly, the exchanged 2003 Senior Notes and 2004 Senior Notes have been extinguished. The unamortized debt discount and other issuance costs remaining on the 2003 Senior Notes and 2004 Senior Notes exchanged and extinguished were expensed ($318,915 and $1,521,654 for the years ended June 30, 2004 and 2003, respectively) and have been reported as a loss on debt modification in the Consolidated Statements of Operations. Included in the loss on debt modification for the year ended June 30, 2004 is $277,279 that occurred during the three months ended September 30, 2003. During fiscal year 2003 and 2004, the Company's share price was often greater than the conversion price at times when Senior Note holders exchanged their 2003 and 2004 Senior Notes for 2006 and 2007 Senior Notes. The intrinsic value of this beneficial conversion feature created debt discount that was allocated to equity and is being amortized to interest expense through December 31, 2006 and 2007, respectively. During the year ended June 30, 2004 and the three months ended September 30, 2005, $1,478,000 and $10,000 (unaudited), respectively, of the 2006 Senior Notes were converted into 7,390,000 and 50,000 (unaudited) shares of Common Stock, respectively. During the years ended June 30, 2005 and 2004, $34,381 and $848,619, respectively, of the 2007 Senior Notes were converted into 171,907 and 4,243,097 shares of Common Stock, respectively.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES (CONTINUED)

On November 3, 2004, the Company authorized the issuance of up to $2,500,000 of the 2004-B Senior Notes convertible into shares of Common Stock at $0.10 per share and maturing on June 30, 2007. Interest is payable quarterly at a rate of 10% per annum. Participation in the Senior Note offering was offered to the holders of certain warrants issued in conjunction with the payment of interest on Senior Notes (see "Additional Interest Warrants" in Note 13), holders of the warrants issued in conjunction with the 2004-A Private Placement Offering, and to an accredited investor and current warrant holder. Due to the limited number of authorized shares available for issuance, the terms of the offering provided that all of such warrant holder's warrants would be cancelled if they participated in the offering. Through the last day of the offering, the Company received $1,550,789 in gross proceeds from sales of the 2004-B Senior Notes and 5,637,083 shares underlying the warrants were cancelled. As the Company's share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $0.10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $518,645 as additional debt discount, which is being amortized to interest expense through the maturity date of these Senior Notes. During the years ended June 30, 2005, $460,827 of the 2004-B Senior Notes were converted into 4,608,266 shares of Common Stock.

On February 23, 2005, the Company authorized the issuance of up to $1,755,000 of Senior Notes, due April 30, 2005 to accredited investors (the "2005-B Senior Notes") with interest payable at a rate of 10% per annum. In connection with this offering, the Company paid a due diligence fee of $27,000 to an accredited investor. The Company received $1,755,000 in gross proceeds from the 2005-B Senior Note offering. On March 22, 2005, the Company authorized an offer whereby the holders of the 2005-B Senior Notes had the right through April 30, 2005 to exchange their 2005-B Senior Notes for 2010 Senior Notes convertible into shares of Common Stock at $.10 per share maturing on December 31, 2010. Interest on the 2010 Senior Notes is payable quarterly at 10% per annum. During March 2005, all of the 2005-B Senior Notes were exchanged for 2010 Senior Notes. As the Company's share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $0.10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $1,394,200 as additional debt discount, which is being amortized to interest expense through the maturity date of these Senior Notes. During the year ended June 30, 2005 and the three month period ended September 30, 2005, $415,000 and $40,000 (unaudited), respectively, of the 2010 Senior Notes were converted into 4,150,000 and 400,000 (unaudited) shares, respectively, of Common Stock.

On March 22, 2005, the Company authorized an offer to the holders of the Senior Notes whereby those holders may elect to extend the maturity date of their Senior Notes (the "Senior Note Extension Offer"). Holders of 2005 Senior Notes may extend their maturity to December 31, 2008 and holders of 2006 Senior Notes may elect to extend their maturity to December 31, 2009. Principal on these Senior Notes extended will not be prepaid prior to April 1, 2006. During the year ended June 30, 2005, these Senior Note holders agreed to exchange an aggregate of $1,920,651 and $1,520,000, respectively, of 2005 Senior Notes and 2006 Senior Notes for new notes maturing in 2008 and 2009. The exchange of the 2005 Senior Notes and 2006 Senior Notes to the 2008 Senior Notes and 2009 Senior Notes was not deemed a significant modification of the terms of the Senior Notes and, accordingly, the unamortized debt discount and other issuance costs remaining on the 2005 Senior Notes and 2006 Senior Notes exchanged will be amortized to interest expense through the maturity date of the new notes.

During the year ended June 30, 2003 and through December 31, 2003, the holders of the Senior Notes had the right to purchase shares of the Company's Common Stock at $0.20 per share using quarterly interest payments that were due in lieu of a cash payment of the interest. Additionally, for each share purchased, the note holder was entitled to receive a warrant to purchase one share of the Company's Common Stock at $0.20 per share exercisable at any time through June 30, 2004 (extended to August 30, 2004). For the years ended June 30, 2004, and 2003, 1,061,284 and 2,315,000 shares of Common Stock, respectively, were issued for payment of interest due of $212,238 and $448,647, respectively. The fair value of the warrants issued and the beneficial conversion feature related to the $0.20 per share rate used to convert the interest to shares of Common Stock totaled $266,258 and $411,603 for the years ended June 30, 2004 and 2003, respectively, and have been recorded as additional interest expense. There were no shares of Common Stock issued for payment of interest on the Senior Notes during the year ended June 30, 2005.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES (CONTINUED)

The Company executed a Securities Purchase Agreement, during the year ended June 30, 2002, with an investment company for the purchase of $325,000 (as amended) of a 9.75% Convertible Debenture (the Debenture) due August 2004. Interest on the Debenture was payable monthly in arrears and the Debenture was convertible, in whole or in part, at a price equal to the lesser of $1.00 or 72% (80% prior to June 18, 2002) of the lowest closing bid price of the Company's Common Stock during the 20 day period prior to the conversion. At the various times of conversion, the Company issued to the Debenture holder warrants to purchase an amount of Common Stock equal to ten times the number of shares issued upon the conversion of the Debenture. The warrants were exercisable at the same conversion price as the Debenture. Due to the significance of the beneficial conversion features associated with this instrument, the entire $325,000 of proceeds was allocated to the warrants and was allocated to equity. During the year ended June 30, 2003, the investment company converted $243,000 of the Debenture, resulting in the issuance of 2,467,225 shares of Common Stock. The investment company also exercised warrants resulting in the issuance of 17,465,469 and 7,206,893 shares of Common Stock and generating net cash proceeds of $1,591,296 and $630,000 during the years ended June 30, 2004 and 2003.

A summary of the activity for the Senior Notes for the years ended June 30, 2005 and 2004 follows:


                                                 Senior Notes Maturing December 31,
                                ------------------------------------------------------------
                                    2003            2004            2005            2006
                                (2003 Senior    (2004 Senior    (2005 Senior    (2006 Senior
                                    Notes)          Notes)          Notes)          Notes)
                                ------------    ------------    ------------    ------------
Face amount of Senior Notes
 Balance, June 30, 2003         $  1,486,000    $  1,279,105    $  3,526,150    $  3,215,500
 Repayment                           (10,000)             --              --              --
 2003 and 2004 Senior Notes
 exchanged for 2006 and 2007
 Senior Notes                     (1,476,000)       (827,953)             --       1,476,000
 Conversions to Common Stock              --              --        (514,359)     (1,478,000)
                                ------------    ------------    ------------    ------------
 Balance, June 30, 2004                   --         451,152       3,011,791       3,213,500

 Issued for cash                          --              --              --              --
 Repayment                                --        (131,152)        (12,735)             --
 2004 Senior Notes exchanged
  for June 30, 2006 Senior
  Notes                                   --        (320,000)             --              --
 2005 and 2006 Senior Notes
  exchanged for 2008 and 2009
  Senior Notes                            --              --      (1,920,651)     (1,520,000)
 2005-B Senior Notes issued
  for cash and subsequently
  exchanged for 2010 Senior
  Notes                                   --              --              --              --
 Conversions to Common Stock              --              --         (21,000)             --
                                ------------    ------------    ------------    ------------
 Balance, June 30, 2005         $         --    $         --    $  1,057,405    $  1,693,500

 Repayment                                --              --         (12,000)             --
 Conversions to Common Stock              --              --        (147,143)        (10,000)
                                ------------    ------------    ------------    ------------
 Balance, September 30, 2005
  (Unaudited)                   $         --    $         --    $    898,262    $  1,683,500
                                ============    ============    ============    ============



                                                Senior Notes Maturing December 31,
                                ----------------------------------------------------------
                                    2007            2008           2009           2010
                                (2007 Senior    (2008 Senior   (2009 Senior   (2010 Senior
                                    Notes)          Notes)         Notes)         Notes)
                                ------------    ------------   ------------   ------------
Face amount of Senior Notes
 Balance, June 30, 2003         $  3,040,063    $         --   $         --   $         --
 Repayment                                --              --             --             --
 2003 and 2004 Senior Notes
 exchanged for 2006 and 2007
 Senior Notes                        827,953              --             --             --
 Conversions to Common Stock        (848,619)             --             --             --
                                ------------    ------------   ------------   ------------
 Balance, June 30, 2004            3,019,397              --             --             --

 Issued for cash                          --              --             --             --
 Repayment                                --              --             --             --
 2004 Senior Notes exchanged
  for June 30, 2006 Senior
  Notes                                   --              --             --             --
 2005 and 2006 Senior Notes
  exchanged for 2008 and 2009
  Senior Notes                            --       1,920,651      1,520,000             --
 2005-B Senior Notes issued
  for cash and subsequently
  exchanged for 2010 Senior
  Notes                                   --              --             --      1,755,000
 Conversions to Common Stock         (34,381)             --             --       (415,000)
                                ------------    ------------   ------------   ------------
 Balance, June 30, 2005         $  2,985,016    $  1,920,651   $  1,520,000   $  1,340,000

 Repayment                                --              --             --             --
 Conversions to Common Stock              --              --             --        (40,000)
                                ------------    ------------   ------------   ------------
 Balance, September 30, 2005
  (Unaudited)                   $  2,985,016    $  1,920,651   $  1,520,000   $  1,300,000
                                ============    ============   ============   ============


                                   Senior Notes Maturing
                                         June 30,
                                --------------------------
                                    2006         2007
                                            (2004-B Senior
                                                Notes)
                                ----------  --------------

Face amount of Senior Notes
Balance, June 30, 2004          $       --  $           --

 Issued for cash                        --       1,550,790
 2004 Senior Notes exchanged
  for June 30, 2006 Senior
  Notes                            320,000              --
Conversions to Common Stock             --        (460,827)
                                ----------  --------------

 Balance, June 30, 2005 and
  September 30, 2005(Unaudited) $  320,000  $    1,089,962
                                ==========  ==============

                            USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES (CONTINUED)

                                                  Senior Notes Maturing December 31,
                                    ------------------------------------------------------------
                                        2003           2004             2005            2006
                                    (2003 Senior   (2004 Senior     (2005 Senior    (2006 Senior
                                        Notes)         Notes)           Notes)          Notes)
                                    ------------    ------------    ------------    ------------
Debt discount and other
  issuance costs
  Unamortized costs at
   June 30, 2002                    $   (750,295)   $ (2,928,567)   $   (323,988)   $         --
  Debt discount (created) reduced
   for (issuances) rescissions                (2)        169,365      (2,933,392)     (1,287,749)
  Amortization and write-off
   of unamortized costs upon
   conversions to Common Stock           448,934       1,004,748       1,104,157         183,580
  Loss on modification for
   exchanges Of 2003 and 2004
   Senior Notes for 2006 and 2007
   Senior Notes                          221,130       1,300,524              --              --
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
   June 30, 2003                         (80,233)       (453,930)     (2,153,223)     (1,104,169)
  Debt discount from issuances                --              --              --      (1,155,475)
  Amortization and write-off of
   unamortized costs upon
   conversions to Common Stock            32,803         133,180       1,052,231       1,329,255
  Loss on modification for
   exchanges of 2003 and 2004
   Senior Notes for 2006 and
   2007 Senior Notes                      47,430         271,485              --              --
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
   June 30, 2004                              --         (49,265)     (1,100,992)       (930,389)

  Debt discount from issuance                 --              --         358,659         308,052
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                      --          49,265         617,089         328,148
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
    June 30, 2005                   $         --    $         --    $   (125,244)   $   (294,189)
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                      --              --          71,818          50,478
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
    September 30, 2005              $         --    $         --    $    (53,426)   $   (243,711)
                                    ============    ============    ============    ============
Senior Notes reflected in the
Consolidated Balance Sheet:
  June 30, 2004
    Face amount                     $         --    $    451,152    $  3,011,791    $  3,213,500
    Unamortized costs                         --         (49,265)     (1,100,992)       (930,389)
                                    ------------    ------------    ------------    ------------
                                    $         --    $    401,887    $  1,910,799    $  2,283,111
                                    ============    ============    ============    ============
  June 30, 2005
    Face amount                     $         --    $         --    $  1,057,405    $  1,693,500
    Unamortized costs                         --              --        (125,244)       (294,189)
                                    ------------    ------------    ------------    ------------
                                    $         --    $         --    $    932,161    $  1,399,311
                                    ============    ============    ============    ============
  September 30, 2005 (Unaudited)
    Face amount                     $         --    $         --    $    898,262    $  1,683,500
    Unamortized costs                         --              --         (53,426)       (243,711)
                                    ------------    ------------    ------------    ------------
                                    $         --    $         --    $    844,836    $  1,439,789
                                    ============    ============    ============    ============

                                                   Senior Notes Maturing December 31,
                                    ------------------------------------------------------------
                                        2007            2008            2009            2010
                                    (2007 Senior    (2008 Senior    (2009 Senior    (2010 Senior
                                        Notes)          Notes)           Notes)         Notes)
                                    ------------    ------------    ------------    ------------
Debt discount and other
  issuance costs
  Unamortized costs at
   June 30, 2002                    $         --    $         --    $         --    $         --
  Debt discount (created) reduced
   for (issuances) rescissions          (621,459)             --              --              --
  Amortization and write-off
   of unamortized costs upon
   conversions to Common Stock            24,607              --              --              --
  Loss on modification for
   exchanges Of 2003 and 2004
   Senior Notes for 2006 and 2007
   Senior Notes                               --              --              --              --
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
   June 30, 2003                        (596,852)             --              --              --
  Debt discount from issuances          (825,532)             --              --              --
  Amortization and write-off of
   unamortized costs upon
   conversions to Common Stock           827,064              --              --              --
  Loss on modification for
   exchanges of 2003 and 2004
   Senior Notes for 2006 and
   2007 Senior Notes                          --              --              --              --
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
   June 30, 2004                        (595,320)             --              --              --

  Debt discount from issuance                 --        (358,659)       (308,052)     (1,394,200)
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                 174,933          23,911          16,213         376,778
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
    June 30, 2005                   $   (420,387)   $   (334,748)   $   (291,839)   $ (1,017,422)
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                  42,039          23,911          16,213          75,285
                                    ------------    ------------    ------------    ------------
  Unamortized costs at
    September 30, 2005              $   (378,348)   $   (310,837)   $   (275,626)   $   (942,137)
                                    ============    ============    ============    ============
Senior Notes reflected in the
Consolidated Balance Sheet:
  June 30, 2004
    Face amount                     $  3,019,397    $         --    $         --    $         --
    Unamortized costs                   (595,320)             --              --              --
                                    ------------    ------------    ------------    ------------
                                    $  2,424,077    $         --    $         --    $         --
                                    ============    ============    ============    ============
  June 30, 2005
    Face amount                     $  2,985,016    $  1,920,651    $  1,520,000    $  1,340,000
    Unamortized costs                   (420,387)       (334,748)       (291,839)     (1,017,422)
                                    ------------    ------------    ------------    ------------
                                    $  2,564,629    $  1,585,903    $  1,228,161    $    322,578
                                    ============    ============    ============    ============
  September 30, 2005 (Unaudited)
    Face amount                     $  2,985,016    $  1,920,651    $  1,520,000    $  1,300,000
    Unamortized costs                   (378,348)       (310,837)       (275,626)       (942,137)
                                    ------------    ------------    ------------    ------------
                                    $  2,606,668    $  1,609,814    $  1,244,374    $    357,863
                                    ============    ============    ============    ============

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES (CONTINUED)

                                         Senior Notes Maturing
                                               June 30,
                                     ----------------------------
                                        2006            2007
                                                   (2004-B Senior
                                                       Notes)
                                     -----------   --------------
Debt discount and other
  issuance costs
  Unamortized costs at
   June 30, 2004                     $        --   $           --
  Debt discount from issuance                 --         (518,645)
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                      --          225,415
                                     -----------   --------------
  Unamortized costs at
    June 30, 2005                    $        --   $     (293,230)
Amortization and write off
   of unamortized costs upon
   conversions to Common
   Stock                                      --           36,654
                                     -----------   --------------
  Unamortized costs at
    September 30, 2005 (Unaudited)   $        --   $     (256,576)
                                     ===========   ==============



Senior Notes reflected in the
Consolidated Balance Sheet:
  June 30, 2005
    Face amount                      $   320,000   $    1,089,962
    Unamortized costs                         --   $     (293,230)
                                     -----------   --------------
                                     $   320,000   $      796,732
                                     ===========   ==============
Senior Notes reflected in the
Consolidated Balance Sheet:
  September 30, 2005
    Face amount                      $   320,000   $    1,089,962
    Unamortized costs                         --   $     (256,576)
                                     -----------   --------------
                                     $   320,000   $      833,386
                                     ===========   ==============

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

10. SENIOR NOTES (CONTINUED)

Aggregate maturities of Senior Notes as of June 30, 2005 are as follows:

              2006                               $ 1,377,405
              2007                                 2,783,462
              2008                                 2,985,016
              2009                                 1,920,651
              2010                                 1,520,000
              2011                                 1,340,000
                                                  ----------
                                                 $11,926,534
              Less discount                        2,777,059
                                                  ----------
                                                 $ 9,149,475
                                                  ==========

Aggregate maturities of Senior Notes as of September 30, 2005 are as follows:

              2006                               $ 1,218,262
              2007                                 2,773,462
              2008                                 2,985,016
              2009                                 1,920,651
              2010                                 1,520,000
              2011                                 1,300,000
                                                  ----------
                                                 $11,717,391
              Less discount                        2,460,661
                                                  ----------
                                                 $ 9,256,730
                                                  ==========

11. PREFERRED STOCK

The authorized Preferred Stock may be issued from time to time in one or more series, each series with such rights, preferences or restrictions as determined by the Board of Directors. Each share of Series A Preferred Stock shall have the right to one vote and is convertible at any time into one share of Common Stock. Each share of Common Stock entitles the holder to one voting right. Series A Preferred Stock provides for an annual cumulative dividend of $1.50 per share payable to the shareholders of record in equal parts on February 1 and August 1 of each year.

Cumulative unpaid dividends at June 30, 2005 and 2004 and September 30, 2005, amounted to $7,461,293, $6,677,180, and $7,836,030 (unaudited), respectively.
Cumulative unpaid dividends are convertible into common shares at $10.00 per common share at the option of the shareholder. During the years ended June 30, 2004 and 2003 and the three months ended September 30, 2005, certain holders of the Preferred Stock converted 1,750, 4,790, and 1,100 (unaudited) shares, respectively, into 1,750, 4,790, and 1,100 (unaudited) shares of Common Stock, respectively. Certain of these shareholders also converted cumulative preferred dividends of $22,440, $56,050, and $17,320 (unaudited), respectively, into 2,244, 5,605, and 1,732 (unaudited) shares of Common Stock during the years ended June 30, 2004 and 2003 and the three months ended September 30, 2005, respectively. There were no conversions of preferred stock or cumulative preferred dividends during the year ended June 30, 2005. The Series A Preferred Stock may be called for redemption at the option of the Board of Directors at any time on and after January 1, 1998 for a price of $11.00 per share plus payment of all accrued and unpaid dividends. No such redemption has occurred as of June 30, 2004 or June 30, 2005. In the event of any liquidation, the holders of shares of Series A Preferred Stock issued shall be entitled to receive $10.00 for each outstanding share plus all cumulative unpaid dividends. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

12. COMMON STOCK

The Company's Board of Directors has authorized various Common Stock private placement offerings. Activity for these offerings during the years ended June 30, 2005, 2004 and 2003 is as follows:

o On March 22, 2005, the Company authorized the issuance of up to 23,333,334 shares of Common Stock at $.15 per share to accredited investors through April 15, 2005 (the "2005-D Private Placement Offering"). For shares purchased under the offering, the investors also received warrants to purchase an equal number of shares of Common Stock exercisable at $.15 per share at any time prior to December 31, 2005. The Company issued 23,333,333 shares of Common Stock and 23,333,333 Common Stock warrants under the 2005-D Private Placement Offering, for total gross proceeds of $3,500,000. Included in this amount are subscriptions receivable of $35,723 and $233,850 at June 30, 2005, of which $35,723 was received in
      July 2005. No warrants had been exercised as of September 30 and June 30, 2005. The Company incurred $73,103 of stock issuance costs in connection with the 2005-D Private Placement Offering.

o A Common Stock purchase agreement with an accredited investor was initially executed in June 2004 and then replaced in August 2004 with a new agreement (the "Common Stock Agreement"). Pursuant to the Common Stock Agreement, the investor agreed to purchase shares of the Company's Common Stock, provided that the aggregate purchase price did not exceed $7,500,000. Under the Common Stock Agreement, the Company had the right at any time to require the investor to purchase Common Stock from the Company at the lower of: (i) $0.30 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to the investor of notice of his obligation to purchase. The Company could require the investor to purchase shares under the Common Stock Agreement only if the shares had been registered by the Company for resale under the Act. Additionally, the shares were only available for purchase for a period of one year from the date the shares were registered under the Act. During any calendar month, the investor could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $700,000. The Company registered 35,000,000 shares that were effective August 13, 2004. The Company agreed to pay the investor a due diligence fee of $45,000 in connection with this transaction. During the year ended June 30, 2005, the Company issued 34,950,470 shares of Common Stock under the Common Stock Agreement for total gross proceeds of $3,560,620. In addition to the due diligence fee, the Company incurred $152,624 of other stock issuance costs in connection with the Common Stock Agreement during the year ended June 30, 2005.

On April 4, 2005, the Company and the same investor entered into a new Common Stock Purchase Agreement ("2005 Common Stock Agreement") that terminates August 11, 2007. Pursuant to the 2005 Common Stock Agreement, the investor agreed to purchase shares of the Company's Common Stock, provided that the aggregate purchase price does not exceed $10,000,000. Under the 2005 Common Stock Agreement, the Company has the right at any time to require the investor to purchase Common Stock from the Company at the lower of: (i) $0.30 per share; or
(ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to the investor of notice of his obligation to purchase. During any calendar month, the investor cannot be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company can require the investor to purchase shares under the Common Stock Agreement only if the shares have been registered by the Company for resale under the Act. Although the Company filed a registration statement related to this agreement that included 20,500,000 shares of Common Stock and was effective May 13, 2005, the Company has the right in the future, if necessary, to register additional shares in order to ensure that a sufficient number of shares are available for purchase by the investor. The Company issued 500,000 shares of Common Stock ($90,000) to the investor as a due diligence/commitment fee in connection with this agreement. In addition to the due diligence fee, the Company incurred $48,542 of other stock issuance costs in connection with the 2005 Common Stock Agreement during the year ended June 30, 2005. During the year ended June 30, 2005, the Company issued 3,000,000 shares of Common Stock under the 2005 Common Stock Agreement for total gross proceeds of $420,000. During the three months ended September 30, 2005, the Company issued 14,426,900 shares of Common Stock under the 2005 Common Stock Agreement for total gross proceeds of $1,807,990.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

12. COMMON STOCK (CONTINUED)

o The 2004-A Private Placement Offering was authorized during fiscal year 2004 for the issuance of common stock at $0.15 per share. During the year ended June 30, 2004, there were 28,290,833 shares issued generating net proceeds of $4,207,080. Included in this amount are subscriptions receivable of $300,000 at June 30, 2004, which were collected by the Company during July 2004. Participants in the offering were granted one warrant to purchase shares of Common Stock for every two shares of Common Stock purchased and were exercisable at $0.20 per share through December 31, 2004.

o The 2003-A Private Placement Offering was authorized during fiscal year 2003 for the issuance of common stock at $0.10 per share. During the years ended June 30, 2004 and 2003, there were 4,377,036 and 78,636,082 shares, respectively, issued generating net proceeds of $432,754 and $7,792,133, respectively. The Company also issued 695,000 and 1,854,390 shares under this offering during the years ended June 30, 2004 and 2003, respectively, for services rendered by consultants amounting to $185,000 and $397,889, respectively.

o During the year ended June 30, 2004, 20,010,000 shares of Common Stock were issued to accredited investors at $0.25 per share in four private placement offerings generating net proceeds of $5,002,500.

o During the year ended June 30, 2003, 10,571,429 shares of Common Stock were issued to accredited investors at per share prices ranging from $0.07 to $0.12 in five private placement offerings generating net proceeds of $957,925. These investors were also granted warrants in connection with these private placement offerings to purchase 18,892,858 shares of Common Stock at per share prices ranging from $0.07 to $0.15 and expiring from May 2003 to October 2007.

On March 17, 2005, the Company's shareholders approved an increase in the number of authorized shares of Common Stock from 475,000,000 to 560,000,000.

During the year ended June 30, 2005, warrants were exercised to purchase 10,994,244 shares of Common Stock at a share price of $0.10, generating net proceeds of $1,094,658. During the year ended June 30, 2004, warrants and stock options were exercised to purchase 32,179,321 shares of Common Stock at share prices ranging from $0.07 to $0.20, generating proceeds of $2,800,472. During the year ended June 30, 2003, warrants were exercised to purchase 17,686,489 shares of Common Stock at $0.10 per share, generating proceeds of $1,768,651.

In July 2003, the Company and the Company's Chief Executive Officer ("CEO") amended the terms of his Executive Employment Agreement (expiring June 2005). Under the terms of the previous Executive Employment Agreement, the CEO would have been granted seven percent (non-dilutive) of all the then issued and outstanding shares of the Company's Common Stock in the event a "USA Transaction" (as defined) occurs, which among other events includes a change in control of the Company. The amended terms of the Executive Employment Agreement, eliminates the seven percent (non-dilutive) right to receive Common Stock upon a "USA Transaction" and granted the CEO an aggregate of 14,000,000 shares of Common Stock (subject to adjustment for stock splits or combinations) in the event a "USA Transaction" occurs. In exchange for the amendment of these terms, the Company issued the CEO 10,500,000 shares of its Common Stock valued at $4,620,000 or $0.44 per share representing the quoted market price of the Company's Common Stock on the date the amendment was entered into and the shares were granted. In connection with this amendment, the CEO also entered into a lock-up agreement pursuant to which he cannot sell 2,500,000 of these shares for a one-year period and 8,000,000 of these shares for a two-year period. The CEO is not required to pay any additional consideration for these shares of Common Stock. At the time of a "USA Transaction", all of the 14,000,000 shares are automatically deemed to be issued and outstanding, and will be entitled to be treated as any other issued and outstanding shares of Common Stock. These shares are irrevocable and fully vested, have no expiration date, and are not affected by the termination of the CEO for any reason whatsoever.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

12. COMMON STOCK (CONTINUED)

In addition to the shares issued to the CEO, there were 800,580, 920,727, and 3,895,052 shares of Common Stock issued to certain employees and officers for services and for professional services during the years ended June 30, 2005, 2004, and 2003, respectively. The value of these shares was based upon the fair value of the Company's Common Stock on the dates the shares were granted and totaled $107,670, $237,040, and $847,742 for the years ended June 30, 2005,
2004, and 2003 respectively. The value of these warrants and options was based upon their fair value on dates they were granted and totaled $181,000.

During the year ended June 30, 2004, 500,000 shares of Common Stock were issued to an accredited investor as settlement resulting from a non-registration event as defined under the subscription agreement dated November 4, 2002.

As of June 30, 2005, the Company had reserved shares of Common Stock for future issuance for the following:

Exercise of Common Stock Options                              2,009,972
Exercise of Common Stock Warrants                            32,132,019
Conversions of Preferred Stock and cumulative
  Preferred Stock dividends                                   1,268,871
Conversions of Senior Notes                                  73,382,480
Issuance under 2005 Common Stock Agreement                   16,500,000
Issuance under 2004-B Stock Compensation Plan                   108,693
                                                            -----------
Total shares reserved for future issuance                   125,402,035
                                                            ===========

As of September 30, 2005 (unaudited), the Company had reserved shares of Common Stock for future issuance for the following:

Exercise of Common Stock Options                              2,009,972
Exercise of Common Stock Warrants                            32,132,019
Conversions of Preferred Stock and cumulative
  Preferred Stock dividends                                   1,305,245
Conversions of Senior Notes                                  72,136,765
Issuance under 2005 Common Stock Agreement                    2,573,100
Issuance under 2004-B Stock Compensation Plan                    58,693
                                                            -----------
Total shares reserved for future issuance                   110,215,794
                                                            ===========

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

13. COMMON STOCK WARRANTS AND OPTIONS

Common Stock Warrant activity for the years ended June 30, 2005, 2004 and 2003 and the three months ended September 30, 2005 was as follows:

                                                      WARRANTS
                                                    -----------
Outstanding at June 30, 2002                          6,839,820
    Issued                                           76,286,145
    Exercised                                       (18,894,241)
    Cancelled                                        (2,104,000)
                                                    -----------
Outstanding at June 30, 2003                         62,127,724
    Issued                                           18,873,932
    Exercised                                       (32,060,459)
    Cancelled                                       (15,484,006)
                                                    -----------
Outstanding at June 30, 2004                         33,457,191
    Issued                                           23,333,333
    Exercised                                       (10,994,244)
    Cancelled                                       (13,664,261)
                                                    -----------
Outstanding at June 30, 2005 and
  September 30, 2005 (unaudited)                     32,132,019
                                                    ===========

All Common Stock warrants outstanding as of September 30 and June 30, 2005 were exercisable. The following table shows exercise prices and expiration dates for warrants outstanding as of September 30 (unaudited) and June 30, 2005:

    WARRANTS           EXERCISE PRICE
  OUTSTANDING            PER SHARE               EXPIRATION DATE
-------------------------------------------------------------------
  23,333,333               $0.15                 December 31, 2005
      75,000               $1.25                 June 30, 2006
   7,142,858               $0.07                 October 26, 2007
   1,200,000               $0.91                 August 29, 2010
     377,927               $1.00                 April 24, 2011
       2,901               $1.03                 April 30, 2011
  ----------
  32,132,019
  ==========

In conjunction with the 2005-D Private Placement Offering (Note 12), the Company issued warrants to purchase 23,333,333 shares of Common Stock and are exercisable at $.15 per share at any time prior to December 31, 2005. Prior to June 30, 2004, the Company issued warrants to purchase approximately 3,700,000 shares of Common Stock to holders of the Senior Notes who elected to receive quarterly interest on their Notes in shares of Common Stock, in lieu of a cash payment of interest ("Original Interest Warrants"). These warrants were exercisable at $0.20 per share through August 30, 2004. In June 2004, the Company issued additional warrants to the Senior Note holders who elected to receive interest in shares of Common Stock ("Additional Interest Warrants"). One additional warrant was issued for each warrant previously issued with an exercise price of $0.20 per share through December 31, 2004.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

13. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

The Company reduced the exercise price of the Original Interest Warrants to $0.15 per share and extended their expiration through October 29, 2004. In addition, for each Original Interest Warrant exercised through October 4, 2004, the expiration date of one Additional Interest Warrant was extended to June 30, 2005 from December 31, 2004, and the exercise price was reduced to $0.15 per share through June 30, 2005. The Company also reduced the exercise price of the Additional Interest Warrants to $0.15 per share through November 30, 2004 and then retroactively to $0.10 per share through December 31, 2004. Investors who had previously exercised Original Interest Warrants and Additional Interest Warrants at $0.15 per share were refunded the equivalent of $0.05 per share in recognition of the reduction of the exercise price to $0.10 per share that occurred after the warrants were exercised. Such refunds amounted to $40,971. During the year ended June 30, 2005, Original Interest Warrants and Additional Interest Warrants were exercised to purchase 807,494 shares of Common Stock. Such exercises generated net proceeds of approximately $75,000, after considering the above-mentioned refund.

As of October 25, 2004, the Company reduced the exercise price of the Common Stock warrants issued as part of the 2004-A Private Placement Offering to $0.10 per share, from $0.20 per share, through November 30, 2004. On December 13, 2004, the exercise price of $0.10 per share was retroactively extended to December 31, 2004. During the year ended June 30, 2005, the Company received $765,833 upon the exercise of 7,658,334 of these warrants at an exercise price of $0.10 per share.

During the year ended June 30, 2003, the Company's Board of Directors granted warrants to purchase shares of Common Stock to the holders of all Senior Notes at the time of grant. The grant equaled 75% of the face amount of the Senior Notes and totaled 10,306,026 warrants exercisable at $0.10 per share through October 31, 2003. An additional warrant was granted for each of the initial warrants exercised on the same terms and as a result, an additional 7,943,384 warrants to purchase Common Stock were granted.

The Company's Board of Directors has granted options to employees and Board members to purchase shares of Common Stock at prices that were at or above fair market value on the dates the options were granted. The option term and vesting schedule were established by the contracts under which the options were granted.

In April 2004, the Company's Board of Directors established and authorized the 2004-A Stock Compensation Plan for use in compensating employees, directors and consultants through the issuance of shares of Common Stock of the Company. There were 500,000 shares authorized under the 2004-A Plan. As of June 30, 2005 and 2004, there were 500,000 and 500,000 shares, respectively, issued under the 2004-A Plan. On October 29, 2004, the Board of Directors approved the 2004-B Stock Compensation Plan to allow up to 500,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. As of September 30 and June 30, 2005, there were 441,307 and 391,307 (unaudited) shares, respectively, issued under the 2004-B Plan.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

13. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

Common Stock Option activity during the years ended June 30, 2005, 2004 and 2003 was as follows. No activity occurred during the three months ended September 30, 2005.

                                       OPTIONS       EXERCISE PRICE
                                     OUTSTANDING        PER SHARE
                                   --------------    --------------
Outstanding at June 30, 2002            5,290,485      $0.165-$5.00
     Cancelled or expired              (2,383,000)      $0.40-$5.00
                                   --------------    --------------
Outstanding at June 30, 2003            2,907,485      $0.165-$2.50
     Granted                              300,000             $0.30
     Exercised                           (223,862)           $0.165
     Cancelled or expired              (1,086,151)     $0.165-$2.50
                                   --------------    --------------
Outstanding at June 30, 2004            1,897,472      $0.165-$2.00
     Granted                              300,000             $0.20
     Cancelled or expired                (187,500)            $0.30
                                   --------------    --------------
Outstanding at June 30, 2005 and
  September 30, 2005 (unaudited)        2,009,972      $0.165-$2.00
                                   ==============    ==============

The following table shows exercise prices and the weighted average remaining contractual life for options outstanding as of June 30, 2005. All Common Stock Options outstanding as of June 30, 2005 were exercisable except for the options granted at an exercise price of $.20 per share, none of which were exercisable as of June 30, 2005.

  OPTIONS               EXERCISE PRICE         WEIGHTED AVERAGE REMAINING
OUTSTANDING                PER SHARE            CONTRACTUAL LIFE (YEARS)
-------------------------------------------------------------------------
  1,465,805                $0.165                          1.87
    300,000                $0.20                           2.95
    112,500                $0.30                           1.31
    125,000                $1.00                           0.85
      6,667                $2.00                           0.96
-----------
  2,009,972
===========

The following table shows exercise prices and the weighted average remaining contractual life for options outstanding as of September 30, 2005. All Common Stock Options outstanding as of September 30, 2005 were exercisable except for the options granted at an exercise price of $.20 per share, 37,500 of which were exercisable as of September 30, 2005.

  OPTIONS               EXERCISE PRICE         WEIGHTED AVERAGE REMAINING
OUTSTANDING                PER SHARE            CONTRACTUAL LIFE (YEARS)
-------------------------------------------------------------------------
  1,465,805                $0.165                          1.62
    300,000                $0.20                           2.70
    112,500                $0.30                           1.06
    125,000                $1.00                           0.60
      6,667                $2.00                           0.71
-----------
  2,009,972
===========

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

13. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

During the year ended June 30, 2005, stock options were granted to one individual to purchase 300,000 shares of Common Stock of the Company at $0.20 per share. The fair value of the stock options granted, $0.09, was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield                                    0%
Expected stock price volatility                  0.922
Risk-free interest rate                          4.0%
Expected life, in years                            2

During the year ended June 30, 2004, stock options were granted to one individual to purchase 300,000 shares of Common Stock of the Company at $0.30 per share. The fair value of the stock options granted, $0.16, was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield                                    0%
Expected stock price volatility                  0.971
Risk-free interest rate                          4.0%
Expected life, in years                            3

14. TERMINATION OF KODAK VENDING PLACEMENT AGREEMENT

The Company's wholly owned subsidiary, Stitch, entered into a vending placement agreement whereby Stitch agreed to purchase film and cameras directly from Eastman Kodak Company and vending machines from a supplier. Stitch placed the vending machines at numerous locations throughout the United States under agreements negotiated with the location owners and derived revenues amounting to $0, $358,484, $1,092,167, $0 (unaudited), and $0 (unaudited), for the years ended June 30, 2005, 2004 and 2003 and the three months ended September 30, 2005 and 2004, respectively.

During 2003, Stitch alleged that the supplier and another party to the vending agreement breached the vending agreement and the supplier and the other party to the vending agreement alleged that Stitch had breached the vending agreement. Effective December 31, 2003, the parties finalized a settlement of this matter which resulted in the termination of the vending agreement. Under the settlement agreement, the Company received a payment from Kodak of approximately $675,000. The agreement also provides for the Company to receive payments of $300 per vending machine from the supplier of the vending machines, as the machines are pulled from service at the supplier's sole cost and expense. Upon receipt of the $300 per machine, title to the vending machine transfers from Stitch to the supplier. Through December 30, 2004, the Company had received $65,100 for these machines. The agreement also provided that the supplier cancel a $124,000 obligation of Stitch for the purchase of vending machines.

This termination agreement resulted in a gain of $429,204 during the year ended June 30, 2004 and is reflected as Other income in the June 30, 2004 Consolidated Statement of Operations. This gain is comprised of the payment from Kodak of approximately $675,000 plus the cancellation of Stitch's obligation to the supplier of the vending machines of approximately $124,000 less a write-down of the carrying value of vending machines of approximately $367,000 and a net write-off of amounts due to and from Kodak of $3,000. The remaining vending machines are reported as assets held for sale in the June 30, 2004, as it was determined that the plan of sale criteria in FAS 144 was met in the termination agreement, at which time depreciation of these assets ceased. During the year ended June 30, 2005, the Company wrote off the remaining value of the vending machines that had not been sold during the year as a loss on contract settlement totaling $42,300.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

15. RETIREMENT PLAN

The Company's Savings and Retirement Plan (the "Plan") allows employees who have attained the age of 21 and have completed six months of service to make voluntary contributions up to a maximum of 15% of their annual compensation, as defined in the Plan. Through June 30, 2000, the Plan did not provide for any matching contribution by the Company, however, starting at the beginning of fiscal year 2001, the Company amended the Plan to include a Company matching contribution up to 10% of an employee's compensation. Effective January 1, 2003, the matching contribution changed to a dollar-for-dollar matching contribution on salary deferrals up to 3% of the employee's compensation then a fifty-cents on the dollar matching contribution on salary deferrals from 3% to 5%. The Company's contribution for the years ended June 30, 2005, 2004 and 2003 and the three months ended September 30, 2005 and 2004, was approximately $96,000, $78,000, $67,000, $34,000 (unaudited), and $29,000 (unaudited), respectively.

16. COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the first quarter of fiscal year 2005.

In connection with the acquisition of the energy conservation product line in July 2003 from Bayview Technology Group, LLC, the Company assumed leases for 6,384 square feet of space located in Denver, Colorado used for administrative functions, sales activities and product warehousing associated with our energy management products. The lease terms extended through June 30, 2005 and provided for escalating rent payments ending at $8,200 per month. The lease provided for additional rent for a prorated share of operating costs for the entire facility.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado to replace the above-mentioned lease used for administrative functions, sales activities and product warehousing associated with our energy management products. The lease terms extend through May 31, 2009 and provide for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Rent expense under operating leases was approximately $447,000, $450,000, and $292,000 during the years ended June 30, 2005, 2004 and 2003, respectively, and $117,000 (unaudited) and $115,000 (unaudited) for the three months ended September 30, 2005 and 2004, respectively. Future minimum lease payments subsequent to June 30, 2005 under capital and noncancellable operating leases are as follows:

                                                      CAPITAL        OPERATING
                                                       LEASES          LEASES
                                                     ---------------------------

2006                                                 $  1,060        $  432,000
2007                                                       --           438,000
2008                                                       --           447,000
2009                                                       --           452,000
2010                                                       --           220,000
                                                     --------        -----------
Total minimum lease payments                         $  1,060        $1,989,000
                                                     ========        ===========
Less amount representing interest                           3
                                                     ---------
Present value of net minimum lease payments             1,057
Less current obligations under capital leases           1,057
                                                     --------
Obligations under capital leases, less
 current portion                                     $      0
                                                     ========

As of June 30 and September 30, 2005, the Company had committed to purchase approximately $529,000 of inventory from a third party contract manufacturer through December 31, 2005.

The Company has entered into an employment agreement with Mr. Jensen that expires June 30, 2007 and is automatically renewed from year to year thereafter, unless canceled by Mr. Jensen or the Company. The agreement provides for an annual base salary of $250,000 effective January 1, 2004. Mr. Jensen is entitled to receive such bonus or bonuses, as may be awarded to him by the Board of Directors. In determining whether to pay such a bonus, the Board would use its subjective discretion. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter.

The agreement also grants to Mr. Jensen in the event a "USA Transaction" (as defined below) occurs after the date thereof an aggregate of 14,000,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). The Jensen Shares have not been reserved for issuance by the Company and are not reflected or included in the number of issued and outstanding shares of the Company on a fully diluted basis in this Form 10-K. Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen's employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there are not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transaction so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has entered into an employment agreement with Mr. Herbert that expires on June 30, 2007 and is automatically renewed from year to year thereafter, unless canceled by Mr. Herbert or the Company. The Agreement provides for an annual base salary of $230,000 per year effective January 1, 2004. Mr. Herbert is entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA.

Various legal actions and claims occurring in the normal course of business are pending or may be instituted or asserted in the future against the Company. The Company does not believe that the resolution of these matters will have a material effect on the financial position or results of operations of the Company.

In February 2005, a Complaint was filed against the Company by Swartz Private Equity, LLC ("Swartz") alleging that the Company breached various agreements entered into with Swartz in August and September 2000 in connection with the so-called equity line of credit provided by Swartz to the Company. The Complaint requests money damages of $4,350,381 representing the alleged value of the warrants currently held by or claimed to be due to Swartz, money damages of $196,953 representing a termination fee allegedly due in connection with the termination of the agreements, and unspecified money damages relating to the alleged breach of the rights of first refusal.

The Company's response to the Complaint denied any liability to Swartz and asserted various counterclaims against Swartz that seek money damages and other affirmative relief against Swartz. The Company's response, among other things, states that the entire transaction is void and unenforceable because Swartz had failed to register as a broker-dealer under applicable Federal and state securities laws as required in order for Swartz to be engaged in the business of providing equity line products. In September 2005, the Company served various discovery requests upon Swartz that has been partially responded to by Swartz as of the date hereof.

The Company intends to vigorously defend this action and to prosecute its counterclaims. In particular, the Company believes it has a substantial defense to the Complaint because Swartz was not registered as a broker-dealer, and intends to vigorously pursue this defense. At the present time, the Company is unable to estimate the possible range of damages that the Company might incur should this action be resolved against the Company.

                             USA TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

17. SUBSEQUENT EVENTS (UNAUDITED)

From October 1 through November 8, 2005, the Company issued an additional 2,572,998 shares of Common Stock to an investor under the 2005 Common Stock Agreement (Note 12) for total gross proceeds of $244,700.

During October 2005, the Company approved a temporary reduction in the exercise price of the 2005-D Common Stock Warrants from $0.15 to $0.10 per share through November 30, 2005. The Company received $368,000 and issued 3,680,000 shares of Common Stock as a result of the exercise of the 2005-D Common Stock Warrants at $.10 per share.

During October 2005, the Company approved a non-dilutive private placement offering of up to $2,333,333 of principal amount 10% Convertible Senior Notes due June 30, 2008 (the "2008-C Senior Notes") to the holders of the 2005-D Common Stock Warrants, which were received in connection with an offering that commenced on March 22, 2005 and ended on April 15, 2005 ("2005-D Private Placement Offering) in which accredited investors purchased Common Stock at $0.15 per share. The 2008-C Senior Note offering terminated on November 30, 2005. The holders of the 2005-D Common Stock Warrants had the right to purchase the principal amount of the 2008-C Senior Notes equal to the number of 2005-D Common Stock Warrants multiplied by $0.10. Upon the investment in the offering, the corresponding 2005-D Common Stock Warrants were cancelled, resulting in a non-dilutive offering. Interest on the 2008-C Senior Notes shall be paid on a quarterly basis in arrears at the rate of 10% per annum with the outstanding principal amount of the 2008-C Senior Notes together with all accrued and unpaid interest thereon to be paid in full no later than June 30, 2008. The 2008-C Senior Notes are convertible at any time into Common Stock at the rate of $0.10 per share. For each $10,000 investment in the 2008-C Senior Notes, the subscriber received a special purchase right to purchase up to 100,000 shares of Common Stock at $.20 per share at any time on or before December 31, 2008. The Company issued $544,944 of the 2008-C Senior Notes and issued special purchase rights to acquire up to 5,449,443 shares of Common Stock at $.20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $.20 at anytime prior to December 31, 2008.

During October 2005, the Company approved a non-dilutive private placement offering of up to $1,000,000 of Notes ("Bridge Notes") due January 6, 2006 with interest payable on the due date at a rate of 10% per annum. The offering terminated on November 30, 2005. The Company issued $770,000 of the Bridge Notes. As all of the aforementioned 2008-C Senior Notes were not subscribed on the due date of the Bridge Notes, the Bridge Notes were automatically exchanged for a like principal amount of new Convertible Senior Notes due December 31, 2010 ("2010-B Senior Notes"). Interest on the 2010-B Senior Notes is payable quarterly at 10% per annum and is convertible into Common Shares at $0.10 per share. In addition, for each $10,000 of 2010-B Senior Notes issued in exchange for the Bridge Notes, the Company also issued special purchase rights that enable the holder to purchase up to 100,000 shares of Common Stock at $0.20 per share through December 31, 2008. The Company issued $770,000 of the 2010-B Senior Notes and issued special purchase rights to acquire up to 7,700,000 shares of Common Stock at $.20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $.20 at anytime prior to December 31, 2008.

On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients ("Wellington"). Under this agreement, the Company sold to Wellington 40,000,000 shares of Common Stock for $.10 per share for an aggregate of $4,000,000.

On January 9, 2005, the Company entered into a Stock Purchase Agreement with Rationalwave Onshore Equity Fund, LP ("Rationalwave"). Under this agreement, the Company sold to Rationalwave 4,000,000 shares of Common Stock for $.10 per share for an aggregate of $400,000.